     As filed with the Securities and Exchange Commission on April 24, 2000

                                                     Registration No. 333 -

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                        National Commerce Bancorporation
             (Exact name of registrant as specified in its charter)

             Tennessee                            6711                           62-0784645
  (State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
  Incorporation or organization)      Classification Code Number)          Identification Number)
                                          One Commerce Square
                                        Memphis, Tennessee 38150
                                             (901) 523-3434

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                                         CHARLES A. NEALE, ESQ.
                                   Vice President and General Counsel
                                    National Commerce Bancorporation
                                          One Commerce Square
                                        Memphis, Tennessee 38150
                                             (901) 523-3371

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                with copies to:

        JOHN A. GOOD, ESQ.              EDWARD D. HERLIHY, ESQ.            ROBERT A. SINGER, ESQ.
      Bass, Berry & Sims PLC         Wachtell, Lipton, Rosen & Katz      Brooks, Pierce, McLendon,
   100 Peabody Place, Suite 950           51 West 52nd Street            Humphrey & Leonard, L.L.P.
     Memphis, Tennessee 38103           New York, New York 10019          2000 Renaissance Plaza,
     Telephone: (901) 543-5900         Telephone: (212) 403-1000           230 North Elm Street,
     Facsimile: (901) 543-5999         Facsimile: (212) 403-2000      Greensboro, North Carolina 27401
                                                                         Telephone: (336) 373-8850
                                                                         Facsimile: (336) 378-1001

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.
   If any securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 Title of Each Class of Securities                      Proposed Maximum      Proposed Maximum
                 to                   Amount to be  Offering Price per Share Aggregate Offering    Amount of
           be Registered             Registered (1)           (2)                  Price        Registration Fee
----------------------------------------------------------------------------------------------------------------
 Common Stock, $2.00 par value....     96,654,117            $17.16            $1,658,584,647       $437,887

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Based upon the maximum number of shares of common stock, $2.00 par value per share of National Commerce Bancorporation which will be issued in exchange for shares of common stock of CCB Financial Corporation pursuant to the merger described in the prospectus which is a part of this registration statement.
(2) Calculated in accordance with Rule 457(f)(1) under the Securities Act by dividing (A) the product of (i) the average of the high and low prices of CCB common stock as reported on the New York Stock Exchange on April 17, 2000 ($42.06) and (ii) 39,450,660, the number of shares of CCB common stock outstanding by (B) 96,654,117, representing the maximum number of shares of NCBC common stock to be issued in the merger.

                               ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[NCBC Logo appears here]                                 [CCB Logo appears here]
                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

   The Boards of Directors of National Commerce Bancorporation and CCB Financial Corporation have agreed on a merger of equals between NCBC and CCB. This proposed merger of equals will improve the range of business lines through which we will serve our customers. We bring together two highly complementary institutions to create a strategically, operationally and financially strong company that is positioned for further growth. We believe the combined company will be able to achieve stronger earnings growth and create substantially more shareholder value than could be achieved by the companies individually.

   Our combined company will provide a full line of consumer banking, commercial banking and trust and investment management services and products. We will operate in approximately 370 branch locations in Tennessee, North Carolina, South Carolina, Mississippi, Arkansas, Georgia, Virginia, and West Virginia. Based on our December 31, 1999 financial data, the combined company will have assets of approximately $15 billion and deposits of approximately $11.2 billion.

   CCB will merge with and into NCBC with NCBC as the surviving corporation. Each share of CCB common stock will be converted into 2.45 shares of NCBC common stock. Each share of NCBC common stock will remain outstanding as a share of common stock of the combined company.

   We cannot complete the merger unless we obtain the necessary governmental approvals and unless the shareholders of both companies approve the merger. Each company will hold a special meeting of its shareholders to vote on this merger. Your vote is very important. Whether or not you plan to attend your shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you do not return your card or otherwise vote, or if you do not instruct your broker how to vote any shares held for you in your broker's name, the effect will be a vote against the merger.

   The places, dates and times of the special meetings are as follows:

    For NCBC shareholders:                   For CCB shareholders:

   This document gives you detailed information about our proposed merger, and it includes our merger agreement as Appendix A. You can also get information about our companies from publicly available documents we have filed with the SEC. We encourage you to read this entire document carefully.

   The common stock of NCBC is qualified for quotation on the Nasdaq National Market under the symbol "NCBC." The common stock of CCB is listed on the New York Stock Exchange under the symbol "CCB."

   We enthusiastically support this combination of our two companies and join with the other members of our Boards of Directors in recommending that you vote in favor of the merger.

         Thomas M. Garrott                      Ernest C. Roessler
   Chairman, President and Chief           Chairman, President and Chief
         Executive Officer                       Executive Officer
  National Commerce Bancorporation           CCB Financial Corporation

 Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this document or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency.

              Joint Proxy Statement/Prospectus dated May   , 2000
           and first mailed to shareholders on or about May   , 2000

                            [NCBC Logo appears here]
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
              TO BE HELD ON          , JUNE   , 2000 AT 10:00 A.M.

To the Shareholders of National Commerce Bancorporation:

   We will hold a special meeting of shareholders of National Commerce
Bancorporation, a Tennessee corporation, on        , June   , 2000, at 10:00
a.m., local time, at                            , for the following purposes:

1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of March 17, 2000 by and between CCB Financial Corporation, a North Carolina corporation and NCBC as more fully described in the enclosed Joint Proxy Statement/Prospectus. Approval of the merger agreement will also constitute approval of an amendment to the NCBC charter, to become effective upon completion of the merger to increase the number of authorized shares of NCBC common stock from 175,000,000 to 400,000,000;

2. To amend NCBC's 1994 Stock Plan, which will be the stock plan of the combined company following the merger, to increase the limitation on the number of shares of NCBC common stock for which options may be granted to an employee in any given year from 60,000 to 200,000, and in the case of NCBC's Chairman and Chief Executive Officer from 100,000 to 400,000; and

3. To transact any other business as may properly be brought before the special meeting or any adjournment of the special meeting.

   We have fixed the close of business on May 1, 2000 as the record date for determining those shareholders entitled to vote at the special meeting and any adjournment of the special meeting. Accordingly, only shareholders of record on that date are entitled to notice of and to vote at the special meeting and any adjournment of the special meeting. If you wish to attend the special meeting and your shares are held in the name of a broker, trust, bank or other nominee, please bring a proxy or letter from the broker, trustee or nominee with you to confirm your beneficial ownership of the shares.

                                          By Order of the Board of Directors

                                          /s/ David T. Popwell
                                         ______________________________________
                                          David T. Popwell
                                          Secretary

May   , 2000

Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope. The enclosed envelope requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

The Board of Directors of NCBC unanimously recommends that you vote FOR approval of the merger agreement and the amendment to NCBC's charter and FOR approval of the amendment to the 1994 Stock Plan.

                            [CCB Logo appears here]
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
              TO BE HELD ON          , June   , 2000 at 11:00 A.M.

To the Shareholders of CCB Financial Corporation:

   We will hold a special meeting of shareholders of CCB Financial Corporation,
a North Carolina corporation, on          , June   , 2000 at 11:00 a.m., local
time, at                            , for the following purposes:

1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of March 17, 2000, by and between National Commerce Bancorporation, a Tennessee corporation, and CCB as more fully described in the enclosed Joint Proxy Statement/Prospectus.

2. To transact any other business as may properly be brought before the special meeting or any adjournment of the special meeting.

   We have fixed the close of business on May   , 2000 as the record date for
determining those shareholders entitled to vote at the special meeting and any adjournment of the special meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the special meeting and any adjournment of the special meeting. If you wish to attend the special meeting and your shares are held in the name of a broker, trust, bank or other nominee, please bring a proxy or letter from the broker, trustee or nominee with you to confirm your beneficial ownership of the shares.

                                          By Order of the Board of Directors

                                          /s/ Leo P. Pylypec
                                          -------------------------------------
                                          Leo P. Pylypec
                                          Secretary

May   , 2000

Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope. The enclosed envelope requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

The Board of Directors of CCB unanimously recommends that you vote FOR approval of the merger agreement.

To find any one of the principal sections identified below, simply bend the document slightly to expose the black tabs and open the document to the tab which corresponds to the title of the section you wish to read. For your convenience, we have included an index of frequently used terms in this document in an index of defined terms, which is printed on gold paper towards the back of this document.

                                                               Table of Contents

                                                                         Summary

                                                                Special Meetings

                                                                      The Merger

                                                         Business and Management

                                                      Regulation and Supervision

                                                              NCBC Capital Stock

                                              Comparison of Shareholders' Rights

                                                                   Other Matters

                                                           Financial Information

                                                                      Appendices

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY
 The Merger...............................................................   1
 Our Reasons for the Merger...............................................   1
 Exchange of Shares.......................................................   1
 Our Recommendations to Shareholders......................................   2
 Opinions of Financial Advisors...........................................   2
 Material Federal Income Tax Consequences.................................   2
 Accounting Treatment.....................................................   3
 Management and Operations after the Merger...............................   3
 The Companies............................................................   3
 The Shareholders' Meetings...............................................   4
 Record Date; Vote Required...............................................   4
 Conditions to Completion of the Merger...................................   5
 Regulatory Approvals.....................................................   6
 Termination of the Merger Agreement, Expansion...........................   6
 Waiver and Amendment.....................................................   6
 NCBC and CCB Stock Option Agreements.....................................   6
 Interests of Directors and Officers in the Merger that Differ from Your
  Interests...............................................................   7
 CCB Stock Options........................................................   7
 Material Differences in the Rights of Shareholders.......................   8
 Dissenters' Rights.......................................................   8
 Recent Legislation.......................................................   8
 Recent Developments......................................................   8
 Market Price Information.................................................   9
 Unaudited Comparative Per Share Data.....................................   9
 Unaudited Selected Pro Forma Financial Data of NCBC and CCB..............  10
 Selected Consolidated Financial Data.....................................  11
NCBC SPECIAL MEETING
 Matters to be Considered.................................................  15
 Proxies..................................................................  15
 Solicitation of Proxies..................................................  16
 Record Date and Voting Rights............................................  16
 Recommendation of NCBC Board.............................................  17
CCB SPECIAL MEETING
 Matters to be Considered.................................................  18
 Proxies..................................................................  18
 Solicitation of Proxies..................................................  18
 Record Date and Voting Rights............................................  19
 Recommendation of CCB Board..............................................  20
THE MERGER
 Background of the Merger.................................................  21
 Recommendation of NCBC Board and NCBC's Reasons for The Merger...........  24

                                                                            Page
                                                                            ----
 Recommendation of CCB Board and CCB's Reasons for the Merger..............  26
 Opinion of NCBC's Financial Advisor.......................................  29
 Opinion of CCB's Financial Advisor........................................  34
 The Merger................................................................  40
 Conversion of Stock; Treatment of Options.................................  41
 Exchange of Certificates; Fractional Shares...............................  42
 Effective Time............................................................  43
 Representations and Warranties............................................  44
 Conduct of Business Prior to Merger.......................................  45
 Other Agreements..........................................................  47
 Conditions to Completion of the Merger....................................  49
 Regulatory Approvals Required for the Merger..............................  50
 Material Federal Income Tax Consequences..................................  53
 Accounting Treatment......................................................  54
 Termination of the Merger Agreement.......................................  55
 Extension, Waiver and Amendment of the Merger Agreement...................  56
 Public Trading Markets....................................................  56
 Dividends.................................................................  56
 Interests of Certain Persons in the Merger................................  57
 NCBC and CCB Option Agreements............................................  62
 Restrictions on Resales by Affiliates.....................................  68
MANAGEMENT AND OPERATIONS AFTER THE MERGER.................................  70
PRICE RANGE OF COMMON STOCK AND DIVIDENDS..................................  71
INFORMATION ABOUT NCBC.....................................................  73
 Additional Information....................................................  73
INFORMATION ABOUT CCB......................................................  74
 Additional Information....................................................  74
REGULATION AND SUPERVISION.................................................  75
 Liability for Bank Subsidiaries...........................................  76
 Capital Requirements......................................................  77
 Dividend Restrictions.....................................................  79
 Deposit Insurance Assessments ............................................  79
 Depositor Preference Statute..............................................  80
 Brokered Deposits.........................................................  80
 Interstate Banking and Branching..........................................  80
 Control Acquisitions......................................................  81
 Financial Modernization Legislation.......................................  81
 Future Legislation........................................................  82
NCBC CAPITAL STOCK.........................................................  82
 NCBC Common Stock.........................................................  83
 NCBC Preferred Stock......................................................  84
COMPARISON OF SHAREHOLDERS' RIGHTS.........................................  85
 Authorized Capital Stock..................................................  85

                                                                            Page
                                                                            ----
 Size of Board of Directors................................................  85
 Cumulative Voting.........................................................  86
 Classes of Directors......................................................  86
 Qualifications of Directors...............................................  86
 Filling Vacancies on the Board............................................  87
 Removal of Directors......................................................  87
 Nomination of Directors for Election......................................  87
 Anti-Takeover Provisions--Business Combinations...........................  87
 Shareholder Rights Plan...................................................  93
 Shareholder Action Without a Meeting......................................  94
 Calling Special Meetings of Shareholders..................................  94
 Notice of Shareholder Meetings............................................  95
 Shareholder Vote Required for Merger......................................  95
 Dividends.................................................................  95
 Dissenters' Appraisal Rights..............................................  96
 Shareholders' Preemptive Rights...........................................  96
 Indemnification...........................................................  97
 Amendment to Articles of Incorporation or Charter.........................  98
 Amendment of Bylaws.......................................................  98
APPROVAL OF THE AMENDMENT TO NCBC 1994 STOCK PLAN..........................  99
 Proposed Amendment........................................................  99
 Description of the 1994 Stock Plan........................................  99
 Awards under the Plan..................................................... 100
 Terms and Conditions of Options........................................... 100
 Surrender of Options...................................................... 101
 Restricted Stock Awards................................................... 101
 Stock for Meeting Attendance.............................................. 101
 Non-transferability....................................................... 101
 Adjustment of Shares...................................................... 102
 Sale, Merger or Change in Control......................................... 102
 Term of the 1994 Stock Plan............................................... 102
 Amendment to the 1994 Stock Plan.......................................... 102
 Federal Income Tax Consequences Summary................................... 102
LEGAL MATTERS.............................................................. 104
EXPERTS.................................................................... 104
SHAREHOLDER PROPOSALS...................................................... 105
OTHER MATTERS.............................................................. 105
WHERE YOU CAN FIND MORE INFORMATION........................................ 105
INCORPORATION OF DOCUMENTS FILED WITH THE SEC.............................. 106
FORWARD-LOOKING STATEMENTS................................................. 108
GLOSSARY................................................................... 109
UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION........................ 110
Appendix A Agreement and Plan of Merger.................................... A-1
Appendix B NCBC Stock Option Agreement..................................... B-1

Appendix C CCB Stock Option Agreement..................................... C-1
Appendix D Opinion of Credit Suisse First Boston to the NCBC Board of
             Directors.................................................... D-1
Appendix E Opinion of J.P. Morgan Securities, Inc. to the CCB Board of
 Directors................................................................ E-1

                      REFERENCES TO ADDITIONAL INFORMATION

   This document incorporates important business and financial information about NCBC and CCB from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain information related to NCBC and CCB that is incorporated by reference in this document by requesting it in writing or by telephone at the following address and telephone number:

           Kathryn L. Shelton                    W. Harold Parker, Jr.
          Assistant Treasurer             Senior Vice President and Controller
    National Commerce Bancorporation           CCB Financial Corporation
          One Commerce Square                        P. O. Box 931
Memphis, Tennessee 38150 (901) 523-3242       Durham, North Carolina 27702
                                                     (919) 683-7631

   If you would like to request documents, please do so by May   , 2000 in
order to receive them before the special meetings.

   See "Where You Can Find More Information" on page 105.

    QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETINGS

Q:  What should I do?

A: After you have carefully read this document, mail your signed proxy card in the enclosed envelope. The instructions on the accompanying proxy card will give you more information on how to vote by mail. This will enable your shares to be represented at the NCBC special meeting or the CCB special meeting, as applicable.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the directions your broker provides. Your failure to instruct your broker to vote your shares will result in your shares not being voted. If you fail to return a proxy card or abstain from voting, the effect will be a vote against the merger.

Q: Can I change my vote after I have submitted my proxy with voting instructions?

A: Yes. There are three ways you can change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a later dated proxy with new voting instructions. The latest vote actually received by CCB or NCBC prior to the shareholders' meetings will be your vote. Any earlier votes will be revoked. Third, you may attend the NCBC special meeting or the CCB special meeting, as applicable, and vote in person. Any earlier votes will be revoked. Simply attending the meeting without voting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions you will receive from your broker to change or revoke your proxy.

Q:  Should I send in my stock certificates?

A:  No. You should not send in your stock certificates at this time.

  NCBC shareholders will not exchange their certificates in the merger. The certificates currently representing the shares of NCBC common stock will represent an equal number of shares of NCBC common stock after the merger.

  CCB shareholders will exchange their CCB common stock certificates for NCBC common stock certificates after we complete the merger. Instructions for exchanging CCB common stock certificates will be sent to you promptly after the merger is completed.

Q:  Whom should shareholders call with questions?

A: NCBC shareholders should call Jekka Ashman, Director of the NCBC Investors Relations Department, at (901) 523-3525 with any questions about the merger and the related transactions.

  CCB shareholders should call Sheldon M. Fox, Chief Financial Officer for CCB, at (919) 683-7645.

                                    SUMMARY

   This brief summary highlights selected information from this document. It does not contain all of the information that is important to you. We urge you to carefully read the entire document and the other documents to which this document refers to fully understand the merger. Please refer to "Where You Can Find More Information" located on page 105. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger (page 21)

We have attached the merger agreement to this document as Appendix A. Please read the merger agreement. It is the legal document that governs the merger.

We propose a merger of equals between NCBC and CCB. CCB will merge into NCBC. NCBC will be the surviving corporation. The combined company will retain the charter and bylaws of NCBC, except that the number of shares of common stock authorized for issuance in NCBC's charter will be increased from 175,000,000 to 400,000,000. We expect the merger to be completed in the third quarter of 2000. The combined company will:

 .  continue to be incorporated in Tennessee;

 .  have its corporate offices in Memphis, Tennessee;

 .  have its operations offices in Durham, North Carolina;

 .  operate under the CCB trade names in North and South Carolina; and

 .  operate under the NCBC trade names in all areas outside North and South
   Carolina.

Our Reasons for the Merger

   We are proposing to merge our two companies because we believe that:

  . we will be better positioned to grow and compete successfully in a consolidating financial services industry;

  . we should be able to achieve better financial performance than what our two companies could achieve separately;

  . we should be able to combine our two operations successfully and manage them in a disciplined manner after the merger with a deeper senior management team than either company has on its own; and

  . the combination will substantially enhance our presence in our primary markets and in our core businesses, including those that generate regular fee income.

  See "Recommendation of the NCBC Board and NCBC's Reasons for the Merger" beginning on page 24 and "Recommendation of the CCB Board and CCB's Reasons for the Merger" beginning on page 26.

Exchange of Shares (page 41)

   CCB shareholders. Each share of CCB common stock will automatically be converted into 2.45 shares of common stock of NCBC. The total number of shares of NCBC common stock you will be entitled to receive will therefore be a whole number of shares equal to the number of shares of CCB common stock you own multiplied by 2.45. You will not receive any fractional shares, but will receive cash instead of fractional shares.

  You will have to surrender your CCB common stock certificates to receive new certificates representing NCBC common stock. After we have completed the merger, you will receive further instructions about how to exchange your stock certificates.

   NCBC shareholders. Each of your shares of NCBC common stock will remain issued and outstanding as one share of common stock of the combined company. You do not need to surrender or exchange your stock certificates.

Our Recommendations to Shareholders (pages 17 and 20)

   NCBC shareholders. The NCBC Board of Directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote FOR the proposal to approve the merger agreement and the related amendment to NCBC's charter to increase its authorized shares of common stock. The NCBC Board also recommends that you vote FOR approval of the amendment to NCBC's 1994 Stock Plan increasing the limit on the number of options that may be granted to individual employees of NCBC in a particular year.

   CCB shareholders. The CCB Board of Directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote FOR the proposal to approve the merger agreement.

Opinions of Financial Advisors (pages 29 and 34)

   NCBC shareholders. Credit Suisse First Boston Corporation has delivered a written opinion to the NCBC Board of Directors that the exchange ratio is fair to NCBC from a financial point of view. This opinion is attached to this document as Appendix D. You should read it completely to understand the assumptions made, matters considered and limitations of the review undertaken by Credit Suisse First Boston in providing its opinion.

   CCB shareholders. J.P. Morgan Securities, Inc. has delivered a written opinion to the CCB Board of Directors that the exchange ratio is fair to the holders of CCB common stock from a financial point of view. This opinion is attached to this document as Appendix E. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by J.P. Morgan in providing its opinion.

Material Federal Income Tax Consequences (page 53)

   CCB shareholders. We expect that, for U.S. federal income tax purposes, the exchange of your shares of CCB common stock for shares of NCBC common stock in the merger generally will not cause you to recognize any gain or loss. You will, however, have to recognize income or gain in connection with any cash received instead of fractional shares.

   This tax treatment may not apply to every CCB shareholder. Determining the actual tax consequences of the merger to you can be complicated, depending on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences to you.

   NCBC shareholders. The merger will not cause you to recognize any gain or loss for U.S. federal income tax purposes.

Accounting Treatment (page 54)

   We expect the merger to qualify for pooling-of-interests accounting treatment. This means that for accounting and financial reporting purposes we will treat our companies as if they had always been one.

Management and Operations after the Merger (page 70)

   The present management teams of our companies will share the responsibility of managing the combined company. The Board of Directors of the combined company will be comprised of 20 directors. Ten directors will come from the current NCBC Board of Directors and 10 directors will come from the current CCB Board of Directors. For a period of two years after the merger:

  . if a current NCBC director ceases to serve on the Board of Directors, his successor will be nominated by the continuing NCBC directors; and

  . if a current CCB director ceases to serve on the Board of Directors, his successor will be nominated by the continuing CCB directors.

   Thomas M. Garrott, currently NCBC's Chairman, Chief Executive Officer and President, will serve as Chairman of the Board of Directors of the combined company and Chairman of the Board's Executive Committee. Ernest C. Roessler, currently CCB's Chairman, President and Chief Executive Officer, will serve as President and Chief Executive Officer of the combined company.

The Companies (pages 73 and 74)

  National Commerce Bancorporation
  One Commerce Square
  Memphis, Tennessee 38150
  Telephone: (901) 523-3242

   NCBC is a Tennessee corporation and a bank holding company that provides diverse financial services through a regional network of banking affiliates and a national network of non-banking affiliates. NCBC operates 166 bank locations in Tennessee, North Carolina, Georgia, Virginia, West Virginia, Mississippi and Arkansas. NCBC has three principal lines of business: retail banking, commercial banking and financial services. Financial services include transaction processing, in-store licensing and consulting, capital markets, trust and asset management and treasury services.

   As of December 31, 1999, NCBC had total consolidated assets of approximately $6.8 billion, total consolidated deposits of approximately $4.5 billion, and consolidated shareholders' equity of approximately $557 million. NCBC had consolidated net income of approximately $107 million, or $0.99 per diluted share, for the year ended December 31, 1999.

   CCB Financial Corporation
   111 Corcoran Street, P. O. Box 931
   Durham, North Carolina 27702
   Telephone: (919) 683-7777

   CCB is a North Carolina corporation and bank holding company headquartered in Durham, North Carolina. Its principal banking subsidiary, Central Carolina Bank and Trust Company, operates 168 branches and has 179 ATMs in North Carolina. CCB Bank's branches and ATMs are located predominantly along I-85 and I-40 corridors from Raleigh to Charlotte. Through American Federal Bank, FSB, a federal savings bank subsidiary headquartered in Greenville, South Carolina, CCB operates 39 branches and 49 ATMs in the northwestern and central regions of South Carolina. We expect that American Federal will be merged into CCB Bank late in the second quarter of this year. CCB offers a full line of financial products including banking, investment, insurance and trust services.

   As of December 31, 1999, CCB had total consolidated assets of approximately $8.2 billion, total consolidated deposits of approximately $6.7 billion, and consolidated shareholders' equity of approximately $720 million. CCB had consolidated net income of approximately $151 million, or $3.74 per diluted share, for the year ended December 31, 1999. CCB's 1999 net income included a non-recurring gain from the sale of credit card receivables which totaled $19.9 million after tax, or $.49 per diluted share.

The Shareholders' Meetings
(pages 15 and 18)

   NCBC shareholders. The NCBC special meeting will be held on       , June
at 10:00 a.m., local time, at          . At the NCBC special meeting, you will
be asked:

  . to approve the merger agreement providing for the merger of CCB into NCBC and the amendment related to NCBC's charter to increase the authorized shares of NCBC common stock from 175,000,000 to 400,000,000;

  . to approve an amendment to NCBC's 1994 Stock Plan to increase the limitations on the number of options that may be granted to an individual employee of NCBC in any particular year; and

  . to act on other matters that may properly be submitted to a vote at the NCBC special meeting.

   CCB shareholders. The CCB special meeting will be held on       ,    at
11:00 a.m., local time, at             . At the CCB special meeting, you will
be asked:

  .  to approve the merger agreement; and

  . to act on other matters that may properly be submitted to a vote at the CCB special meeting.

Record Date; Vote Required (pages 16 and 19)

   NCBC shareholders. You may vote at the NCBC special meeting if you owned NCBC common stock at the close of business on May 1, 2000. On that date, there
were     shares of NCBC common stock outstanding. You may cast one vote for each share of NCBC common stock that you owned on that date. In order to approve the merger agreement and the related charter amendment, the holders of a majority of the outstanding shares of NCBC common stock must vote in favor of doing so. In order to approve the amendment to NCBC's 1994 Stock Plan, the holders of a majority of the shares of NCBC common stock voting at the NCBC special meeting must vote in favor of the amendment.

   NCBC directors and executive officers hold approximately    % of the
outstanding shares of NCBC common stock
entitled to vote at the NCBC special meeting, and CCB directors and executive officers hold less than one percent of the outstanding shares of NCBC common stock entitled to vote at the NCBC special meeting. We expect the NCBC and CCB directors and executive officers to vote their NCBC shares for approval of the merger.

   CCB shareholders. You may vote at the CCB special meeting if you owned CCB common stock at the close of business on May , 2000. On that date, there
were    shares of CCB common stock outstanding. You may cast one vote for each share of CCB common stock you owned on that date. In order to approve the merger agreement, the holders of a majority of CCB's outstanding shares must vote in favor of doing so.

   CCB directors and executive officers hold approximately % of the outstanding shares of CCB common stock entitled to vote at the CCB special meeting, and NCBC directors and executive officers hold less than one percent of the outstanding shares of CCB common stock entitled to vote at the CCB special meeting. We expect the CCB and NCBC directors and executive officers to vote their CCB shares for approval of the merger.

Conditions to Completion of the Merger (page 49)

   Our obligations to complete the merger are conditioned on the following events occurring:

  .  approval of the merger agreement by NCBC and CCB shareholders;

  . approval by the Nasdaq National Market of NCBC's application to qualify for quotation the shares of NCBC common stock to be issued in the merger;

  . approval of the merger by the applicable federal and state regulatory authorities;

  . effectiveness of the registration statement of which this document is a part;

  . the absence of any order, injunction, decree, law or regulation that would prohibit the merger or make it illegal;

  . receipt by each of us of legal opinions that, for United States federal income tax purposes, NCBC, CCB and CCB shareholders will not recognize any gain or loss as a result of the merger, except in connection with the payment of cash instead of fractional shares. These opinions will be subject to various limitations. We recommend that you read the more detailed description of the merger's tax consequences beginning on page 53; and

  . receipt by each of us of a letter from our independent accountants to the effect that the merger will qualify for pooling-of-interests accounting treatment.

   Where the law permits, either of us could choose to waive the satisfaction of a condition to our obligation to complete the merger. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, and we cannot assure you that the merger will be completed.

Regulatory Approvals (page 50)

   We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System and the North Carolina Commissioner of Banks. Once the Federal Reserve Board approves the merger, we must wait from 15 to 30 days before we can complete it. During that time, the U.S. Department of Justice may choose to challenge the merger.

   The merger is also subject to the approval of, or notice to, various state and other regulatory authorities. We have filed, or soon will file, all of the required applications and notices with the Federal Reserve Board and these other regulatory authorities.

   As of the date of this document, we have not yet received all required approvals. While we do not know of any reason why we would not be able to obtain these required approvals in a timely manner, we cannot be certain when or if we will get them.

Termination of the Merger Agreement; Expenses (page 55)

   We may mutually agree at any time to terminate the merger agreement without completing the merger, even if our shareholders have approved it. Also, either of us may decide, without the consent of the other, to terminate the merger agreement in a number of other situations, including:

  . the final denial of a required regulatory approval or the issuance by any governmental entity of an injunction prohibiting completion of the merger;

  . an uncorrected breach of the merger agreement by the other party, so long as the party seeking to terminate the merger agreement has not itself breached the agreement; and

  .  the failure to complete the merger by March 17, 2001.

   Whether or not the merger is completed, we will each pay our own fees and expenses, except that we will evenly divide the costs and expenses that we have incurred in printing and mailing this document. We will also evenly divide the fees that we will have to pay to the SEC in connection with the merger.

Waiver and Amendment (page 56)

   We may jointly amend the merger agreement, and each of us may waive our right to require the other party to adhere to the terms and conditions of the merger agreement. However, we may not do so after our shareholders approve the merger agreement if the amendment or waiver would reduce or change the consideration that will be received by CCB shareholders, unless those shareholders approve the amendment or waiver.

NCBC and CCB Stock Option Agreements (page 62 and Appendices B and C)

   Each of us, as an inducement to the other to enter into the merger agreement, granted the other an option to purchase shares of our common stock under the circumstances described in the stock option agreements. We granted the options to each other in order to increase the likelihood that we would complete the merger. The options could discourage other companies from proposing a competing combination with either of us before we complete the merger. The most shares of CCB common stock that NCBC can purchase if it exercises its option is 19.9% of the outstanding shares of CCB common stock before counting the shares issued pursuant to the option agreement. The most shares of NCBC common stock that CCB can purchase if it exercises its option is 19.9% of the outstanding shares of NCBC's common stock before counting the shares issued pursuant to the option agreement. The exercise price under the option granted by NCBC is $20.3125 per share and the exercise price under the option granted by CCB is $39.75 per share, the closing prices of our shares on March 16, 2000, the last trading day before the date we signed the merger agreement. In some circumstances, the company holding the option, or the company holding shares purchased under the option, may require the company that granted the option to repurchase the option and/or those shares at a price based on a formula described in the applicable option agreement. Either of us could instead choose to give up our option to the granting company and receive a cash payment of $45 million.

   Neither of us can exercise our option unless a series of particular events described in the option agreements occur. These events generally are agreements to engage in business combinations or acquisition transactions with third parties and related events, other than the merger we are proposing in this document, such as a merger or the sale of a substantial amount of assets or stock. We do not know of any event that has occurred as of the date of this document that would allow either of us to exercise our option.

Interests of Directors and Officers in the Merger that Differ from Your
 Interests (page 57)

   Some of our directors and officers have interests in the merger that may differ from, or are in addition to, their interests as shareholders in our companies. These interests exist because of employment agreements between these people and NCBC or CCB and because of awards granted under our respective stock-based compensation plans. The NCBC employment agreements provide the officers of NCBC with benefits or payments after a change in control of NCBC. The CCB employment agreements provide the officers of CCB with payments after a change in control of CCB if the officers' employment terminates under certain specified circumstances. In addition, in order to provide for the continued employment of these officers, NCBC has entered into new employment agreements which will be effective upon completion of the merger.

   Additional interests of some of our directors and executive officers are described under "The Merger--Interests of Certain Persons in the Merger" and "Management and Operations After the Merger."

   The members of our Boards of Directors knew about these additional interests and considered them when they approved the merger agreement and the merger.

CCB Stock Options (page 41)

   In the merger, each option to buy CCB common stock granted under CCB's stock option plans that is outstanding and not yet exercised immediately before the merger will be converted into an option to buy NCBC common stock. The number of shares of NCBC common stock subject to each new option, as well as exercise price of that option, will be adjusted to reflect the exchange ratio.

Material Differences in the Rights of Shareholders (page 85)

   The rights of NCBC shareholders are governed by Tennessee law and by NCBC's charter and bylaws. The rights of CCB shareholders are governed by North Carolina law and by CCB's articles of incorporation and bylaws. Upon completion of the merger, CCB shareholders will become shareholders of NCBC, and those shareholders' rights will be governed by Tennessee law, NCBC's charter and NCBC's bylaws. The combined company's charter and bylaws will be identical to NCBC's current charter and bylaws, except that we will increase the number of shares the combined company may issue.

Dissenters' Rights

   Under applicable law, neither NCBC's nor CCB's shareholders have dissenters' rights in connection with the merger.

Recent Legislation (page 81)

   On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act that, effective March 11, 2000, permits bank holding companies to elect to become "financial holding companies" and to affiliate with securities firms and insurance companies, as well as engage in other activities that are financial in nature. The Gramm-Leach-Bliley Act defines "financial in nature" to include:

  .  securities underwriting, dealing and market making;

  .  sponsoring mutual funds and investment companies;

  .  insurance underwriting and agency operations;

  .  merchant banking activities; and

  . activities that the Federal Reserve Board has determined to be closely related to banking.

   As of the date of this document, neither NCBC nor CCB has elected to become a financial holding company. Under the Gramm-Leach-Bliley Act, securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. The Act will significantly change the competitive environments in which NCBC and CCB and their affiliates operate.

Recent Developments

   On April 13, 2000, NCBC announced the following results of operations for the three months ended March 31, 2000:

Net income........................................................ $29.1 million
Earnings per share (basic)........................................ $0.27
Earnings per share (diluted)...................................... $0.27

   On April 13, 2000, CCB announced the following results of operations for the three months ended March 31, 2000:

Net income....................................................... $ 33.2 million
Earnings per share (basic)....................................... $ 0.84
Earnings per share (diluted)..................................... $ 0.84

Market Price Information

   Shares of NCBC common stock are quoted on the Nasdaq National Market under the symbol "NCBC." Shares of CCB common stock are listed on the New York Stock Exchange under the symbol "CCB." The market value of the aggregate consideration that CCB shareholders will receive in the merger is approximately $1.95 billion based on NCBC's closing stock price on March 17, 2000, the date preceding public announcement of the transaction. The closing prices of NCBC
and CCB common stock on March 17, 2000 and May   , 2000, and the implied value
to be received in the merger by CCB shareholders for each share of CCB common stock on those dates, were as follows:

                                                            Value of Merger
                                                        Consideration per share
                     NCBC Common Stock CCB Common Stock   of CCB Common Stock
                     ----------------- ---------------- -----------------------
March 17, 2000......     $19.6875           $38.25              $48.23
May    , 2000.......

   Of course, the market price of NCBC common stock will fluctuate prior to the merger, while the exchange ratio is fixed. Accordingly, the value of the consideration per share to be received by CCB shareholders will vary. You should obtain current stock price quotations for NCBC common stock and CCB common stock.

Unaudited Comparative Per Common Share Data

   The following table shows summary historical financial data for each of our companies and also shows similar information reflecting the merger of our companies, which we refer to as "pro forma" information. In presenting the comparative pro forma information for the time periods shown, we assumed that the merger had been completed immediately prior to the start of those periods.

   The pro forma information assumes that we will treat our companies as if they had always been combined for accounting and financial reporting purposes-- a method known as pooling-of-interests accounting. We computed the information listed as "pro forma equivalent" by multiplying the pro forma amounts by the exchange ratio of 2.45. We present this information to reflect the fact that CCB shareholders will receive more than one share of common stock of the combined company for each share of CCB common stock they own before the merger. We expect that we will incur merger and integration charges as a result of combining our companies. The unaudited pro forma earnings and dividend per share data do not reflect any anticipated merger or integration expenses but the unaudited pro forma book value per share data include the effect of estimated non-recurring merger-related and restructuring charges of approximately $110 million before income taxes, which is approximately $89.1 million after the effect of income taxes.

   We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. NCBC currently intends to increase its quarterly cash dividend to $0.13 per share after completing the merger, subject to a determination by the NCBC Board of Directors in its discretion to do so. This intended increase is reflected in the pro forma dividend information in the table. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the anticipated expense reduction benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined.

   The information in the following table is based on, and you should read it together with, the historical financial information that we have presented in our prior filings with the SEC. We are incorporating this material into this document by reference. See "Where You Can Find More Information" on page 105 for a description of where you can find our prior filings.

                  Unaudited Comparative Per Common Share Data
                                of NCBC And CCB

                                                                Years Ended
                                                                December 31,
                                                             ------------------
                                                              1999  1998  1997
                                                             ------ ----- -----
NCBC
Basic earnings per common share:
 Historical................................................. $ 1.00 $0.85 $0.72
 Pro forma combined for the merger..........................   1.26  1.03  0.83
Diluted earnings per common share:
 Historical................................................. $ 0.99 $0.83 $0.69
 Pro forma combined for the merger..........................   1.24  1.01  0.81
Dividends declared on common stock:
 Historical................................................. $0.375 $0.32 $0.23
 Pro forma combined for the merger..........................   0.41  0.35  0.29
Book value per common share:
 Historical................................................. $ 5.15
 Pro forma combined for the merger..........................   5.79

CCB
Basic earnings per common share:
 Historical................................................. $ 3.77 $2.96 $2.31
 Pro forma equivalent for the merger........................   3.09  2.52  2.03
Diluted earnings per common share:
 Historical................................................. $ 3.74 $2.93 $2.28
 Pro forma equivalent for the merger........................   3.04  2.47  1.98
Dividends declared on common stock:
 Historical................................................. $ 1.10 $0.99 $0.89
 Pro forma equivalent for the merger........................   1.00  0.86  0.71
Book value per common share:
 Historical................................................. $18.19
 Pro forma equivalent for the merger........................  14.19

Selected Consolidated Financial Data

   The following tables set forth selected consolidated historical financial data for NCBC and CCB. The information in the following tables is based on historical financial information that we have presented in our prior filings with the SEC. You should read all of the summary financial information we provide in the following tables together with this historical financial information and with the more detailed pro forma financial information we provide in this document, which you can find beginning at page 110. The historical financial information is also incorporated into this document by reference. See "Where You Can Find More Information" on page 105 for a description of where you can find this historical information.

            SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF NCBC

                                        Years Ended December 31,
                         ----------------------------------------------------------
                            1999        1998        1997        1996        1995
                         ----------  ----------  ----------  ----------  ----------
                             (Dollars in thousands, except per share data)
Results of Operations
 Interest income........ $  468,028  $  403,108  $  353,958  $  301,560  $  259,120
 Interest expense.......    231,490     200,212     182,151     158,025     132,462
                         ----------  ----------  ----------  ----------  ----------
  Net interest income...    236,538     202,896     171,807     143,535     126,658
                         ----------  ----------  ----------  ----------  ----------

 Provision for loan
  losses................     15,206      10,079      17,363      14,444      10,106
 Total other income.....     92,514      87,992      85,929      72,701      56,706

 Total other
  expenses(1)...........    155,258     148,899     131,581     111,128      98,247
                         ----------  ----------  ----------  ----------  ----------
 Income before income
  taxes.................    158,588     131,910     108,792      90,664      75,011
 Income taxes...........     51,354      43,890      36,338      30,778      24,163
                         ----------  ----------  ----------  ----------  ----------
 Net income............. $  107,234  $   88,020  $   72,454  $   59,886  $   50,848
                         ==========  ==========  ==========  ==========  ==========

Per Common Share
 Basic EPS.............. $     1.00  $     0.85  $     0.72  $     0.59  $     0.50
 Diluted EPS............       0.99        0.83        0.69        0.58        0.49
 Dividends declared.....      0.375        0.32        0.23        0.20        0.18
 Period-end book value..       5.15        4.06        3.62        3.21        2.97
 Period-end market
  price.................      22.69       18.81       17.63        9.56        6.56

Average Balances
 Loans, net of unearned
  discounts............. $3,600,337  $3,040,662  $2,650,663  $2,245,901  $1,809,571
 Investment securities..  2,316,550   1,827,818   1,609,197   1,451,951   1,292,473
 Trading account
  securities............     42,285      51,163      30,788      29,157      18,718
 Federal funds sold and
  securities purchased
  under agreements to
  resell................     67,923      44,562      23,985      26,507      29,415
 Interest-bearing
  deposits with banks...     24,016      19,326      18,456      17,199      17,055
                         ----------  ----------  ----------  ----------  ----------

  Total interest-earning
   assets...............  6,051,111   4,983,531   4,333,089   3,770,715   3,167,232
                         ----------  ----------  ----------  ----------  ----------
 Total assets...........  6,454,848   5,357,986   4,610,430   3,988,379   3,361,071
 Non-interest bearing
  deposits..............    467,645     443,395     351,882     326,850     302,652
 Interest-bearing
  deposits..............  3,796,794   3,232,032   2,783,476   2,481,029   2,166,421
                         ----------  ----------  ----------  ----------  ----------

  Total deposits........  4,264,439   3,675,427   3,135,358   2,807,879   2,469,073
                         ----------  ----------  ----------  ----------  ----------
 Short-term borrowings..    683,304     476,147     445,863     336,727     264,214
 Federal Home Loan Bank
  advances..............    832,206     552,176     405,308     417,316     294,833
 Other borrowed funds
  and long-term debt....      9,291     103,103     163,010      65,829      11,176
 Stockholders' equity...    498,546     398,735     347,383     307,910     282,406

Ratios
 Return on average
  assets................       1.66%       1.64%       1.57%       1.50%       1.51%
 Return on average
  common equity.........      21.51       22.07       20.86       19.45       18.01
 Net interest margin--
  taxable equivalent
  basis.................       4.13        4.20        4.08        3.95        4.19
 Efficiency ratio.......      43.70       49.15       49.23       49.18       51.95
 Dividend payout ratio..      37.89       38.55       33.33       34.48       36.73
 Tier 1 risk-based
  capital...............      12.50       11.62       12.25       10.96       12.13
 Total risk-based
  capital...............      13.75       12.87       13.51       12.21       13.38
 Leverage...............       8.86        7.94        8.57        7.28        7.82

 Average equity to
  average assets........       7.72        7.44        7.53        7.72        8.40

--------
(1) Other expenses in 1999 includes merger related expenses of $2.1 million ($1.7 million after-tax).

             SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF CCB

                                        Years Ended December 31,
                         ----------------------------------------------------------
                            1999        1998        1997        1996        1995
                         ----------  ----------  ----------  ----------  ----------
                             (Dollars in thousands, except per share data)
Results of Operations
 Interest income........ $  589,599  $  577,426  $  550,463  $  512,575  $  492,409
 Interest expense.......    257,547     254,562     250,099     237,572     234,880
                         ----------  ----------  ----------  ----------  ----------
   Net interest income..    332,052     322,864     300,364     275,003     257,529
                         ----------  ----------  ----------  ----------  ----------
 Provision for loan
  losses................     14,296      15,884      16,376      17,361      11,007
 Total other income
  (1)...................    158,454     113,081      93,399      82,606      66,185
 Total other expenses
  (2)...................    244,036     230,217     226,198     209,833     198,207
                         ----------  ----------  ----------  ----------  ----------
 Income before income
  taxes and
  extraordinary item....    232,174     189,844     151,189     130,415     114,500
 Income taxes (4).......     81,351      68,632      55,765      43,589      37,356
                         ----------  ----------  ----------  ----------  ----------
 Income before
  extraordinary item....    150,823     121,212      95,424      86,826      77,144
 Extraordinary item
  (3)...................         --          --          --          --      (1,709)
                         ----------  ----------  ----------  ----------  ----------
 Net income............. $  150,823  $  121,212  $   95,424  $   86,826  $   75,435
                         ==========  ==========  ==========  ==========  ==========
Per Common Share
 Income before
  extraordinary item:
 Basic EPS.............. $     3.77  $     2.96  $     2.31  $     2.11  $     1.90
 Diluted EPS............       3.74        2.93        2.28        2.08        1.85
 Net Income:
 Basic EPS..............       3.77        2.96        2.31        2.11        1.86
 Diluted EPS............       3.74        2.93        2.28        2.08        1.81
 Basic EPS..............       3.77        2.96        2.31        2.11        1.86
 Diluted EPS............       3.74        2.93        2.28        2.08        1.81
 Dividends declared.....       1.10        0.99        0.89        0.80        0.72
 Period-end book value..      18.19       17.05       16.40       14.82       13.66
 Period-end market
  price.................      43.56       57.00       53.75       34.13       27.75
Average Balances
 Loans, net of unearned
  discounts............. $5,587,527  $5,276,042  $4,877,187  $4,464,026  $4,113,207
 Investment securities..  1,539,789   1,358,372   1,477,508   1,439,239   1,426,705
 Federal funds sold and
  securities purchased
  under agreements to
  resell................    253,169     294,652     184,653     248,879     260,913
 Interest-bearing
  deposits with banks...     52,059      48,484      55,356      64,275      50,156
                         ----------  ----------  ----------  ----------  ----------
 Total interest-earning
  assets................  7,432,544   6,977,550   6,594,704   6,216,419   5,850,981
                         ----------  ----------  ----------  ----------  ----------
 Total assets...........  7,823,864   7,332,506   6,943,989   6,570,573   6,218,290
 Non-interest bearing
  deposits..............    843,247     776,819     688,642     636,601     532,701
 Interest-bearing
  deposits..............  5,675,782   5,364,255   5,111,486   4,813,311   4,621,251
                         ----------  ----------  ----------  ----------  ----------
 Total deposits.........  6,519,029   6,141,074   5,800,128   5,449,912   5,153,952
                         ----------  ----------  ----------  ----------  ----------
 Short-term borrowings..    215,681     195,627     213,130     234,609     161,787
 Federal Home Loan Bank
  advances..............    236,950     187,040     137,475     156,192     164,677
 Long-term debt.........     33,059      33,083      33,103      38,355      99,808
 Stockholders' equity...    704,841     678,264     638,988     574,759     511,031
Ratios
 Income before
  extraordinary item to:
 Average assets.........       1.93%       1.65%       1.37%       1.32%       1.24%
 Average stockholders'
  equity................      21.40       17.87       14.93       15.11       15.10
 Return on average
  assets................       1.93        1.65        1.37        1.32        1.21
 Return on average
  common equity.........      21.40       17.87       14.93       15.11       14.76
 Net interest margin--
  taxable equivalent
  basis.................       4.69        4.76        4.70        4.56        4.56
 Efficiency ratio.......      51.43       51.73       51.99       53.80       56.46
 Dividend payout ratio..      29.18       33.45       38.53       37.91       38.71
 Tier 1 risk-based
  capital...............      11.54       11.23       12.14       11.99       10.89
 Total risk-based
  capital...............      13.11       12.95       14.02       13.93       12.83
 Leverage...............       8.75        8.57        9.02        8.47        7.83
 Average equity to
  average assets........       9.01        9.25        9.20        8.75        8.22

--------
(1) Other income in 1999 includes $32.8 million of gain ($19.9 million after-tax) on the sale of credit card receivables. Other income in 1997 includes $2.3 million of gain ($1.4 million after-tax) on the sale of a subsidiary.
(2) Other expenses in 1997 include merger-related expense of $17.9 million ($13.1 million after-tax) related to mergers with American Federal and Salem Trust Bank. Other expenses also include the levy in 1996 of a $12.9 million ($8 million after-tax) special assessment by the Federal Deposit Insurance Corporation to capitalize the Savings Association Insurance Fund. Other expenses in 1995 include merger-related expense of $10.3 million ($7.3 million after-tax) related to the merger with Security Capital Bancorp.
(3) The 1995 extraordinary item resulted from a prepayment penalty on the early extinguishment of debt by American Federal.
(4) During 1996, a tax benefit of $1.6 million ($.04 per diluted share) was recorded for forgiveness of the recapture of tax bad debt reserves of a former bank subsidiary.

                  UNAUDITED SELECTED PRO FORMA FINANCIAL DATA

   The following unaudited selected pro forma combined financial data combine NCBC's historical results with CCB's historical results, in each case, as of or for the fiscal years ended December 31, 1999, 1998 and 1997. Income statement data gives effect to the merger as if it had occurred on January 1, 1997. Balance sheet data gives effect to the merger as if it has occurred on the indicated balance sheet date. The pro forma data reflects the use of the pooling-of-interests method of accounting for the merger. Other income in 1999 includes $32.8 million of gain ($19.9 million after-tax) on CCB's sale of credit card receivables. Other expenses in 1999 includes $2.1 million of NCBC merger related expenses ($1.7 million after tax).

   The information in the following table should be read together with the historical financial information that NCBC and CCB have presented in their prior filings with the SEC and the Unaudited Pro Forma Condensed Financial Information beginning at page 110 of this document. See "Where You Can Find More Information" on page 105.

                                              Years Ended December 31,
                                         -------------------------------------
                                            1999         1998         1997
                                         -----------  -----------  -----------
                                          (Dollars in thousands, except per
                                                     share data)
Results of Operations
 Interest income........................ $ 1,057,627  $   980,534  $   904,421
 Interest expense.......................     489,037      454,774      432,250
                                         -----------  -----------  -----------
    Net interest income.................     568,590      525,760      472,171
                                         -----------  -----------  -----------
 Provision for loan losses..............      29,502       25,963       33,739
 Total other income.....................     250,968      201,073      179,328
 Total other expenses...................     399,294      379,116      357,779
                                         -----------  -----------  -----------
Income before income taxes..............     390,762      321,754      259,981
 Income taxes...........................     132,705      112,522       92,103
                                         -----------  -----------  -----------
 Net income............................. $   258,057  $   209,232  $   167,878
                                         ===========  ===========  ===========
Per Common Share
 Basic EPS.............................. $      1.26  $      1.03  $      0.83
 Diluted EPS............................        1.24         1.01         0.81
 Dividends declared.....................        0.41         0.35         0.29
 Period-end book value..................        5.79         5.47         5.16
 Period-end market price................       22.69        18.81        17.63
Average Balances
 Loans, net of unearned discounts....... $ 9,187,864  $ 8,316,704  $ 7,527,850
 Investment securities..................   3,856,339    3,186,190    3,086,705
 Trading account securities.............      42,285       51,163       30,788
 Federal funds sold and securities
  purchased under agreements to resell..     321,092      339,214      208,638
 Interest-bearing deposits with banks...      76,075       67,810       73,812
                                         -----------  -----------  -----------
 Total interest-earning assets..........  13,483,655   11,961,081   10,927,793
                                         -----------  -----------  -----------
 Total assets...........................  14,278,712   12,690,492   11,554,419
 Non-interest bearing deposits..........   1,310,892    1,220,214    1,040,524
 Interest-bearing deposits..............   9,472,576    8,596,287    7,894,962
                                         -----------  -----------  -----------
  Total deposits........................  10,783,468    9,816,501    8,935,486
                                         -----------  -----------  -----------
 Short-term borrowings..................     898,985      671,774      658,993
 Federal Home Loan Bank advances........   1,069,156      739,216      542,783
 Other borrowed funds and long-term
  debt..................................      42,350      136,186      196,113
 Stockholders' equity...................   1,203,387    1,076,999      986,371
Ratios
 Return on average assets...............        1.81%        1.65%        1.45%
 Return on average common equity........       21.44        19.43        17.02
 Net interest margin--taxable equivalent
  basis.................................        4.44         4.53         4.45
 Efficiency ratio.......................       47.85        50.37        50.38
 Dividend payout ratio..................       32.98        34.70        35.80
 Tier 1 risk-based capital..............       11.13        11.39        12.19
 Total risk-based capital...............       12.57        12.92        13.82
 Leverage...............................        8.19         8.29         8.84
 Average equity to average assets.......        8.43         8.49         8.54

                              NCBC SPECIAL MEETING

   This section contains information about the special meeting of shareholders that NCBC has called to consider and approve the merger agreement.

   We are mailing this document to you, as a NCBC shareholder, on or about
May   , 2000. Together with this document, we are also sending to you a notice of the NCBC special meeting and a form of proxy that our Board is soliciting for use at the special meeting. The special meeting will be held on
June   , 2000 at 10:00 a.m., local time.

Matters to Be Considered

   The purposes of the special meeting are to vote on the approval of the merger agreement and an amendment to the NCBC charter, increasing the number of authorized shares of NCBC common stock from 175,000,000 to 400,000,000 and approval of an amendment to NCBC's 1994 Stock Plan, to increase the limitation on the number of shares of common stock for which options may be granted to an individual employee of NCBC in any particular year to 200,000 shares (400,000 in the case of the Chairman and the Chief Executive Officer). See "Approval of the Amendment to NCBC 1994 Stock Plan" beginning on page 99. You may also be asked to vote on a proposal to adjourn the special meeting. We could use any adjournment of the special meeting for the purpose, among others, of allowing more time to solicit votes to approve the merger agreement and the charter amendment or the amendment to the 1994 Stock Plan.

Proxies

   The accompanying form of proxy is for use at the special meeting if you cannot or do not wish to attend in person. You can revoke the proxy at any time before the vote is taken at the special meeting by submitting to our corporate secretary written notice of revocation, or a properly executed proxy of a later date, or by attending the special meeting and voting in person. Written notices of revocation and other communications with respect to the revocation of proxies to be used at the NCBC special meeting should be addressed to:

                            National Commerce Bancorporation
                            One Commerce Square
                            Memphis, Tennessee 38150
                            Attention: David T. Popwell

   All shares represented by valid proxies we receive through this solicitation and not revoked before they are exercised will be voted in the manner specified in those proxies. If you make no specification on your proxy card, your proxy will be voted FOR approval of the merger agreement and the charter amendment and FOR approval of the amendment to the 1994 Stock Plan. Our Board is presently unaware of any other matter that may be presented for action at the special meeting. If other matters do properly come before the special meeting, however, we intend that shares represented by valid proxies will be voted by and at the discretion of the persons named in the proxies. However, proxies that indicate a vote against approval of the merger agreement and the charter amendment or against approval of the amendment to the 1994 Stock Plan will not be voted in favor of any adjournment of the special meeting the purpose of which is to allow time to solicit additional proxies to approve the merger agreement and the charter amendment or the amendment to the 1994 Stock Plan.

Solicitation of Proxies

   We will bear the entire cost of soliciting proxies from our shareholders, except that we and CCB have agreed to each pay one-half of the costs of printing and mailing this document and all filing and other fees relating to the merger paid to the SEC. In addition to soliciting proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy solicitation materials to the beneficial owners of NCBC common stock and secure their voting instructions, if necessary. We will reimburse those record holders for their reasonable expenses in taking those actions. If necessary, we may also use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, telegram, fax, letter or special delivery letter.

Record Date and Voting Rights

   In accordance with Tennessee law, the NCBC bylaws and the rules of The Nasdaq Stock Market, we have fixed May 1, 2000 as the record date for determining the NCBC shareholders entitled to notice of and to vote at the special meeting. Accordingly, you are only entitled to notice of and to vote at the special meeting if you were a record holder of shares of NCBC common stock
at the close of business on the record date. At that time, there were    shares
of NCBC common stock held by approximately    holders of record. To have a
quorum that permits us to conduct business at the special meeting, we require the presence, whether in person or by proxy, of holders of NCBC common stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of NCBC common stock you held as of the close of business on the record date.

   Shares of NCBC common stock present in person at the special meeting but not voting, and shares of NCBC common stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether we have a quorum for transacting business. Brokers who hold shares of NCBC common stock in nominee or "street" name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares on the merger agreement without specific instructions from those customers. However, shares represented by proxies returned by a broker holding these shares in "street" name will be counted for purposes of determining whether a quorum exists, even if those shares are not voted by their beneficial owners in matters where the broker cannot vote the shares in its discretion (so-called "broker non-votes").

   Under Tennessee law, approval of the merger agreement and approval of the charter amendment requires the affirmative vote of the holders of a majority of the outstanding shares of NCBC common stock entitled to vote at the special meeting. Approval of the amendment to the 1994 Stock Plan requires the affirmative vote of the holders of a majority of the shares of NCBC common stock voting at the NCBC special meeting.

   Because approval of the merger agreement and approval of the charter amendment requires the affirmative vote of the holders of a majority of the outstanding shares of NCBC common stock entitled to vote at the special meeting, abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement and approval of the charter amendment. Accordingly, the NCBC Board urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

   Because approval of the amendment to the 1994 Stock Plan requires the affirmative vote of the holders of a majority of the shares of NCBC common stock voting at the NCBC special meeting, abstentions and broker non-votes will have no effect.

   As of the record date, our directors and executive officers beneficially
owned approximately      shares of NCBC common stock, entitling them to
exercise approximately   % of the voting power of the NCBC common stock
entitled to vote at the special meeting. We currently expect that each of our directors and executive officers will vote the shares of NCBC common stock he or she beneficially owns for approval of the merger agreement. The subsidiaries of NCBC, as fiduciaries, custodians or agents, held a total of approximately
shares of NCBC common stock, representing approximately    % of the shares
entitled to vote at the special meeting, and maintained sole or shared voting
power with respect to     of these shares.

   You can find additional information about beneficial ownership of NCBC common stock by persons and entities owning more than 5% of the stock, and more detailed information about beneficial ownership of NCBC common stock by our directors and executive officers, in the definitive proxy statement we filed with the SEC and sent to our shareholders in connection with our 2000 Annual Meeting of Shareholders. See "Where You Can Find More Information" on page 105 for instructions on how you can obtain this document.

Recommendation of NCBC Board

   The NCBC Board has unanimously approved the merger agreement and the charter amendment to increase NCBC's authorized shares and the amendment to the NCBC 1994 Stock Plan to increase the number of shares of NCBC common stock for which options may be granted to an individual employee of NCBC in any given year. The NCBC Board believes that the merger agreement is fair to and in the best interests of NCBC and its shareholders and recommends that NCBC shareholders vote FOR approval of the merger agreement and the charter amendment. The NCBC Board also recommends that NCBC shareholders vote FOR approval of the amendment to the 1994 Stock Plan.

   See "The Merger--Recommendation of the NCBC Board and NCBC's Reasons for the Merger" for a more detailed discussion of the NCBC Board's recommendation.

                              CCB SPECIAL MEETING

   This section contains information about the special meeting of shareholders that CCB has called to consider and approve the merger agreement.

   We are mailing this document to you, as a CCB shareholder, on or about May , 2000. Together with this document, we are also sending to you a notice of the CCB special meeting and a form of proxy that our Board is soliciting for
use at the special meeting. The special meeting will be held on   , June  ,
2000 at 11:00 a.m., local time.

Matters to Be Considered

   The purpose of the special meeting is to vote on the approval of the merger agreement and any other matters that may properly be submitted to a vote at the special meeting. You may also be asked to vote upon a proposal to adjourn the special meeting. We could use any adjournment for the purpose, among others, of allowing more time to solicit votes to approve the merger agreement.

Proxies

   The accompanying form of proxy is for use at the special meeting if you cannot or do not wish to attend in person. You can revoke the proxy at any time before the vote is taken at the special meeting by submitting to our corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of proxies to be used at the CCB special meeting should be addressed to:

                            CCB Financial Corporation
                            P.O. Box 931
                            Durham, North Carolina 27702
                            Attn: Leo P. Pylypec, Corporate Secretary

   All shares represented by valid proxies we receive through this solicitation, and not revoked before they are exercised, will be voted in the manner specified in this paragraph. If you make no specification on your proxy card, your proxy will be voted FOR the approval of the merger agreement. If other matters do properly come before the special meeting, however, we intend that shares represented by proxies in the form accompanying this document will be voted by and at the discretion of the persons named in the proxies. However, proxies that indicate a vote against approval of the merger agreement will not be voted in favor of any adjournment of the special meeting to solicit additional proxies to approve the merger agreement.

Solicitation of Proxies

   We will bear the entire cost of soliciting proxies from you, except that we and NCBC have agreed to each pay one-half of the costs and expenses of printing and mailing this document and all filing and other fees relating to the merger paid to the SEC. In addition to solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. We will reimburse these record holders for their reasonable expenses in taking those actions. We have also made arrangements with Georgeson & Company, Inc. to help us in soliciting proxies from banks, brokers and nominees and have agreed to pay approximately $10,000 plus expenses for these services. If necessary, we may also use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, telegram, fax, letter or special delivery letter.

Record Date and Voting Rights

   In accordance with North Carolina law, the CCB bylaws and the rules of the New York Stock Exchange, we have fixed May , 2000 as the record date for determining the CCB shareholders entitled to notice of and to vote at the special meeting. Accordingly, you are only entitled to notice of and to vote at the special meeting if you were a record holder of CCB common stock at the
close of business on the record date. At that time,    shares of CCB common
stock were outstanding, held by    holders of record. To have a quorum that
permits us to conduct business at the special meeting, we require the presence, whether in person or through proxies, of the holders of CCB common stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of CCB common stock you held as of the close of business on the record date.

   Shares of CCB common stock present in person at the special meeting but not voting, and shares of CCB common stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether we have a quorum for transacting business. Shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.

   Under North Carolina law, approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of CCB common stock entitled to vote at the special meeting.

   Because approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of CCB common stock entitled to vote at the special meeting, abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement. Accordingly, the CCB Board urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

   As of the record date, directors and executive officers of CCB beneficially
owned approximately    shares of CCB common stock, entitling them to exercise
approximately

  % of the voting power of the CCB common stock entitled to vote at the special meeting. We currently expect that each of our directors and executive officers will vote the shares of CCB common stock he or she beneficially owns for approval of the merger agreement. The subsidiaries of CCB, as fiduciaries,
custodians or agents, held a total of approximately     % of the shares
entitled to vote at the special meeting, and maintained sole or shared voting
power with respect to    of these shares.

   You can find additional information about beneficial ownership of CCB common stock by persons and entities owning more than 5% of the stock, and more detailed information about beneficial ownership of CCB common stock by our directors and executive officers, in the definitive proxy statement we filed with the SEC and sent to our shareholders in connection with our 2000 Annual Meeting of Shareholders. See "Where You Can Find More Information" for instructions on how you can obtain this document.

Recommendation of CCB Board

   The CCB Board has unanimously approved the merger agreement. The CCB Board believes that the merger agreement is fair to and in the best interests of CCB and its shareholders and recommends that CCB shareholders vote FOR approval of the merger agreement.

   See "The Merger--Recommendation of the CCB Board and CCB's Reasons for the Merger" for a more detailed discussion of the CCB Board's recommendation.

                                   THE MERGER

   This summary of the material terms and provisions of the merger agreement and the stock option agreements we have entered into in connection with the merger agreement is qualified in its entirety by reference to the merger agreement and the stock option agreements. The merger agreement is attached as Appendix A, and the stock option agreements are attached as Appendices B and C to this document. We incorporate each of those documents into this summary by reference.

   The NCBC Board and the CCB Board has each unanimously approved the merger agreement, which provides for combining our companies through a merger of equals. In the merger, CCB will merge into NCBC at the effective time, with NCBC as the surviving corporation.

   With the limited exceptions described below, each share of CCB common stock issued and outstanding at the effective time will be converted into the right to receive 2.45 shares of NCBC common stock. We refer to this ratio as the "exchange ratio." Each share of NCBC common stock issued and outstanding at the effective time will remain issued and outstanding.

   When we refer to shares of CCB common stock in this document, we are generally referring to those shares together with the Series A Junior Participating Preferred Stock Purchase Rights attached to such shares under the Rights Agreement dated as of October 1, 1998 between CCB and Central Carolina Bank and Trust Company, as rights agent.

   This section describes the material aspects of the merger, including the principal provisions of the merger agreement and the stock option agreements. Capitalized terms we use in this document without an express definition have the meanings given to those terms in those agreements.

Background of the Merger

   Senior management of both NCBC and CCB have regularly reviewed with their respective Boards of Directors the possible benefits of strategic business combinations with other financial institutions. In each case, these reviews have been considered in light of each institution's ongoing evaluation of its available strategies to increase shareholder value and strengthen its franchise in order to better compete in the rapidly consolidating market for financial services and products. In addition, both NCBC's and CCB's senior management have from time to time had informal discussions with the senior management teams of other financial institutions regarding the potential benefits and risks of business combination transactions.

   In October, 1999, Thomas M. Garrott, NCBC's Chairman and Chief Executive Officer, contacted Ernest C. Roessler, CCB's Chairman and Chief Executive Officer, and suggested that they meet to discuss the possibility of a strategic merger of equals between NCBC and CCB. Shortly thereafter, Mr. Roessler met informally with Mr. Garrott.

At that meeting Mr. Garrott told Mr. Roessler that he believed NCBC and CCB strategically fit well together, based on the companies' respective businesses, managements and employee cultures, and the geographic location and breadth of their franchises. Based on his discussions with Mr. Garrott, Mr. Roessler decided it would be worthwhile to continue these discussions. Accordingly, following this initial meeting, further informal discussions were held between various members of NCBC and CCB senior management concerning the potential benefits and advantages of a merger of equals between the two companies.

   Mr. Garrott and Mr. Roessler again spoke in January, 2000. From this time until Mr. Garrott and Mr. Roessler again met in person in early March 2000, NCBC and CCB conducted informal due diligence investigations of each other in order to develop, among other things, financial analyses of the proposed transaction. NCBC's and CCB's senior managements held further discussions and negotiations with each other concerning the proposed terms and conditions of a merger of equals, as well as the potential benefits and advantages thereof. In addition, representatives of Credit Suisse First Boston Corporation, financial advisor to NCBC, and J.P. Morgan Securities, Inc., financial advisor to CCB, met on a number of occasions to discuss various issues related to the proposed merger of equals. The discussions between NCBC's and CCB's senior management, and those between NCBC's and CCB's respective financial advisors, included discussions with respect to the key provisions of a potential merger of equals, including financial terms, transaction structure, location of the headquarters, management and succession plans and potential integration, transition and regulatory issues.

   After being briefed by their respective senior managements and financial advisors on the results of the discussions and due diligence investigations which had taken place since they last met, on March 7, 2000, Mr. Garrott and Mr. Roessler spoke by telephone. During this conversation, Mr. Garrott and Mr. Roessler discussed key provisions for a merger of equals that they believed would be acceptable to their respective Boards, and agreed to have final due diligence sessions during the week of March 13, 2000. These discussions addressed, among other things, the exchange ratio, retention of the name "National Commerce Bancorporation" and the charter and bylaws of NCBC as the name, charter and bylaws of the combined company, the composition of the combined company's board of directors by equal numbers of historical NCBC and CCB directors, and the roles of Mr. Garrott as Chairman of the Board and its Executive Committee, and of Mr. Roessler as the President and Chief Executive Officer, of the combined company. Additionally, Mr. Garrott and Mr. Roessler discussed that in view of the importance of having reasonable assurances of the completion of any proposed business combination between the two companies, each company would require the grant to the other of a 19.9% stock option as a condition to entering into a definitive merger agreement.

   In continuing discussions between the companies, NCBC proposed that Mr. Garrott and Mr. Roessler, as well as William C. Reed, Vice Chairman of NCBC, Lewis E. Holland, Chief Financial Officer of NCBC, David T. Popwell, Executive Vice President of NCBC, Richard L. Furr and J. Scott Edwards, Senior Executive Vice Presidents of CCB and Sheldon M. Fox, Chief Financial Officer of CCB, who would comprise the senior management team of the combined company, enter into long-term employment agreements in connection with the proposed transaction between the two companies that would become effective at the consummation of the proposed merger.

   The proposed terms of the merger of equals discussed by Messrs. Garrott and Roessler were presented to the NCBC Board at its regular meeting held on March 9, 2000. At this meeting, the NCBC Board directed its senior management to move forward to finalize a merger agreement.

   On March 13, 2000, Mr. Garrott and Mr. Roessler spoke by telephone primarily for the purpose of finalizing the exchange ratio. At this time, Mr. Garrott and Mr. Roessler agreed that the exchange ratio in the merger would be 2.45 shares of NCBC common stock for each share of CCB common stock.

   On March 15, 2000, the Executive Committee of CCB's Board held a special meeting at which Mr. Roessler presented, and the Executive Committee considered, the proposed terms of a merger of equals between NCBC and CCB. Based on the information presented to it and the advice of J.P. Morgan, the Executive Committee directed CCB's senior management to move forward with the negotiation of a definitive merger agreement for presentation to CCB's Board.

   Each of NCBC and CCB retained Wachtell, Lipton, Rosen & Katz as special counsel to assist in the preparation of definitive documentation with respect to the proposed transaction, including an agreement and plan of merger and stock option agreements.

   On March 17, 2000, the NCBC Board held a special meeting at which senior management of NCBC reviewed its discussions and negotiations with CCB regarding the proposed merger of equals, as well as the results of its due diligence investigation of CCB. Credit Suisse First Boston presented to the NCBC Board detailed financial information with respect to CCB and the potential transaction, and rendered its written opinion that, as of such date, the exchange ratio in the merger agreement was fair to NCBC from a financial point of view. Also at this meeting, Wachtell, Lipton, Rosen & Katz and Bass, Berry & Sims PLC, counsel to NCBC, reviewed the terms of the merger agreement and the option agreements and informed the NCBC Board of the legal standards applicable to its decision to approve such agreements and the transactions contemplated thereby. Counsel also explained that, taking into account the number of shares of NCBC common stock that would be issued in the merger, the merger agreement contemplated an amendment to NCBC's charter to increase the number of authorized shares of NCBC common stock. After further questions by and discussion among the members of the NCBC Board, and consideration of the factors described under "--Recommendation of the NCBC Board and NCBC's Reasons for the Merger," the NCBC Board voted unanimously to approve the merger agreement and the transactions contemplated thereby, including the proposed amendment to NCBC's charter, as well as the option agreements and the employment agreements with Messrs. Garrott, Roessler, Reed, Holland, Furr, Fox, Popwell and Edwards.

   On March 17, 2000, the CCB Board held a special meeting at which senior management of CCB, together with CCB's legal and financial advisors, reviewed the discussions and negotiations with NCBC regarding the proposed merger of equals and the results of the company's due diligence investigation of NCBC. J.P. Morgan presented detailed financial information with respect to the potential transaction to, and answered questions of, the CCB Board, and rendered its written opinion that, as of March 17, 2000, the exchange ratio provided in the merger agreement was fair to the holders of CCB common stock from a financial point of view. Also at this meeting, Wachtell, Lipton, Rosen & Katz and Brooks, Pierce, McLendon, Humphrey & Leonard, LLP, counsel to CCB, reviewed the terms of the merger agreement and of the option agreements, informed the CCB Board of the legal standards applicable to its decision to approve the merger agreement and the option agreements and the transactions contemplated thereby, and discussed the likelihood that the transaction would receive the requisite regulatory approvals in a timely manner. Senior management of CCB and the CCB Board reviewed the terms of the proposed merger of equals, and the CCB Board concluded that, based on a variety of factors, including, among other things, low execution risk, NCBC's business and financial position and the value per share based on the proposed financial terms and prevailing stock market valuations, the proposed transaction with NCBC was in best interests of CCB and its shareholders. After further questions by and discussion among the members of the CCB Board, and consideration of the factors described under "-- Recommendation of the CCB Board and CCB's Reasons for the Merger," the CCB Board voted unanimously to approve the merger agreement and the option agreements and the transactions contemplated thereby as being in the best interests of the shareholders of CCB.

   Following the completion of the special meetings of the Boards of each of CCB and NCBC on March 17, 2000, the merger agreement and the option agreements were entered into by CCB and NCBC.

Recommendation of the NCBC Board and NCBC's Reasons for the Merger

   The NCBC Board believes that the merger is fair to, and in the best interests of, NCBC and its shareholders. Accordingly, the NCBC Board has unanimously approved the merger agreement and unanimously recommends that the NCBC shareholders vote FOR approval of the merger agreement and the charter amendment and FOR approval of the amendment to the 1994 Stock Plan.

   In reaching our decision to approve the merger agreement and the option agreements, we consulted with our management, as well as with our company's financial and legal advisors, and considered a variety of factors, including the following:

  . Our expectation that the rate of earnings growth of the combined company would be greater than either NCBC or CCB could achieve separately;

  . While there can be no assurances as to future results, our analysis of the potential financial impact on NCBC of combining with CCB in the merger, including the pro forma capital ratios and asset quality of the combined company, our expectation that the merger would enhance NCBC's earnings per share beginning upon its consummation, and our expectation that approximately $50 million in annual pre-tax expense savings could be realized by the end of fiscal year 2001 and a pre-tax charge for merger-related expenses and restructuring charges of approximately $110 million would be taken in connection with the merger;

  . Our knowledge of NCBC's business, operations, financial condition, earnings and prospects;

  . Our analysis of the business, operations, financial condition, earnings and prospects of CCB, including the information obtained in our company's due diligence review of CCB;

  . The consistency of a merger of equals with CCB with our long-term business strategy;

  . The unique strategic opportunity presented by a merger of equals between NCBC and CCB;

  . The complementary nature of the businesses, management and employee cultures and the geographic locations and breadth of the franchises of NCBC and CCB;

  . Our belief, and that of our senior management, that NCBC and CCB share a common vision about the importance of delivering financial performance and shareholder value and that the management and employees of NCBC and CCB possess complementary skills and expertise;

  . Our expectation that the combined company would benefit from significantly greater economies of scale than either NCBC or CCB could achieve separately in its consumer banking, commercial banking, asset management and other businesses;

  . Our belief that the risk of successfully combining and integrating NCBC and CCB would be less than the execution risks of other possible strategic alternatives that would be expected to provide benefits to our shareholders comparable to those we expect our shareholders to derive from a merger of equals with CCB;

  . The structure of the merger and the terms of the merger agreement and the option agreements, including the fixed exchange ratio, which provides certainty as to the number of shares of NCBC common stock to be issued in the merger, and the fact that the merger is intended to qualify as a reorganization under Section 368(a) of the U.S. tax code and for pooling-of-interests accounting treatment;

  . The proposed arrangements with members of management of NCBC and CCB, including the fact that Mr. Roessler has agreed to serve as NCBC's President and

     Chief Executive Officer; that Mr. Garrott would remain Chairman of the Board of Directors of NCBC and become Chairman of the Board's Executive Committee; that other members of NCBC's senior management would become members of senior management of the combined company; and that the Board of Directors of the combined company would be comprised of 10 directors designated by NCBC and 10 directors designated by CCB. See "--Interests of Certain Persons in the Merger" and "Management and Operations After the Merger."

  . The opinion of Credit Suisse First Boston that, as of March 17, 2000, the exchange ratio set forth in the merger agreement was fair to NCBC from a financial point of view. See "--Opinion of NCBC's Financial Advisor."

  . The likelihood that the merger will be approved by the appropriate regulatory authorities. See "--Regulatory Approvals Required for the Merger."

   This discussion of the information and factors considered by the NCBC Board is not intended to be exhaustive but includes all material factors the board considered. In reaching the determination to approve and recommend the merger, the NCBC Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The NCBC Board is unanimous in its recommendation that NCBC shareholders vote FOR approval of the merger agreement and charter amendment and FOR approval of the amendment to the NCBC 1994 Stock Plan.

Recommendation of the CCB Board and CCB's Reasons for the Merger

   The CCB Board believes that the merger is fair to, and in the best interests of, CCB's shareholders. Accordingly, the CCB Board has unanimously approved the merger agreement and unanimously recommends that CCB shareholders vote FOR the approval of the merger agreement.

   In reaching our decision to approve the merger agreement and the option agreements, we consulted with our company's management, as well as with its financial and legal advisors, and considered a number of factors, including the following:

  . Our expectation that the rate of earnings growth of the combined company would be greater than CCB could achieve separately;

  . Our knowledge of CCB's business, operations, financial condition, earnings and prospects;

  . Our analysis of the business, operations, financial condition, earnings and prospects of NCBC, including the information obtained in our company's due diligence review of NCBC;

  . Our belief that NCBC operates with a similar culture to CCB, including a focus on achieving superior credit quality, assertive asset/liability management, industry leading efficiency and a strong sales effort;

  . The consistency of a merger of equals with NCBC, rated as the top performing bank among the 100 largest bank holding companies for 1998 performance by U.S.Banker magazine, with our goal of becoming the top performing bank in America by 2002;

  . The complementary strengths of CCB's commercial banking and NCBC's retail banking activities, and the opportunities the combined company will have to leverage these complementary strengths;

  . The contiguous geographic footprints of CCB and NCBC, with a focus on high growth Metropolitan Statistical Areas ("MSAs"), and the combined company's concentration of almost 90% of its total deposits in its eight largest MSAs;

  . The opportunity presented by a merger of equals for enhanced growth of the combined company's non-banking businesses and the potential impact of such growth on the combined company's market valuation;

  . The opportunity for the combined company to utilize NCBC's in-store retail banking activities and CCB's branch operations experience to engage in de novo expansion in larger markets than would be feasible for either CCB or NCBC standing alone;

  . The opportunity for the combined company to utilize a strong capital base and deeper management talent to pursue future acquisition opportunities in banking and non-banking businesses;

  . NCBC's track record of delivering superior shareholder returns, emphasized by a 20-year total return, including reinvestment of dividends, of 30.3% through December 31, 1999;

  . While there can be no assurances as to future results, our analysis of the potential financial impact of the merger on NCBC, as the issuer of the stock our shareholders would receive in the transaction, including the pro forma capital ratios and asset quality of the combined company, our expectation that the merger would enhance NCBC's earnings per share beginning upon its consummation, and our expectation that approximately $50 million in annual pre-tax expense savings could be realized by the end of fiscal year 2001 and that a pre-tax charge for merger-related expenses and restructuring charges of approximately $110 million would be taken in connection with the merger;

  . The proposed exchange ratio which will result in CCB shareholders owning 47% of the combined company and which we expect will not result in CCB shareholders experiencing dilution of earnings per share in 2001;

  . Our expectation that NCBC will increase its quarterly dividend following completion of the merger such that CCB shareholders will not suffer dilution of their dividends;

  . Our belief that the risk of successfully combining and integrating NCBC and CCB will be lessened by our limited geographic overlap, the commitment to maintain the brand names used in our banking activities and our common technology platforms;

  . Our belief that the risk of successfully combining and integrating NCBC and CCB would be less than the execution risks of other possible strategic alternatives that would be expected to provide benefits to our shareholders comparable to those we expect our shareholders to derive from a merger of equals with NCBC;

  . The unique strategic opportunity presented by a merger of equals between NCBC and CCB, including possible future combinations with institutions in markets not accessible by CCB or NCBC independently;

  . Our expectation that the combined company would benefit from significantly greater economies of scale than either NCBC or CCB could achieve separately in its consumer banking, commercial banking, asset management and other businesses;

  . Our belief, and that of our senior management, that NCBC and CCB share a common vision about the importance of delivering financial performance and shareholder value and that the management and employees of NCBC and CCB possess complementary skills and expertise;

  . The structure of the merger and the terms of the merger agreement and the option agreements, and the fact that the merger is intended to qualify as a reorganization under Section 368(a) of the U.S. tax code and for pooling-of-interests accounting treatment;

  . The proposed arrangements with members of management of NCBC and CCB, including the fact that Mr. Roessler has agreed to serve as NCBC's President and Chief Executive officer; that Mr. Garrott would remain Chairman of the Board of NCBC and Chairman of the Board's Executive Committee; that other members of CCB's senior management would become members of senior management of the combined company; and that the Board of Directors of the combined company would be comprised of 10 directors designated by NCBC and 10 directors designated by CCB. See "--Interests of Certain Persons in the Merger" and "Management and Operations After the Merger";

  . The opinion of J.P. Morgan that, as of March 17, 2000, the exchange ratio set forth in the merger agreement is fair from a financial point of view to CCB shareholders. See "--Opinion of CCB's Financial Advisor"; and

  . The likelihood that the merger will be approved by the appropriate regulatory authorities. See "--Regulatory Approvals Required for the Merger."

   This discussion of the information and factors considered by us is not intended to be exhaustive but includes all material factors the CCB Board considered. In reaching its determination to approve and recommend the merger, the CCB Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The CCB Board is unanimous in its recommendation that CCB shareholders vote FOR approval of the merger agreement.

Opinion of NCBC's Financial Advisor

   Credit Suisse First Boston acted as financial advisor to NCBC in connection with the merger. NCBC selected Credit Suisse First Boston based on its experience, expertise and familiarity with NCBC and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   In connection with Credit Suisse First Boston's engagement, NCBC asked Credit Suisse First Boston to evaluate the fairness of the exchange ratio to NCBC from a financial point of view. At the March 17, 2000 meeting of NCBC's Board, Credit Suisse First Boston rendered a written opinion that, as of that date, and based upon and subject to various matters stated in its opinion, the exchange ratio was fair to NCBC from a financial point of view.

   The full text of the Credit Suisse First Boston opinion, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with that opinion, is attached to this document as Appendix D. NCBC shareholders should read the entire Credit Suisse First Boston opinion.

   Credit Suisse First Boston has consented to the inclusion of the Credit Suisse First Boston opinion as Appendix D and has reviewed and consented to the inclusion of this disclosure related to the Credit Suisse First Boston opinion. In giving this consent, Credit Suisse First Boston does not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC under the Securities Act, nor does Credit Suisse First Boston admit that it is an expert with respect to any part of the registration statement of which this document is a part within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the SEC under the Securities Act.

   The Credit Suisse First Boston opinion is directed to the NCBC Board. It relates only to the fairness of the exchange ratio to NCBC from a financial point of view, does not address any other aspect of the merger or any related transaction, and does not constitute a recommendation to NCBC shareholders as to how to vote at the NCBC special meeting. The summary of the Credit Suisse First Boston opinion in this document is qualified in its entirety by reference to the full text of that opinion.

   In arriving at its opinion, Credit Suisse First Boston:

  . reviewed the merger agreement and publicly available business and financial information relating to CCB and NCBC that it considered relevant;

  . reviewed other information relating to CCB and NCBC, including management's financial information and forecasts of cost savings to be achieved in the merger;

  . met with the management of CCB and NCBC to discuss the businesses and prospects of the companies;

  . considered financial and stock market information about CCB and NCBC and compared that information to similar information about other publicly held banking institutions;

  . considered the financial terms of other recent business combinations and transactions in the banking industry; and

  . considered other information, financial studies, analyses and investigations and financial, economic and market criteria that Credit Suisse First Boston deemed relevant.

   In connection with its review, Credit Suisse First Boston did not assume responsibility for independent verification of any of the information it was provided or otherwise reviewed by Credit Suisse First Boston. Credit Suisse First Boston relied on this information being complete and accurate in all material respects. As to management's financial information, including the estimates of future cost savings expected to be achieved as a result of the merger, Credit Suisse First Boston assumed that these forecasts were reasonably prepared and reflected the best currently available estimates and judgements of management as to the future financial performance of CCB and NCBC. In addition, NCBC did not ask Credit Suisse First Boston to make, and Credit Suisse First Boston did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of CCB or NCBC, nor was Credit Suisse First Boston furnished with any evaluations or appraisals of this kind. NCBC placed no limits on the scope of analysis performed or opinion expressed by Credit Suisse First Boston.

   Credit Suisse First Boston's opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Credit Suisse First Boston did not express any opinion as to the actual value of NCBC common stock when issued to CCB shareholders in the merger or the prices at which NCBC common stock will trade.

   In preparing its opinion, Credit Suisse First Boston performed a variety of financial and comparative analyses, the material aspects of which are described below. The summary of Credit Suisse First Boston's analyses described below should not be taken as a complete description of the analyses underlying the Credit Suisse First Boston opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and the Credit Suisse First Boston opinion.

   In its analyses, Credit Suisse First Boston made numerous assumptions with respect to CCB, NCBC, industry performance, and regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CCB and

NCBC. No company, transaction or business used in these analyses as a comparison is identical to CCB, NCBC or the merger.

   Moreover, an evaluation of the results of these analyses is not entirely mathematical; rather, these analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the transaction, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in these analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. In addition, analyses related to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

   The Credit Suisse First Boston opinion and the financial analyses Credit Suisse First Boston presented to the NCBC Board were among many factors considered by the NCBC Board in its evaluation of the merger and should not be viewed as determinative of the views of the NCBC Board or management with respect to the exchange ratio or the merger.

   The following is a summary of the material financial analyses performed by Credit Suisse First Boston in connection with its written opinion rendered to the NCBC Board on March 17, 2000. Certain of these summaries include information presented in tabular format. In order to fully understand the financial analyses used by Credit Suisse First Boston, these tables must be read together with the accompanying narrative. The tables alone do not constitute a complete description of the applicable financial analysis.

   Unless otherwise noted, all multiples and ratios in the following analyses were calculated using stock market data as of March 16, 2000 and reported financial data as of or for the three month period ended December 31, 1999, annualized where appropriate. All estimates of future earnings were based on consensus earnings per share estimates published by First Call. First Call is an industry service provider of global earnings information based on an average of earnings estimates published by various investment banking firms.

   Comparable Companies Analysis. Credit Suisse First Boston compared selected operating and stock market data for each of NCBC and CCB to corresponding data for peer companies that Credit Suisse First Boston selected and deemed to be relevant for this purpose based on their financial, operational and other characteristics. The NCBC and CCB peer group consisted of:

  .  BancorpSouth, Inc.

  .  Centura Banks, Inc.

  .  Compass Bancshares, Inc.

  .  The Colonial BancGroup, Inc.

  .  First Tennessee National Corporation

  .  Trustmark Corporation

   The analysis indicated that CCB generally trades in line with its peer group, while its profitability statistics were either in line with or superior to those of its peers.

                                             CCB     PEER RANGE     PEER AVERAGE
                                            -----  ---------------  ------------
       Price to 1999 actual EPS............  12.2x  9.9x   -  13.4x     11.4x
       Price to 2000 estimated EPS.........  11.1x  9.0x   -  12.2x     10.4x
       Book value per share................ $2.19  $1.71   - $2.05     $1.92
       Tangible book value per share....... $2.24  $1.91   - $2.49     $2.16
       Return on assets....................  1.64% 1.14%   -  1.52%     1.31%
       Return on equity....................  18.1% 14.4%   -  23.2%     17.5%

   Comparable Transactions. Credit Suisse First Boston compared the terms of the NCBC and CCB merger to similar proposed or completed merger of equals transactions. The market premium, ownership split and board composition were all within the parameters of the comparable transactions.

                                              ----------------------------------
                                              MARKET                    BOARD
                                              PREMIUM      OWNERSHIP COMPOSITION
                                              -------      --------- -----------
NCBC/CCB.....................................  21.7%(/1/)   53%/47%    50%/50%
Dime Bancorp/Hudson United...................   0.0          56/44      52/48
Zions/First Security.........................  55.2          49/51      50/50
Fleet/BankBoston.............................  12.9          60/40      55/45
Star Banc/Firstar............................  27.1          50/50      56/44
Norwest /Wells Fargo.........................   9.0          47/53      50/50
Citizens Bancshares/Mid Am...................   3.7          50/50      50/50
NationsBank/BankAmerica......................   0.0          55/45      55/45
Banc One/First Chicago NBD...................   6.4          58/42      50/50
Travelers/Citicorp...........................   7.9          50/50      50/50
Chemical/Chase...............................   6.7          57/43      57/43
First Chicago/NBD............................  (3.0)         50/50      50/50

--------
(1) Based on NCBC's and CCB's average closing price for the ten trading days ended March 16, 2000.

   In addition, Credit Suisse First Boston reviewed relevant multiples and premiums for bank acquisitions. The comparable transactions selected for review were comprised of transactions with deal values between $500 million and $3 billion announced since June of 1999 and include the following:

     .  BB&T Corporation / One Valley Bancorp, Inc.

     .  Wells Fargo & Company / National Bancorp of Alaska, Inc.

     .  Centura Banks, Inc. / Triangle Bancorp, Inc.

     .  BB&T Corporation / Premier Bancshares, Inc.

     .  Citizens Financial Group, Inc. / UST Corp.

     .  Fifth Third Bancorp / CNB Bancshares Inc.

     .  Peoples Heritage Financial Group, Inc. / Banknorth Group, Inc

   The following table compares the implied transaction multiples and premium for CCB to those of the comparable transactions reviewed. All multiples were based on public information at the time of announcement of the particular transaction. The analysis indicates that the multiples and premium in the merger were lower than the average of comparable transactions, which is consistent with its structure as a merger of equals.

                                     -------------------------------------------
                                     PROPOSED        COMPARABLE       COMPARABLE
                                      MERGER            RANGE          AVERAGE
                                     --------      -----------------  ----------
    Price to Last twelve months
     EPS...........................    15.3x        14.7x    -  33.0x    22.4x
    Price to Current year EPS......    13.9x        14.0x    -  23.0x    18.2x
    Price to Forward year EPS......    12.6x        13.1x    -  19.3x    16.1x
    Book value per share...........   $2.74        $2.04     - $3.56    $2.76
    Tangible book value per share..   $2.81        $2.06     - $4.13    $3.07
   Premium to market...............    21.7%(/1/)   (5.2)%   -  44.0%    22.4%
   Relative PE multiple (/2/)......   126.2%        61.3%    - 135.0%    94.2%

  --------
  (1) Based on NCBC's and CCB's average closing price for the ten trading days ended March 16, 2000.
  (2) Consists of acquiror's price to forward EPS multiple divided by the merger partner's transaction price to forward EPS multiple.

   Discounted Cash Flow Analysis. Credit Suisse First Boston estimated the present value of the future streams of after-tax free cash flows that CCB could produce on a stand-alone basis through calendar year 2005. The analysis assumed an 8.0% required tangible leverage ratio and was based on estimated calendar years 2000 and 2001 earnings and a long term growth rate supplied by First Call. The range of estimated terminal values was calculated by applying multiples ranging from 8.5x to 10.5x to the projected calendar year 2005 net income of CCB. The free cash flow streams and estimated terminal values were then discounted to present values using discount rates ranging from 12% to 14%. This analysis indicated an implied equity reference range of approximately $35.30 to $44.04 per share of CCB common stock. In addition, Credit Suisse First Boston estimated the present value of the future streams of after-tax free cash flows that CCB could produce on a change-of-control basis, taking into account the cost savings that the merger could generate. Cost savings were estimated to have a present value of approximately $285 million. Including these cost savings results in an implied equity reference range of approximately $41.61 to $52.31 per share of CCB common stock. These reference ranges compare with an implied value per share of CCB common stock of $49.77 based on the exchange ratio in the merger and the closing price of NCBC common stock on March 16, 2000.

   Contribution Analysis. Credit Suisse First Boston analyzed the relative contribution of NCBC and CCB to the combined company's market capitalization, estimated earnings (with and without cost savings) and selected balance sheet accounts. The analysis reflects that NCBC is contributing 49% of 2001 estimated net income prior to any cost savings, while receiving 53% ownership of the combined company.

                                                       RELATIVE CONTRIBUTION
                                                       ---------------------
                                                          NCBC         CCB
                                                       -----------  ----------
   Ownership based on 2.45 exchange ratio.............         53%          47%
   Stand-alone market capitalization..................         59           41
   2000 estimated net income..........................         47           53
   2001 estimated net income..........................         49           51
   2001 estimated net income with synergies(/1/)......         45           55
   Total loans........................................         41           59
   Total assets.......................................         46           54
   Total deposits.....................................         41           59
   Common equity......................................         44           56

--------
  (1) Fully ascribed to CCB.

   Merger Consequences Analysis. Credit Suisse First Boston analyzed the pro forma effect of the merger on the estimated earnings per share of NCBC for calendar years 2000 and 2001 based on analysts' consensus estimates as reported by First Call. In performing this analysis, Credit Suisse First Boston considered the cost savings expected to be achieved in calendar years 2000 and 2001. Based on this analysis, Credit Suisse First Boston calculated that, including estimated cost savings, the merger would add 12.1% to NCBC's estimated earnings per share in 2000 and 18.8% in 2001.

   Engagement of Credit Suisse First Boston. Under the terms of Credit Suisse First Boston's engagement, NCBC has agreed to pay Credit Suisse First Boston a total fee equal to 0.40% of the transaction consideration less $500,000. Upon execution of the merger agreement NCBC paid $1 million of the total fee. Upon the mailing of this document. NCBC paid another $1 million of the total fee. The balance of the fee is payable upon the closing of the merger. NCBC has also agreed to indemnify Credit Suisse First Boston and related persons and entities against various liabilities, including liabilities under the federal securities laws, arising out of Credit Suisse First Boston's engagement, and to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred by Credit Suisse First Boston in connection with its engagement.

   In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both CCB and NCBC for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

Opinion of CCB's Financial Advisor

   CCB retained J.P. Morgan as its financial advisor and to deliver a fairness opinion in connection with the proposed merger. At the meeting of the CCB Board on March 17, 2000, J.P. Morgan gave its written opinion to the CCB Board that, as of that date and based upon and subject to the various considerations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to CCB's shareholders. CCB's Board did not limit J.P. Morgan in any way in the investigations it made or the procedures it followed in giving its opinion. We have attached as Appendix E to this document the full text of J.P. Morgan's opinion. This opinion sets forth the assumptions made, matters considered and limits on the review undertaken. We incorporate J.P. Morgan's opinion into this document by reference and urge you to read the opinion in its entirety.

   J.P. Morgan addressed its opinion to the CCB Board. The opinion addresses only the exchange ratio pursuant to the merger agreement and is not a recommendation to any CCB shareholder as to how that shareholder should vote with respect to the merger.

   In arriving at its opinions, J.P. Morgan reviewed:

  .  the merger agreement;

  . various publicly available information concerning the businesses of CCB and NCBC and of several other companies engaged in businesses comparable to those of CCB and NCBC, and the reported market prices of the securities of other companies' deemed comparable;

  . the terms of various transactions involving companies comparable to CCB and NCBC and the consideration received for such companies;

  .  current and historical market prices of CCB and NCBC common stock;

  . the audited financial statements of CCB and NCBC for the fiscal years ended December 31, 1998 and 1999;

  . certain internal financial analyses and forecasts prepared by CCB and NCBC and their respective managements; and

  . the terms of other business combinations that J.P. Morgan deemed relevant.

   J.P. Morgan also held discussions with several members of the managements of CCB and NCBC on numerous aspects of the merger, the past and current business operations of CCB and NCBC, the financial condition and future prospects and operations of CCB and NCBC, the effects of the merger on the financial condition and future prospects of CCB and NCBC and other matters that J.P. Morgan believed necessary or appropriate to its inquiry. In addition, J.P. Morgan reviewed other financial studies and analyses and considered such other information that it deemed appropriate for the purposes of its opinion.

   J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by CCB and NCBC or that it otherwise reviewed. J.P. Morgan is not responsible or liable for that information or its accuracy. J.P. Morgan did not conduct any valuations or appraisals of any assets or liabilities, nor were any valuations or appraisals provided to J.P. Morgan. In relying on financial analyses and forecasts provided to it, J.P. Morgan has assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial conditions of CCB and NCBC to which those analyses or forecasts relate. J.P. Morgan also assumed that, in the course of obtaining regulatory and third party consents for the merger and the other transactions contemplated by the merger agreement and this document, no restriction will be imposed that will have a material adverse effect on the future results of operations or financial conditions of CCB or NCBC. J.P. Morgan also assumed that the merger will be accounted for as a pooling-of-interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. J.P. Morgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

   The projections furnished to J.P. Morgan for CCB and NCBC were prepared by the respective managements of each company. Neither CCB nor NCBC publicly discloses internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the merger, and the projections were not prepared with a view toward public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in the projections.

   As is customary in the rendering of fairness opinions, J.P. Morgan based its opinion on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of its opinion. Subsequent developments may affect the opinion, and J.P. Morgan does not have any obligation to update, revise or reaffirm its opinion. J.P. Morgan expressed no opinion as to the price at which either CCB's or NCBC's common stock will trade at any future time. In addition, J.P. Morgan did not solicit third party indications of interest in connection with its engagement.

   In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that J.P. Morgan utilized in providing its March 17, 2000 opinion. We have presented some of the summaries of financial analyses in tabular format. In order to understand the financial analyses used by J.P. Morgan more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of J.P. Morgan's financial analyses.

   Offer Valuation. J.P. Morgan reviewed the terms of the proposed merger, including the historical relationship between the stock prices of CCB and NCBC and the aggregate transaction value. J.P. Morgan also reviewed the value of the consideration offered based upon the $20.31 closing price of NCBC common stock on March 16, 2000, the last trading day prior to the March 17, 2000 meeting of CCB's board of directors. This analysis indicated that the implied value of NCBC's proposal was approximately $49.77 per share of CCB common stock. J.P. Morgan calculated that, based on this proposal, CCB common stockholders would receive a premium of 25.2% to the $39.75 closing price of CCB common stock on March 16, 2000. J.P. Morgan also determined that CCB's shareholders would own approximately 47% of the combined company immediately following the merger.

   Pro Forma Merger Analysis. J.P. Morgan analyzed pro forma earnings per share forecasts for calendar years 2000 and 2001 based upon estimates provided by I/B/E/S. I/B/E/S is a data service that monitors and publishes compilations of earnings estimates by selected research analysts. In performing this analysis, J.P. Morgan considered the cost savings expected to be achieved in 2000 and 2001. The analysis showed that the merger would be accretive to the GAAP earnings per share, cash earnings per share and tangible book value per share of the combined company in calendar years 2000 and in 2001.

   Contribution Analysis. J.P. Morgan reviewed and analyzed the relative contributions to be made by CCB and NCBC to the combined entity. These contributions were compared to the approximately 47% continuing ownership stake that CCB's shareholders would have in the combined company following the merger.

   The following table illustrates the relative contribution by CCB to a combined CCB/NCBC entity, excluding transaction synergies:

                                                                        CCB
      Contribution basis                                            contribution
      ------------------                                            ------------
      Historical financial performance (as of December 1999)
      Assets.......................................................      54%
      Net loans....................................................      60
      Deposits.....................................................      59
      Tangible common equity.......................................      56
      GAAP earnings................................................      55
      Cash earnings................................................      54
      Projected financial performance (as of March 16, 2000)
      2000 GAAP earnings...........................................      53%
      2001 GAAP earnings...........................................      51
      2000 cash earnings...........................................      53
      2001 cash earnings...........................................      51

   J.P. Morgan also determined the market value contributed by CCB and NCBC to the combined entity. This analysis indicated that as of March 16, 2000, CCB contributed 41.2% of the combined entity based on its closing price of $39.75 that day, and 47% of the combined entity based on the price of $49.77 per share implied by the terms of NCBC's proposal.

   Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of CCB with similar data for selected publicly traded companies (the "regional bank peers") engaged in businesses which J.P. Morgan judged to be reasonably comparable to those of CCB. These companies were:

   Old National Bancorp                 Cullen/Frost Bankers, Inc.
   Trustmark Corporation                Centura Banks, Inc.
   Compass Bancshares, Inc.             FirstMerit Corporation
   First Tennessee National Corporation First Virginia Banks, Inc.
   Hibernia Corporation                 Mercantile Bankshares Corporation

   These companies were selected because of their operating, organizational and overall business similarities with CCB. The median valuation levels for the regional peer group was determined, as well as the median of the bottom and top quartile of the banks based upon 2000 price to earnings valuation. Based upon a review of such information and closing stock prices on March 16, 2000, J.P. Morgan determined that CCB generally traded in line with the median level of its peer group.

                                                     Regional bank peers
                                                --------------------------------
                                                                BOTTOM    TOP
                                                 CCB   MEDIAN  QUARTILE QUARTILE
                                                -----  ------  -------- --------
Price to:
    2000 estimated EPS.........................  11.1x  11.8x     8.9x    14.6x
    2001 estimated EPS.........................  10.1x  10.8x     8.1x    13.5x
    Book value per share....................... $2.20  $1.95    $1.58    $2.65
    Tangible book value per share.............. $2.25  $2.25    $1.82    $3.63

   J.P. Morgan also calculated a range of imputed values for a share of CCB common stock based on the ratios for the regional bank peers. This analysis resulted in a range of imputed values for CCB common stock of between $35 and $42.

   Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined the following proposed or completed bank merger of equals transactions, each of which had a value greater than $1 billion and was announced since January 1998. The market premium, ownership split and board composition were all within the parameters of the comparable transactions.

                                              MARKET                  BOARD
                                           PREMIUM(/1/) OWNERSHIP REPRESENTATION
                                           ------------ --------- --------------
   National Commerce / CCB................     25.2%     53%/47%      50%/50%
   Dime / Hudson United...................     (4.2)      56/44        52/48
   Zions / First Security.................     52.6       48/52        50/50
   Fleet Financial / BankBoston...........     29.1       62/38        55/45
   Star Banc / Firstar....................     43.0       50/50        56/44
   Norwest / Wells Fargo..................      9.4       48/52        50/50
   NationsBank / Bank America.............     (1.2)      55/45        55/45
   Banc One / First Chicago...............     11.2       60/40        50/50
   Travelers / Citigroup..................     10.4       50/50        50/50

--------
  (1) Premium based upon stock price five days prior to announcement except for NCBC / CCB which is based on one day prior due to significant market movements unrelated to the merger

   J.P. Morgan calculated the high, median and low premiums represented by the purchase price paid in such acquisitions to the market price five days prior to announcement, as well as the transaction multiple implied by the transaction value over the last twelve months earnings per share, estimates of the next 12 months' projected earnings per share, book value per share and tangible book value per share. In addition, J.P. Morgan calculated the same transaction premiums and multiples, as adjusted for the movement in the S&P Bank Index since the announcement of the transaction. J.P. Morgan then compared these premiums and multiples to those offered to CCB in the merger and determined that the transaction premium and multiples were in line with similar merger of equals.

                                     As announced                       As adjusted
                          -------------------------------------- -----------------------------
                          Proposed   Comparable       Comparable   Comparable       Comparable
                           merger       range           median        range           median
                          -------- -----------------  ---------- -----------------  ----------
5 day premium (/1/).....    25.2%   (4.2%)   -  52.6%    10.8%    (4.2%)   -  52.6%    10.8%
Last twelve months EPS..    15.3x    8.0x    -  31.4x    20.7x     7.6x    -  24.1x    15.5x
Next twelve months EPS..    13.8x    7.3x    -  24.8x    17.5x     6.9x    -  19.0x    12.8x
Book value per share....   $2.76   $1.29     - $4.05    $3.27    $1.20     - $3.00    $2.60
Tangible book value per
 share..................   $2.82   $1.65     - $8.60    $3.97    $1.55     - $6.59    $3.03

--------

(1) Premium based upon stock price five days prior to announcement except for the proposed NCBC / CCB merger, which is based on one day prior due to significant market movements unrelated to the merger

J.P. Morgan also calculated a range of imputed values for a share of CCB common stock based on the ratios for the comparable transactions, adjusted for movement in the S&P Bank

Index. This analysis resulted in a range of imputed values for CCB common stock of between $37 and $54.

   Discounted Cash Flow Analysis. Using a discounted cash flow analysis, J.P. Morgan estimated the net present value of distributable capital that CCB could produce on a stand-alone basis from 2000 through 2009 and distribute to CCB's shareholders. In this analysis, J.P. Morgan used I/B/E/S earnings estimates for 2000 and 2001 and assumed that CCB's earnings were grown thereafter at an annual rate ranging from 9% to 12%. For each growth rate, J.P. Morgan calculated the sum of: (i) the estimated 2000-2009 distributable capital per share, projected such that CCB's tangible equity to assets ratio would be maintained at 7.5%, and discounted to present values at an assumed discount rate of 11%, and (ii) the terminal values per share of CCB common stock based on assumed multiples of CCB's projected 2010 earnings ranging from 9.0x to 12.0x. This discounted cash flow analysis indicated a reference range of $40 to $52 per share of CCB common stock.

   J.P. Morgan also used a discounted cash flow analysis to estimate the net present value of transaction synergies assumed to result from the merger attributable to CCB shareholders. These synergies were assumed to produce distributable capital resulting from: (i) cost savings, which were assumed to be achieved in 2000 and 2001 and then grow at 3% annually; and (ii) a restructuring charge based on fully phased-in cost savings. The transaction synergy cash flows were discounted to present values at an assumed discount rate of 11%, and terminal values were based on assumed multiples of projected 2010 transaction synergies ranging from 9.0x to 12.0x. This discounted cash flow analysis indicated a reference range for transaction synergies of $3.69 to $4.37 per share of CCB common stock.

   In addition, J.P. Morgan tested the sensitivity of the values for CCB on a stand-alone basis and for transaction synergies by varying certain assumptions. The reference ranges were not materially changed by reasonable variations of key assumptions.

   J.P. Morgan also performed a discounted cash flow analysis to estimate the distributable capital from 2000 through 2009 for NCBC on a stand-alone basis. In this analysis, J.P. Morgan used I/B/E/S earnings estimates for 2000 and 2001 and assumed that NCBC's earnings were grown thereafter at an annual rate ranging from 10% to 18%. For each growth rate, J.P. Morgan calculated the sum of: (i) the estimated 2000-2009 distributable capital per share, projected such that NCBC's tangible equity to assets ratio would be maintained at 7.5%, and discounted to present values at an assumed discount rate of 11%; and (ii) the terminal values per share of NCBC common stock based on assumed multiples of NCBC's projected 2010 earnings ranging from 10.0x to 18.0x. This discounted cash flow analysis indicated a reasonable reference range of $17 to $36 per share of NCBC common stock.

   This summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that one must consider its opinion, the summary and its analyses as a whole. Selecting portions of this summary and these analyses, without considering the analyses as a whole, would create an incomplete view of the processes underlying the analyses and opinion. In arriving at its opinion, J.P. Morgan considered the results of all of the analyses as a whole. No single factor or analysis was determinative of J.P. Morgan's fairness determination. Rather, the totality of the factors considered and analyses performed operated collectively to support its determination. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry-specific factors. This summary sets forth under the description of each analysis the other principal assumptions upon which J.P. Morgan based that analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that either company or the combined company might achieve, which values may be higher or lower than those indicated. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, these forecasts and analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Therefore, none of CCB, NCBC, J.P. Morgan or any other person assumes responsibility if future results are materially different from those forecasted. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

   As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. CCB selected J.P. Morgan to advise it and deliver a fairness opinion with respect to the merger on the basis of such experience and its familiarity with CCB.

   CCB has agreed to pay J.P. Morgan a total fee equal to 0.40% of the transaction consideration less $500,000. $1 million of the fee was paid upon execution of the merger agreement and $1 million was paid upon the mailing of this document. The balance of the fee is payable upon the closing of the merger. CCB also agreed to reimburse J.P. Morgan for its reasonable expenses, including the fees and disbursements of counsel, and to indemnify J.P. Morgan against various liabilities, including liabilities which may arise under the federal securities laws.

   J.P. Morgan and it affiliates have provided financial advisory, capital markets and commercial banking services to CCB, for which they receive customary fees. In the ordinary course of their business, J.P. Morgan and its affiliates may actively trade the debt and equity securities of CCB or NCBC for their own accounts or for the accounts of customers, and, accordingly, they may at any time hold long or short positions in such securities.

The Merger

   Subject to the terms and conditions of the merger agreement and in accordance with Tennessee and North Carolina law, at the effective time CCB will merge into NCBC. NCBC will be the surviving corporation and will continue its corporate existence under the laws of Tennessee. When the merger is effective, the separate corporate existence of CCB will terminate. The charter of NCBC will be the charter of the combined company, and the bylaws of NCBC will be the bylaws of the combined company. At the effective time, NCBC will amend it charter to authorize it to issue up to 400,000,000 shares of NCBC common stock, instead of the 175,000,000 authorized under the current NCBC charter.

Conversion of Stock; Treatment of Options

   CCB Common Stock. At the effective time, each share of CCB common stock outstanding, together with the attached CCB preferred stock right, will be converted into and exchanged for the right to receive 2.45 shares of NCBC common stock and cash instead of fractional shares. The exchange ratio is subject to customary adjustments to preserve the relative value of the consideration CCB shareholders are to receive in the event of stock splits, reverse stock splits or the like before the merger is completed as described below under "--Antidilution Adjustments." Because the exchange ratio is fixed and because the market price of NCBC common stock will fluctuate, the value of the shares of NCBC common stock that CCB shareholders will receive in the merger may increase or decrease, both before and after the merger.

   Some shares of CCB common stock will not be converted in the merger. These include shares held by NCBC or CCB or any of our wholly-owned subsidiaries, except for shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity that are beneficially owned by third parties ("Trust Account Shares") or shares held by NCBC or CCB or any of our subsidiaries in respect of a debt previously contracted ("DPC Shares"). Each outstanding share of CCB common stock owned by NCBC, CCB or any of our wholly-owned subsidiaries, other than Trust Account Shares or DPC Shares, will be canceled at the effective time and will cease to be outstanding. No NCBC common stock or other consideration will be delivered in exchange for these shares. All shares of NCBC common stock that are owned by CCB or any of its wholly-owned subsidiaries, other than Trust Account Shares and DPC Shares, will become authorized, but unissued shares, of NCBC's common stock.

   CCB Stock Options. Each option to acquire CCB common stock granted under CCB's stock option and incentive plans outstanding and unexercised immediately prior to the effective time will be converted automatically at the effective time into an option to purchase NCBC common stock, with the following adjustments:

  . the number of shares of NCBC common stock subject to the new option will be equal to the product of the number of shares of CCB common stock subject to the original option and the exchange ratio, rounded to the nearest whole share; and

  . the exercise price per share of NCBC common stock subject to the new option will be equal to the exercise price under the original option divided by the exchange ratio, rounded to the nearest whole cent.

   The duration and other terms of each new NCBC option will be substantially the same as the original CCB option, except that all references to CCB will be deemed to be references to NCBC. In any event, options that are incentive stock options under the U.S. tax code will be adjusted in the manner prescribed by the U.S. tax code.

   Antidilution Adjustments. If before the effective time the outstanding shares of CCB common stock or NCBC common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment will be made to the exchange ratio.

   NCBC Common Stock. All shares of NCBC common stock issued and outstanding immediately before the effective time will remain issued and outstanding immediately after completion of the merger as shares of common stock of the surviving corporation. They will not be affected by the merger.

Exchange of Certificates; Fractional Shares

   Exchange Procedures. At or prior to the effective time of the merger, NCBC will deposit with The Bank of New York, as exchange agent, or another bank or trust company reasonably acceptable to each of us, for the benefit of CCB shareholders, certificates representing the shares of NCBC common stock and cash instead of any fractional shares to be issued under the merger agreement in exchange for outstanding shares of CCB common stock. We refer to the fund into which NCBC deposits the certificates and cash, together with any dividends or distributions on the fund, as the "exchange fund."

   Within five business days after the date of the effective time, the exchange agent will mail a transmittal letter to CCB shareholders. The form of transmittal letter will contain instructions about the surrender of CCB common stock certificates for NCBC common stock certificates and any cash instead of fractional shares.

   CCB common stock certificates should not be returned with the enclosed proxy card. They should not be forwarded to the exchange agent unless and until you receive a transmittal letter following the effective time.

   After the effective time, you will not be paid dividends or other distributions declared on the NCBC common stock into which your CCB common stock has been converted until you surrender your CCB common stock certificates for exchange. When you surrender your CCB certificates, NCBC will pay you any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of CCB of shares of CCB common stock issued and outstanding immediately prior to the effective time. If CCB common stock certificates are presented for transfer after the effective time, they will be canceled and exchanged for certificates representing the applicable number of shares of NCBC common stock. Any CCB shareholder that requests that NCBC common stock certificates be issued in a name other than that in which the certificate being surrendered is registered will have to pay transfer taxes to the exchange agent in advance.

   No Fractional Shares Will Be Issued. The exchange agent will not issue fractional shares of NCBC common stock to you in the merger. Accordingly, there will be no dividends or voting rights with respect to any fractional shares. For each fractional share that would otherwise be issued, the exchange agent will pay cash in an amount equal to the fraction of a whole share that would otherwise have been issued, multiplied by the average of the closing sale prices of NCBC common stock on the Nasdaq National Market as reported by the Wall Street Journal for the five trading days immediately preceding the date of the effective time. No interest will be paid or accrued on the cash in lieu of fractional shares.

   None of NCBC, CCB or any other person will be liable to any former CCB shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

   Lost, Stolen or Destroyed CCB Common Stock Certificates. If you have lost a certificate representing CCB common stock, or it has been stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement on receipt of appropriate evidence of the loss, theft or destruction and appropriate evidence that you own the certificate. The exchange agent may also require you to post bond in an amount necessary to protect against any claim that may be made against NCBC about ownership of the lost certificate.

   No Action By NCBC Shareholders Required. NCBC shareholders will not be required to exchange certificates representing their shares of NCBC common stock or otherwise take any action as a result of the completion of the merger. You do not need to submit share certificates for NCBC common stock to NCBC, CCB, the exchange agent or to any other person in connection with the merger.

   For a description of the NCBC common stock and a description of the differences between the rights of CCB shareholders and NCBC shareholders, see "NCBC Capital Stock" and "Comparison of Rights of NCBC Shareholders and CCB Shareholders."

Effective Time

   The "effective time" will be the time set forth in the articles of merger that we will file with the Secretary of State of Tennessee and with the Secretary of State of North Carolina. We will close the merger on a date on which each of us agrees, but in any case no later than five business days after the satisfaction or waiver, where waiver is legally permissible, of the last remaining condition to the merger, unless extended by our mutual agreement. See "--Conditions to Consummation of the Merger."

   We anticipate that we will complete the merger during the fiscal quarter ending September 30, 2000. However, completion could be delayed if there is a delay in obtaining the necessary regulatory approvals or for a number of other reasons. There can be no assurances as to if or when these approvals will be obtained or that the merger will be completed. If we do not complete the merger by March 17, 2001, either of us may terminate the merger agreement, unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements in the merger agreement. See "--Conditions to Consummation of the Merger" and "--Regulatory Approvals Required for the Merger."

Representations and Warranties

   The merger agreement contains representations and warranties of NCBC, on the one hand, and CCB, on the other, as to, among other things:

   . the corporate organization and existence of each party and its subsidiaries;

   .  the capitalization of each party and its subsidiaries;

   .  the corporate power and authority of each party;

   .  the compliance of the merger agreement with:

     -  the organizational documents of each party;

     -  applicable law; and

     -  material agreements, instruments or obligations;

   .  governmental approvals and consents;

   .  the timely filing of required regulatory reports;

   .  each party's financial statements and filings with the SEC;

   .  each party's financial advisor's fees;

   . the absence of material changes in each party's business since December 31, 1999;

   .  the absence of material legal proceedings and injunctions;

   .  the filing and accuracy of each party's tax returns;

   .  each party's employee benefit plans and related matters;

   . the availability and accuracy of each party's reports and filings with the SEC;

  . each party's compliance with applicable law, including the proper administration of all accounts for which each party is a fiduciary;

  . the validity of, and the absence of material defaults under, various contracts;

   .  agreements between each party and regulatory agencies;

   .  the use of derivative instruments such as swaps and options;

   .  the absence of undisclosed liabilities;

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

   .  insurance matters;

   .  the absence of environmental liabilities;

  .  the inapplicability to the merger of state anti-takeover laws;

   .  the tax and accounting treatment of the merger; and

   .  the status of financial holding company eligibility of each party.

Conduct of Business Prior to Merger

   Under the merger agreement, prior to the effective time, each of us has agreed to, and to cause each of our subsidiaries to:

   .  conduct its business in the ordinary course;

  . use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees; and

  . take no action that would adversely affect or delay the ability of either of us to obtain the necessary approvals of any regulatory agency or other governmental entity or to perform our covenants and agreements under the merger agreement or the option agreements, or to consummate the contemplated transactions.

   In addition, except as expressly contemplated by the merger agreement or as disclosed prior to signing the merger agreement, or as contemplated by the stock option agreements, each of us has agreed that, without the consent of the other party, we and our subsidiaries will not, among other things:

  . other than in the ordinary course of business, incur any indebtedness for borrowed money other than short-term indebtedness incurred to refinance short-term indebtedness, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

  .  adjust, split, combine or reclassify any of our capital stock;

  . make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except:

    - in the case of NCBC, for regular quarterly cash dividends at a rate not in excess of $.105 per share of NCBC common stock;

    - in the case of CCB, for regular quarterly cash dividends on CCB common stock at a rate not in excess of $.31 per share of CCB common stock; or

    - for dividends paid by any of the subsidiaries of each of NCBC and CCB to NCBC or CCB or any of their subsidiaries, respectively, and dividends paid in the ordinary course of business consistent with past practice by any subsidiaries of each of CCB and NCBC;

  . grant any stock appreciation rights or grant any right to acquire any shares of its capital stock other than:

    - pursuant to NCBC stock plans or CCB stock plans in the ordinary course of business; or

    - the conversion of employee or director stock options pursuant to the acquisition of Piedmont Bancorp, Inc. by NCBC;

   .  issue any additional shares of capital stock except:

    - upon the exercise of stock options outstanding as of the date of the merger agreement;

    - under the option agreements; or

    - in connection with the acquisition of Piedmont Bancorp, Inc. by NCBC;

  . sell, transfer, mortgage, encumber or otherwise dispose of any material part of its business or any of its properties or assets to any individual, corporation or other entity other than a subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business or under contracts or agreements in force at the date of the merger agreement;

  . except for transactions in the ordinary course of business or under contracts or agreements in force at the date of or permitted by the merger agreement, make any material investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets, in any other individual, corporation or other entity other than a subsidiary of that corporation or entity;

  . except for transactions in the ordinary course of business, terminate or waive any material provision of any of its material contracts or agreements, or make any change in any instrument or agreement governing the terms of any of its securities, or enter into any material lease or contract other than normal renewals of contracts and leases without material adverse changes of terms;

  . increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any of its employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

  . solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or authorize any individual, corporation or other entity to solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or provide or cause to be provided any confidential information in connection with, any inquiries or proposals relating to the position of all or substantially all of its business or assets, or the acquisition of its voting securities, or the merger of it or any of its subsidiaries with any corporation or other entity other than as provided by the merger agreement. Each party will promptly notify the other of all of the relevant details relating to all inquiries and proposals that it may receive relating to any of these matters;

  . settle any material claim, action or proceeding involving monetary damages, except in the ordinary course of business;

  . knowingly take any action that would prevent or impede the merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the U.S. tax code;

  .  amend its organizational documents or its bylaws;

  . other than in prior consultation with the other party to the merger, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

  . take any action that is intended or expected to result in any of its representations, warranties, covenants or agreements being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law;

  . implement or adopt any change in its accounting principles, practices or methods, other than as may be required by U.S. generally accepted accounting principles or regulatory guidelines; or

  . agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions listed above.

Other Agreements

   In addition to the agreements about the conduct of our businesses we have described above, we have also agreed in the merger agreement to take several other actions:

  . we have agreed to cooperate with each other and to use our reasonable best efforts to promptly prepare and file all necessary documentation to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the merger;

  . we have agreed to give each other access to all of our properties, books, contracts, commitments and records and to provide information about our businesses, properties and personnel and to keep each other's information confidential, subject to the restrictions and for the purposes set forth in the merger agreement;

  . each of us has agreed to call a special meeting of our shareholders as soon as reasonably practicable for the purpose of voting on the merger agreement and to use our reasonable best efforts, subject to applicable law, to hold the special meetings on the dates set;

  . we have agreed to use our reasonable best efforts to take all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on either of us or our subsidiaries relating to the merger and to consummate the merger; and

  . NCBC has agreed to cause the shares of NCBC common stock to be issued in the merger to be qualified for quotation on the Nasdaq National Market as of the effective time.

   Also, we have agreed with respect to employee benefit plans:

  . that the employee benefit plans in place at the effective time covering employees of NCBC and CCB will remain in effect for these employees until the combined company adopts new benefit plans covering employees of the combined company;

  . that we will cooperate with each other in reviewing, evaluating and analyzing the NCBC employee benefit plans and the CCB employee benefit plans in order to develop appropriate new benefit plans;

  . that we will honor in accordance with their terms all benefits vested as of March 17, 2000 under CCB's benefit plans, NCBC's benefit plans or under other contracts, arrangements, commitments or understandings described in the merger agreement;

  . that the merger agreement does not prevent NCBC from amending, modifying or terminating any CCB benefit plan, NCBC benefit plan or other contract, arrangement, commitment or understanding in accordance with its terms and applicable law; and

  . that we mutually intend to coordinate our efforts to establish a program designed to retain and provide incentives to key personnel in a manner that provides for equitable treatment of similarly situated NCBC and CCB employees.

   In addition, in connection with the approval of the merger, the NCBC Board and the Benefits Committee of National Bank of Commerce approved an amendment to the Retirement Plan for Employees of National Bank of Commerce, Memphis, Tennessee to provide that the execution of the merger agreement and related documents, any change in the composition of the NCBC Board or the Bank's board of directors resulting from the merger, and any other actions, transactions or consequences contemplated by or resulting from the merger, will not constitute a "change in control" within the meaning of that plan.

Conditions to Completion of the Merger

   Our obligations to complete the merger are subject to the satisfaction or waiver, where permissible, of the following conditions at or prior to the effective time:

  . the merger agreement and the transactions it contemplates will have been duly approved by the requisite vote of shareholders of each company;

  . the shares of NCBC common stock that are to be issued upon completion of the merger will have been qualified for quotation on the Nasdaq National Market subject to official notice of issuance;

  . all regulatory approvals required to consummate the merger will have been obtained and will remain in full force and effect and all statutory waiting periods required by law will have expired;

  . the registration statement of which this document forms a part will have become effective, no stop order suspending the effectiveness of the registration statement will have been issued by the SEC and no proceedings for that purpose will have been initiated or threatened by the SEC;

  . no order, injunction or decree issued by any court or agency with jurisdiction, or other legal restraint or prohibition preventing completion of the merger will be in effect;

  . no statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced by any governmental entity that materially restricts or makes illegal completion of the merger;

  . each of us will have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to us, dated the closing date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each of these opinions that are consistent with the state of facts existing at the effective time:

    - the merger will constitute a reorganization under Section 368(a) of the U.S. tax code and CCB and NCBC will each be a party to the reorganization;

    -  no gain or loss will be recognized by CCB as a result of the merger;
       and

    - no gain or loss will be recognized by CCB shareholders who exchange all of their CCB common stock solely for NCBC common stock pursuant to the merger, except with respect to cash received instead of a fractional share interest in NCBC common stock;

  . each of us will have received a letter from our independent accountants to the effect that the merger will qualify for pooling-of-interests accounting treatment;

  . the representations and warranties of the other party to the merger agreement will be true and correct in all material respects as of the date of the merger agreement and, except to the extent that the representations and warranties speak as of an earlier date, as of the closing date as though made on the closing date, except that for purposes of this condition, these representations and warranties, except for each party's representations and warranties as to its capitalization, as to the absence of any material adverse effect since December 31, 1999 and the absence of undisclosed liabilities that would have a material adverse effect, will be deemed to be true and correct unless the failure of these representations and warranties to be true and correct, individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in the representations and warranties, would have a material adverse effect on the other party; and

  . the other party to the merger agreement will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date.

   The merger agreement defines "material adverse effect" as a material adverse effect on:

  . the business, operations, results of operations or financial condition of CCB, NCBC or the surviving corporation, as the case may be, and its subsidiaries, taken as a whole; or

  . the ability of CCB, NCBC or the surviving corporation, as the case may be, to complete in a timely manner the transactions contemplated by the merger agreement.

Regulatory Approvals Required for the Merger

   We have agreed to use our reasonable best efforts to obtain all regulatory approvals required to consummate the merger. We refer to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the "requisite regulatory approvals." These include approval from the Board of Governors of the Federal Reserve System, the North Carolina Commissioner of Banks and various state and federal regulatory authorities. We intend to complete the filing of applications and notifications so that we will obtain the requisite regulatory approvals promptly after the date of this document. The merger cannot proceed in the absence of the requisite regulatory approvals. We cannot assure you that the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of any of these approvals or the absence of any litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

   We are not aware of any other material governmental approvals or actions that are required prior to the parties' consummation of the merger other than those described below.

We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, we cannot assure you that any of these additional approvals or actions will be obtained.

   Federal Reserve Board. The merger is subject to approval by the Board of Governors of the Federal Reserve System under Sections 3 and 4 of the federal Bank Holding Company Act and Section 25(a) of the Federal Reserve Act. NCBC has filed the required application and notifications with the Federal Reserve Board for approval of the merger. Assuming Federal Reserve Board approval, the merger may not be consummated for 30 days after such approval, during which time the Department of Justice may challenge the merger on antitrust grounds. With the approval of the Federal Reserve Board and the Department of Justice, the waiting period may be reduced to no less than 15 days.

   The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize, or to attempt to monopolize, the business of banking in any part of the United States, or that may have the effect in any section of the United States of substantially lessening competition or tending to create a monopoly, or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

   In addition, in reviewing a transaction under the Bank Holding Company Act, the Federal Reserve Board will consider the financial and managerial resources of our companies and their subsidiary banks and the convenience and needs of the communities to be served. As part of its consideration of these factors, we expect that the Federal Reserve Board will consider the regulatory status of NCBC and CCB, and the overall capital and safety and soundness standards established by the Federal Deposit Insurance Corporation Improvement Act of 1991 and the regulations issued under that statute.

   Under the Community Reinvestment Act of 1977, the Federal Reserve Board will take into account our records of performance in meeting the credit needs of our entire communities, including low- and moderate-income neighborhoods, served by our companies. Each of our banking subsidiaries has received a satisfactory Community Reinvestment Act rating from its primary federal regulator.

   The Federal Reserve Board has furnished notice and a copy of the application for approval of the merger to the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the appropriate state regulatory authorities. These agencies have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from any of these agencies within this 30-day period. Furthermore, the Bank Holding Company Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the application submitted by NCBC for approval of the merger, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. Any hearing or meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board.

   If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of Federal Reserve Board approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger's effect on competition differently than the Federal Reserve Board, and thus it is possible that the Department of Justice could reach a different conclusion than the Federal Reserve Board regarding the merger's competitive effects. In particular, the Department of Justice may focus on the impact of the merger on competition for loans and other financial services to single and middle market businesses. Failure of the Department of Justice to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

   Our rights to exercise our options under the stock option agreements are also subject to the prior approval of the Federal Reserve Board, to the extent that the exercise of these options would result in one of us owning more than 5% of the outstanding shares of common stock of the other. Each of us has filed or intends to file the required application and notifications with the Federal Reserve Board for approval of the exercise of its option under the relevant option agreement. In considering whether to approve either company's right to exercise its option, including its right to purchase more than 5% of the outstanding shares of the other company's common stock, the Federal Reserve Board would generally apply the same statutory criteria it would apply to its consideration of approval of the merger.

   North Carolina Commissioner of Banks. North Carolina banking laws require an out-of-state bank holding company seeking to acquire a North Carolina bank or bank holding company to file with the Commissioner of Banks a copy of the application filed with the Federal Reserve Board, to pay various fees, to include a statement in the filing package describing the conditions, restrictions, requirements and limitations that would be placed by the host state of the acquiror upon an acquisition by a North Carolina bank holding company, and to publish a notice of intent to acquire in a newspaper of general circulation newspaper in the cities where the relevant companies have their principal offices. The Commissioner has 90 days to approve or reject the application. The Commissioner may condition approval upon the transaction being subject to all conditions, restrictions, requirements and limitations that would be applied to the transaction by the host state of the acquiror. In granting or denying approval, the Commissioner may also consider safety and soundness issues and the character, experience and financial responsibility of the acquiror's officers and directors.

   Other State Regulatory Authorities. Applications or notifications have been or will be filed with various state financial institution regulatory authorities in connection with acquisitions or changes in control of CCB or its subsidiaries that may be deemed to result from the consummation of the merger. In addition, the merger may be reviewed by the attorneys general in the various states in which NCBC and CCB own banking subsidiaries.

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

These authorities may be empowered under the applicable state laws and regulations to investigate or disapprove the merger under the circumstances and based upon the review provided for in applicable state laws and regulations.

Material Federal Income Tax Consequences

   The following is a summary of the material anticipated U.S. federal income tax consequences of the merger to CCB shareholders who hold CCB common stock as a capital asset. The summary is based on the U.S. tax code, regulations of the U.S. Treasury Department under the U.S. tax code, administrative rulings and court decisions, in each case as in effect as of the date of this document, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the merger. In particular, this summary may not address U.S. federal income tax considerations applicable to you if you are a CCB shareholder subject to special treatment under U.S. federal income tax law, including, for example:

  .  foreign persons

  .  financial institutions

  .  dealers in securities

  . traders in securities who elect to apply a mark-to-market method of accounting

  .  insurance companies

  .  tax-exempt entities

  . holders who acquired their shares of CCB common stock through exercise of an employee stock option or right, or otherwise as compensation

  . holders who hold CCB common stock as part of a hedge, straddle, conversion or constructive sale transaction

In addition, we do not provide any information in this document about the tax consequences of the merger under applicable foreign, state or local laws or under any federal laws other than those pertaining to the income tax.

   If you are a CCB shareholder, we urge you to consult with your tax advisors about the particular tax consequences of the merger to you, including the effects of U.S. federal, state or local, or foreign and other tax laws.

   In connection with the filing of the registration statement containing this document with the SEC, the law firm of Wachtell, Lipton, Rosen & Katz has delivered an opinion, addressing the U.S. federal income tax consequences of the merger described below. That opinion has been rendered on the basis of facts, representations and assumptions set forth or referred to in the opinion. In rendering this opinion, Wachtell, Lipton, Rosen & Katz required and relied upon factual representations contained in certificates of officers of NCBC and CCB. The opinion is to the effect that, for U.S. federal income tax purposes:

  .  the merger will constitute a reorganization within the meaning of
     Section 368(a) of the U.S. tax code and CCB and NCBC will each be a party to the reorganization;

  . neither NCBC nor CCB will recognize any gain or loss as a result of the merger; and

  . CCB shareholders who exchange their CCB common stock solely for NCBC common stock pursuant to the merger will recognize no gain or loss, except with respect to cash received instead of a fractional share interest in NCBC common stock.

   In addition, our respective obligations to complete the merger are conditioned upon our receipt of a further opinion of Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, on the basis of facts, representations and assumptions set forth in that opinion that are consistent with the state of facts existing at the effective time of the merger, substantially to the foregoing effect.

   None of the tax opinions delivered to the parties in connection with the merger as described in this document are binding on the IRS or the courts, and we do not intend to request a ruling from the IRS with respect to the merger.

   Cash that CCB shareholders receive instead of a fractional share interest in NCBC common stock will be treated as received in redemption of the fractional share interest, and in most cases you should recognize capital gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of CCB common stock allocable to the fractional share interest. This capital gain or loss would be a long-term capital gain or loss if the holding period for the fractional share of CCB common stock is greater than one year at the effective time. The holding period of a share of NCBC common stock received in the merger, including a fractional share interest deemed received and redeemed as described above, will include the holding period in the CCB common stock surrendered in exchange for the NCBC common stock.

   Information Reporting and Backup Withholding. Payments related to CCB common stock may be subject to information reporting to the IRS and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to you or another payee if you or the payee completes and signs the substitute Form W-9 that we will include as part of the transmittal letter, or otherwise prove to NCBC and the exchange agent that you or the payee is exempt from backup withholding.

Accounting Treatment

   We expect the merger to qualify for treatment as a pooling-of-interests under generally accepted accounting principles. Under this method of accounting, CCB shareholders and NCBC shareholders will be deemed to have combined existing voting common stock interests by virtue of the exchange of shares of CCB common stock for shares of NCBC common stock. Accordingly, the book value of the assets, liabilities and shareholders' equity of each of NCBC and CCB, as reported on our consolidated balance sheets, will be carried over to the consolidated balance sheet of the combined company. No goodwill will be created. The combined company will be able to include in its consolidated income the consolidated income of both our companies for the entire fiscal year in which the merger occurs and prior periods will be restated to reflect the combined consolidated assets, liabilities and operations of both companies for such periods.

   It is a condition to each of our obligations to consummate the merger that we each receive an opinion from our independent accountants to the effect that the merger will qualify to be treated as a pooling-of-interests. See "-- Conditions to Consummation of the Merger."

   We have prepared the unaudited pro forma financial information contained in this document using the pooling-of-interests accounting method to account for the merger. See "Summary--Unaudited Comparative Per Share Data" and "Unaudited Pro Forma Condensed Financial Information."

Termination of the Merger Agreement

   The merger agreement may be terminated at any time before the effective time, whether before or after approval by NCBC shareholders and CCB shareholders:

  . Mutual Consent--by our mutual consent, if each of our Boards of Directors so determines by a vote of a majority of the members of the entire Board;

  .  Legal Impediment--by either of our Boards of Directors if:

    - any governmental entity that must grant a requisite regulatory approval has denied approval of the merger and this denial has become final and non-appealable; or

    - any governmental entity with jurisdiction has issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

  . Delay--by either of our Boards if the merger is not completed on or before March 17, 2001, unless the delay is caused by the failure of the party seeking to terminate the merger agreement to perform its obligations in the merger agreement; or

  . Breach--by either of our Boards, if the terminating party is not in material breach of the merger agreement, if there has been a material breach of the merger agreement on the part of the other party which, individually or in the aggregate, would constitute, if occurring or continuing on the closing date, the failure of the conditions described in either of the last two paragraphs under "--Conditions to Consummation of the Merger," and that is not cured within 45 days following written notice to the party committing the breach or that, by its nature, cannot be cured prior to the closing date.

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

   Whether or not we complete the merger, all fees and expenses we incur in connection with the merger will be paid by the party incurring the expenses. However, the costs and expenses of printing and mailing this document, and all filing and other fees paid to the SEC in connection with the merger, will be borne equally by each of us.

Extension, Waiver and Amendment of the Merger Agreement

   Extension and Waiver. At any time before the effective time, either of us, by action taken or authorized by our Board, may, to the extent legally allowed:

  . extend the time for the other to perform any of its obligations or other acts;

  . waive any inaccuracies in the representations and warranties of the other contained in the merger agreement or in any document delivered under the merger agreement; and

  . waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

   However, after NCBC or CCB shareholders approve the merger agreement, there may not be, without further approval of those shareholders, any extension or waiver of the merger agreement that reduces the amount or changes the form of the consideration to be delivered to the CCB shareholders, other than as described in the merger agreement.

   Amendment. Subject to compliance with applicable law, we may amend the merger agreement by action taken or authorized by both of our Boards at any time before or after NCBC shareholders or CCB shareholders approve the merger agreement, except that after the NCBC shareholders or CCB shareholders have given their approval, there may not be, without further approval of these shareholders, any amendment of the merger agreement that changes the amount or the form of the consideration to be delivered to the CCB shareholders, other than as described in by the merger agreement.

Public Trading Markets

   NCBC common stock is qualified for quotation on the Nasdaq National Market under the symbol "NCBC." CCB common stock is listed on the New York Stock Exchange under the symbol "CCB." Upon completion of the merger, the CCB common stock will be delisted from the New York Stock Exchange. It is a condition to the closing of the merger that NCBC cause the shares of NCBC common stock to be issued in the merger to be qualified for quotation on the Nasdaq National Market, subject to official notice of issuance.

Dividends

   We will coordinate the declaration and payment of regular quarterly cash dividends on NCBC common stock and CCB common stock with the intent that CCB shareholders will not receive two dividends for a single quarter, nor fail to receive one dividend that you would otherwise receive in the absence of the merger. All dividends on NCBC common stock, whether before or after the merger, are subject to determination by the NCBC Board in its discretion.

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

Interests of Certain Persons in the Merger

   Some members of NCBC's and CCB's management have interests in the merger that are in addition to the interests as NCBC or CCB shareholders they share with you. The NCBC and CCB Boards were aware of these different interests and considered them, among other matters, in approving the merger agreement and the transactions it contemplates.

   New Employment Agreements with NCBC Executives. In connection with the execution of the merger agreement, NCBC entered into employment agreements with each of Thomas M. Garrott, William R. Reed, Lewis E. Holland, David T. Popwell and Tom W. Scott. Each employment agreement is for an initial term of three years commencing at the closing of the merger, subject to automatic renewals on each anniversary of the effective time until the executive attains age 65 (other than Mr. Garrott's agreement, which does not automatically renew). During the employment period, Mr. Garrott will serve as the Chairman of the NCBC Board of Directors and as Chairman of the Executive Committee of such Board, Mr. Reed will serve as Chief Operating Officer of NCBC, Mr. Holland will serve as President of the non-banking businesses of NCBC, Mr. Popwell will serve as Executive Vice President of NCBC in charge of mergers and acquisitions and Mr. Scott will serve as Executive Vice President of the non-banking businesses of NCBC. During the employment period, Mr. Garrott's annual base salary will be at least $650,000, Mr. Reed's will be $340,000, Mr. Holland's will be $325,000, Mr. Popwell's will be $225,000 and Mr. Scott's will be $175,000. Each employment agreement provides that the executive will be eligible to receive an annual bonus on the same basis as peer executives of NCBC, although Mr. Popwell's agreement provides for a minimum annual bonus of $75,000. On the closing of the merger, Mr. Garrott will be granted 100,000 restricted shares of NCBC common stock and an option to acquire 300,000 shares of NCBC common stock, each of Messrs. Reed and Holland will be granted 30,000 restricted shares of NCBC common stock and an option to acquire 100,000 shares of NCBC common stock and each of Messrs. Popwell and Scott will be granted 20,000 restricted shares of NCBC common stock and an option to acquire 60,000 shares of NCBC common stock. The stock options shall have an exercise price equal to the fair market value of the NCBC common stock on the date of grant. Each award of restricted stock and each stock option will vest in three equal installments on each of the first, second and third anniversaries of the date of grant (subject to accelerated vesting upon a change of control of NCBC and upon certain terminations of employment as described below). Pursuant to the employment agreements, each of the executives will be entitled to participate in the employee benefit plans, practices and policies provided to peer executives of NCBC, including change of control protection in the form of a new change of control agreement that will be effective following the closing of the merger.

   Mr. Garrott's employment agreement provides that, upon the occurrence of specific events, including a breach of the agreement by NCBC, Mr. Garrott may elect to be employed on part-time status until he attains age 65. NCBC also has the right to elect to place Mr. Garrott on part-time status. While on part-time status, Mr. Garrott will be entitled to receive the following payments and benefits through his attainment of age 65: (1) 75% of the average compensation paid to him for the two highest of the three compensation years

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

preceding the year of part-time status election; (2) continued participation in NCBC's retirement, compensation and welfare benefit plans; (3) an office and support services on the same basis as executive officers of NCBC; and (4) the shares of restricted stock and stock options will vest immediately. In addition, the agreement provides Mr. Garrott and his spouse with lifetime medical and dental insurance coverage. The agreement also provides Mr. Garrott with change in control protection in the event of a change of control of NCBC following the closing of the merger on the same basis as his existing employment agreement. See "--Effect of the Merger on Existing NCBC Employment Agreements."

   The employment agreements for Messrs. Reed, Holland, Popwell and Scott provide that, upon the termination of an executive's employment with NCBC other than for "cause" or by reason of death or disability, or upon the executive's termination of employment for "good reason," other than in connection with a change of control, each executive is entitled to a lump-sum cash payment equal to the sum of (1) any unpaid base salary; (2) a pro rata annual bonus, based on the annual bonus payable to the executive in the year prior to the date of termination (the "recent annual bonus") and (3) the product of (x) the number of months from the date of termination until the end of the employment period divided by 12 and (y) the sum of an executive's base salary and the recent annual bonus. Upon such terminations, the restricted stock and stock options will vest immediately and medical and dental benefits will continue through the end of the employment period.

   If any amounts payable to an executive would subject such executive to the excise tax under section 4999 of the U.S. tax code, NCBC will make a payment such that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no excise tax under section 4999 had been imposed. Each employment agreement also contains restrictive covenants that prohibit the executive from disclosing confidential information during the employment period and thereafter and from competing with NCBC while employed and for two years following termination of employment. After the closing of the merger, the employment agreements will supersede any pre-existing employment or change of control agreements between each of the executives and NCBC. See "-- Effect of the Merger on Existing NCBC Employment Agreements."

   Effect of the Merger on Existing NCBC Employment Agreements. Prior to the execution of the merger agreement, NCBC had entered into employment agreements with Messrs. Garrott, Holland, Reed and Popwell and with Gary L. Lazarini and Mackie H. Gober, both NCBC executive vice presidents, that provide that the executives can give notice and elect to receive certain payments in the event of a "change in control." Under these employment agreements, each officer can choose to receive a payment equal to three times the officer's average annual compensation as reported for federal income tax purposes for the most recent five year period preceding the change of control, plus amounts of deferred compensation, minus a dollar. In addition, after a change in control and notice to NCBC, the executives can receive a bonus equal to the highest annual bonus paid during the three preceding years prorated to the date of the notice. Furthermore, the executives can receive a payment equal to the amount he would have received under NCBC's restoration pension plan had his employment continued for three additional years and also assuming that his annual compensation during that period was equal to his highest annual base salary during

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

the three years preceding the notice. In addition, each executive will be entitled to continued welfare benefit coverage for three years after the date of the notice. If any amounts payable to an executive under the employment agreements or otherwise would subject such executive to the excise tax under section 4999 of the U.S. tax code, a payment will be made to the executive such that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no excise tax under section 4999 had been imposed.

   The transactions contemplated by the merger agreement will constitute a change in control for purposes of these employment agreements. For purposes of the employment agreements with Messrs. Garrott, Holland, Reed and Popwell, each executive will be deemed to have given notice upon completion of the merger, and the new employment agreement with NCBC will then supersede his prior employment agreement. See "--New Employment Arrangements with NCBC Executives." Assuming the merger is completed in 2000, the aggregate amount of the cash payments payable to the six covered NCBC executives under the existing NCBC agreements (net of $10.5 million of previously funded reserves under NCBC's restoration pension plan) would be approximately $26 million.

   NCBC Stock-Based Rights. Under NCBC's 1994 Stock Plan, unvested stock options, except those granted in March 2000, will become fully vested and exercisable, and all restrictions on restricted stock awards will lapse, on a change of control of NCBC. The transactions provided for by the merger agreement will constitute a change of control under the 1994 Stock Plan.

  . The numbers of unvested NCBC stock options held by Messrs. Garrott, Reed, Holland, Lazarini and Gober that will vest in connection with the merger are 345,000, 305,000, 277,000, 209,200, and 182,000, respectively; and

  . The number of shares of NCBC common stock underlying awards of restricted stock held by Mr. Garrott that will become freely transferable in connection with the merger is 57,000.

   New Employment Agreements with CCB Executives. In connection with the execution of the merger agreement, NCBC entered into employment agreements with each of Ernest C. Roessler, Sheldon M. Fox, Richard L. Furr and J. Scott Edwards. Each employment agreement is for an initial term of three years (five years in the case of Mr. Roessler) commencing at the closing of the merger, subject to automatic renewals on each anniversary of the effective time until the executive attains age 65. During the employment period, Mr. Roessler will serve as the Chief Executive Officer and President of NCBC and as a member of the Board of Directors of NCBC, Mr. Fox will serve as Chief Financial Officer of NCBC, Mr. Furr will serve as President of the Carolina and Virginia banks of NCBC and Mr. Edwards will serve as Chief Administrative Officer of NCBC. During the employment period, Mr. Roessler's annual base salary will be at least $650,000, Mr. Fox's will be $325,000, Mr. Furr's will be $340,000 and
Mr. Edwards' will be $325,700. Each employment agreement provides that the executive will be eligible to receive an annual bonus on the same basis as peer executives of NCBC. On the closing of the merger, Mr. Roessler will be granted 100,000 restricted shares of NCBC common stock and an option to acquire 300,000 shares of NCBC common stock, each of Messrs. Fox, Edwards and Furr will be granted 30,000 restricted shares of NCBC common stock and an option to acquire 100,000 shares of NCBC common stock. The stock options shall have an exercise price equal to the fair market value of the NCBC common stock on the date of grant. Each award of restricted stock and each stock option will vest in three equal installments on each of the first, second and third anniversaries of the date of grant (subject to accelerated vesting upon a change of control of NCBC and upon certain terminations of employment as described below). Pursuant to the employment agreements, each of the executives will be entitled to participate in the employee benefit plans, practices and policies provided to peer executives of NCBC, including change of control protection in the form of a new change of control agreement that will be effective following the closing of the merger.

   The employment agreements for each of the executives provide that, upon the termination of an executive's employment with NCBC other than for "cause" or by reason of death or disability, or upon the executive's termination of employment for "good reason," other than in connection with a change of control, each executive is entitled to a lump-sum cash payment equal to the sum of (1) any unpaid base salary; (2) a pro rata annual bonus, based on the annual bonus payable to the executive in the year prior to the date of termination (the "recent annual bonus") and (3) the product of (x) the number of months from the date of termination until the end of the employment period divided by 12 (in the case of Mr. Roessler such quotient is deemed to be five) and (y) the sum of an executive's base salary and the recent annual bonus. Upon such terminations, the restricted stock and stock options will vest immediately and medical and dental benefits will continue through the end of the employment period.

   If any amounts payable to an executive would subject such executive to the excise tax under section 4999 of the U.S. tax code, NCBC will make a payment such that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no excise tax under section 4999 had been imposed. Each employment agreement also contains restrictive covenants that prohibit the executive from disclosing confidential information during the employment period and thereafter and from competing with NCBC while employed and for two years following termination. After the closing of the merger, the employment agreements will supersede any pre-existing employment or change of control agreements between each of the executives and CCB. See "--Effect of the Merger on Existing CCB Employment Agreements."

   Effect of the Merger on Existing CCB Employment Agreements. Prior to the execution of the merger agreement, CCB had entered into employment agreements with Messrs. Roessler, Edwards, Furr and Fox that provide for certain payments and benefits upon a termination of the executive's employment by CCB other than for cause or disability or by the executive for good reason, in each case within a one-year period following a "change in control." Upon a covered termination, each executive is entitled to receive a payment equal to 2.99 times the total of the executive's base salary plus the executive's target Executive Management Incentive Plan award for the then current fiscal year. Mr. Fox's employment agreement provides that the multiplier is 2.0 rather than 2.99 if the termination occurs prior to October 25, 2000. In addition, each executive is entitled to receive an additional payment having an actuarial present value equal to the additional pension benefits under CCB's

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

qualified and supplemental retirement plans that the executive would have received had the executive remained employed for the remaining term of the agreement and welfare benefit plans for the same period. All options previously granted to each executive that are unvested as of the date of termination of employment following a change in control will become vested, fully exercisable and nonforfeitable, except options granted on March 7, 2000, which will vest according to their original schedule. All benefits under nonqualified benefit plans, including all performance units under CCB's long-term incentive plan payable with respect to the 2000 calendar year, will be 100% vested. CCB is also required to maintain and continue to pay all premiums under split dollar life insurance policies and other specified insurance policies. If any amounts payable to an executive under the employment agreements or otherwise would subject such executive to the excise tax under section 4999 of the U.S. tax code, a payment will be made to the executive such that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no excise tax under section 4999 had been imposed.

   The transactions contemplated by the merger agreement will constitute a change in control for purposes of these employment agreements. For purposes of Messrs. Roessler, Edwards, Furr and Fox, each executive's employment will be deemed to be terminated other than for cause upon completion of the merger, and the new employment agreement with NCBC will then supersede his CCB employment agreement. See "--New Employment Agreements with CCB Executives." Assuming the merger is completed in calendar year 2000, the aggregate amount of the cash payments payable to the four covered CCB executives under the existing CCB agreements, including the payments for performance units under the CCB long-term incentive plan, would be approximately $13.3 million.

   CCB Stock-Based Rights. The merger agreement provides that, on completion of the merger, each outstanding and unexercised stock option to purchase shares of CCB common stock granted under CCB's stock-based plans will no longer represent the right to acquire shares of CCB common stock and will become a right to acquire NCBC common stock.

   Unvested stock options previously granted to Messrs. Roessler, Furr, Fox and Edwards, except those granted on March 7, 2000, will become fully vested and exercisable, and all restrictions on restricted stock awards will lapse, on a change of control of CCB. The transactions provided for by the merger agreement will constitute a change of control under these plans.

  . The numbers of unvested CCB stock options held by Messrs. Roessler, Furr, Fox and Edwards that will vest in connection with the merger are 11,492, 4,860, 12,533 and 4,760, respectively; and

  . The number of shares of CCB common stock underlying awards of restricted stock held by Mr. Fox that will become freely transferable in connection with the merger is 600.

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

   Indemnification and Insurance. The merger agreement provides that, after the merger, NCBC will indemnify any person who is a current or former director, officer or employee of CCB or its subsidiaries at the completion of the merger. This indemnity covers any claim or proceeding, whether actual or threatened, to which such a person has been made, or has been threatened to be made, a party and that relates to the person's service as a director, officer or employee of CCB or its subsidiaries or to the merger agreement, the option agreements or any of the transactions contemplated by those agreements. NCBC has agreed that, if this type of indemnity is required by the merger agreement, it will indemnify a covered person to the fullest extent permitted by law against any liability or expense the person incurs related to a covered claim or proceeding.

   The merger agreement also provides that NCBC will use its reasonable best effort to cause the persons serving as officers and directors of CCB or its subsidiaries immediately before completion of the merger to be covered for at least six years after completion of the merger by CCB's directors' and officers' liability insurance policy, or any equivalent substitute for that policy. The policy will cover acts or omissions taking place prior to completion of the merger committed by these officers and directors.

NCBC and CCB Option Agreements

   Immediately after the execution of the merger agreement, NCBC and CCB entered into a stock option agreement, dated March 17, 2000, (the "NCBC Option Agreement"), under which NCBC granted CCB an option to purchase NCBC common stock from NCBC under the conditions we describe below. At the same time, CCB and NCBC entered into a stock option agreement, dated March 17, 2000 (the "CCB Option Agreement" and, together with the NCBC Option Agreement, the "Option Agreements"), under which CCB granted to NCBC an option to purchase CCB common stock from CCB under the conditions we describe below. NCBC and CCB each granted these options to induce the other to enter into the merger agreement.

   The terms and conditions of the NCBC Option Agreement and the CCB Option Agreement are identical in all material respects, except that the NCBC Option Agreement grants CCB an option on 19.9% of NCBC's outstanding common stock, while the CCB Option Agreement grants NCBC an option on 19.9% of CCB's outstanding common stock. For purposes of this section, except as otherwise noted:

  . the NCBC Option Agreement or the CCB Option Agreement, as the case may be, is sometimes referred to as the "Issuer Option Agreement";

  . the company obligated to issue stock under an Option Agreement is sometimes referred to as the "Issuer";

  . the company holding the option is sometimes referred to as the "Optionee";

  . the NCBC option or the CCB option, as the case may be, is sometimes referred to as the "Issuer Option;" and


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

  . common stock of the company granting the option, as the case may be, is referred to as "Issuer Common Stock."

   The Option Agreements are intended to increase the likelihood that the merger will be consummated in accordance with the terms of the merger agreement and to compensate the Optionee if the merger is not consummated. Consequently, aspects of the Option Agreements may discourage persons who might be interested in acquiring all of or a significant interest in NCBC or CCB from considering or proposing an acquisition, even if, in the case of CCB, these persons were prepared to offer to pay consideration to the CCB shareholders that had a higher current market price than the shares of NCBC common stock to be received under the merger agreement. An agreement to acquire NCBC or CCB, or the accumulation of 20% or more of their common stock, by a third party could cause the NCBC option or the CCB option, as the case may be, to become exercisable. The existence of the Issuer Options could significantly increase the cost to a potential acquiror of acquiring either of our companies. This increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire the Issuer than it might otherwise have proposed to pay. Moreover, following consultation with our respective independent accountants, we believe that the exercise or repurchase of either of the Issuer Options is likely to prohibit another acquiror from accounting for any acquisition of the Issuer using the pooling-of-interests accounting method for a period of two years.

   The NCBC Option Agreement provides for the purchase by CCB of up to 21,527,748 shares (the "NCBC Option Shares" or the "Issuer Option Shares," as the case may be) of NCBC common stock at an exercise price of $20.3125 per share, the closing sales price on the Nasdaq National Market on March 16, 2000, the day before the merger agreement was entered into. The NCBC Option Shares will in no event exceed 19.9% of the NCBC common stock issued and outstanding without giving effect to the exercise of the NCBC Option.

   The CCB Option Agreement provides for the purchase by NCBC of up to 7,846,175 shares (the "CCB Option Shares" or the "Issuer Option Shares," as the case may be) of CCB common stock at an exercise price of $39.75 per share, the closing price on the New York Stock Exchange composite tape on March 16, 2000. The CCB Option Shares will in no event exceed 19.9% of the CCB common stock issued and outstanding without giving effect to the issuance of any CCB common stock subject to the CCB Option.

   The number of shares of Issuer Common Stock subject to the applicable Issuer Option will be increased or decreased, as appropriate, to the extent that additional shares of Issuer Common Stock are either:

  . issued or otherwise become outstanding, other than under an exercise of an Issuer Option except in the case of NCBC resulting from NCBC's acquisition of Piedmont Bancorp, Inc.; or


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

  . redeemed, repurchased, retired or otherwise cease to be outstanding after March 17, 2000 such that, thereafter, the number of Issuer Option Shares will continue to equal 19.9% of the Issuer Common Stock then issued and outstanding before considering the issuance of any Issuer Common Stock subject to the Issuer Option.

   Also, except in the case of NCBC's acquisition of Piedmont Bancorp, Inc., in the event of any change in, or distributions in respect of, the number of shares of Issuer Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares, distribution on or in respect of such Issuer Common Stock or similar transaction, the type and number of Issuer Option Shares purchasable upon exercise of the applicable Issuer Option, and the applicable option price, will be adjusted in such a manner as will fully preserve the economic benefits of the option.

   Each Issuer Option Agreement provides that the Optionee or any other holder or holders of the Issuer Option (as used in this section, collectively, the "Holder") may exercise the Issuer Option, in whole or in part, subject to regulatory approval, if both an "Initial Triggering Event" and a "Subsequent Triggering Event" has occurred prior to the occurrence of an "Exercise Termination Event," so long as the Holder has sent to the Issuer written notice of the exercise within 90 days following the Subsequent Triggering Event (subject to extension as provided in each Issuer Option Agreement). Any exercise of the Issuer Option will be deemed to occur on the date this notice is sent.

   The terms Initial Triggering Event and Subsequent Triggering Event generally relate to attempts by one or more third parties to acquire a significant interest in the Issuer. For purposes of each Issuer Option Agreement, the term "Initial Triggering Event" means the occurrence of any of the following events or transactions after March 17, 2000:

  . the Issuer or any subsidiary of the Issuer, without the Optionee's prior written consent, enters into an agreement to engage in, or the Issuer's board recommends that shareholders of the Issuer approve or accept, an Acquisition Transaction with any person or group, other than as contemplated by the merger agreement;

  . the Issuer or any subsidiary of the Issuer, without the Optionee's prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose to engage in an Acquisition Transaction, or the Issuer's board publicly withdraws or modifies, or publicly announces its intention to withdraw or modify, in any manner adverse to the Optionee, its recommendation that its shareholders approve the merger agreement in anticipation of engaging in an Acquisition transaction;

  . any person, other than the Optionee, any subsidiary of the Optionee or any Issuer subsidiary acting in a fiduciary capacity in the ordinary course of business acquires beneficial ownership, or the right to acquire beneficial ownership, of 10% or more of the outstanding shares of Issuer Common Stock;


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

  . any person other than the Optionee or any subsidiary of the Optionee makes a bona fide proposal to the Issuer or its shareholders by public announcement or written communication that becomes the subject of public disclosure to engage in an Acquisition Transaction;

  . the Issuer breaches any covenant or obligation in the merger agreement after any person, other than the Optionee or any subsidiaries of the Optionee, has proposed an Acquisition Transaction, and this breach both would entitle the Optionee to terminate the merger agreement and is not remedied prior to the date of the Optionee's notice to the Issuer of the exercise of the Option; or

  . any person other than the Optionee or any subsidiary of the Optionee, other than in connection with a transaction to which the Optionee has given its prior written consent, files an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

For purposes of each Issuer Option Agreement, the term "Acquisition Transaction" means:

  . a merger or consolidation, or any similar transaction with the Issuer or any of its Significant Subsidiaries, as defined in Rule 1-02 of Regulation S-X of the SEC;

  . a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of the Issuer or any of its Significant Subsidiaries;

  . a purchase or other acquisition of securities representing 10% or more of the voting power of the Issuer; or

  . any substantially similar transaction, except that in no event will any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its subsidiaries, or involving only any two or more of its subsidiaries, and not entered into in violation of the merger agreement, be an Acquisition Transaction and, with respect to NCBC, the acquisition of Piedmont Bancorp, Inc. is not an Acquisition Transaction.

   The term "Subsequent Triggering Event" means the occurrence of either of the following events or transactions after March 17, 2000:

  . the acquisition by any person of beneficial ownership of 20% or more of the then outstanding shares of Issuer Common Stock; or

  . the occurrence of the Initial Triggering Event described above in the first bullet point under the definition of Initial Triggering Event, except that the percentage referred to in the third bullet point of the definition of Acquisition Transaction will be 20%.

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

   Each Issuer Option will expire upon the occurrence of an "Exercise Termination Event," which includes:

  .  the effective time;

  . termination of the merger agreement prior to the occurrence of an Initial Triggering Event, except as a result of an uncured and volitional material breach of the merger agreement by the Issuer; or

  . the date that is 12 months after the termination of the merger agreement if the termination occurs after the occurrence of an Initial Triggering Event or is a termination by the Optionee as a result of an uncured material breach of the merger agreement by the Issuer, unless the breach by the Issuer is non-volitional.

   If an Initial Triggering Event continues or occurs beyond the termination of the merger agreement and prior to the passage of this 12-month period, the Issuer Option will terminate 12 months from the expiration of the last Initial Triggering Event to expire, but in no event more than 18 months after the termination of the merger agreement.

   As of the date of this document, to our knowledge, no Initial Triggering Event or Subsequent Triggering Event has occurred.

   Under some circumstances the Issuer of an Issuer Option may be required to repurchase the Issuer Option, and any shares for which the option was exercised, for a price specified in the Option Agreement. Immediately prior to the occurrence of a Repurchase Event,

  . following a request of a Holder, delivered prior to an Exercise Termination Event, the Issuer, or any successor to the Issuer, will purchase the Issuer Option from the Holder at a price (the "Issuer Option Repurchase Price") equal to the amount by which the Market/Offer Price exceeds the exercise price, multiplied by the number of shares for which the Issuer Option may then be exercised; and

  . at the request of the owner of Issuer Option Shares from time to time (the "Owner"), delivered within 90 days of the occurrence of a Repurchase Event, or a later period as provided in Section 7 of each of the Option Agreements, the Issuer will repurchase the number of the Issuer Option Shares from the Owner as the Owner will designate at a price (the "Issuer Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated.

   The term "Market/Offer Price" means the highest of:

  . the price per share of Issuer Common Stock at which a tender offer or exchange offer for the Issuer Common Stock has been made;

  . the price per share of Issuer Common Stock to be paid by any third party under an agreement with Issuer;

  . the highest closing price for shares of Issuer Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required

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

     repurchase of the Issuer Option or the Owner gives notice of the required repurchase of Issuer Option Shares, as the case may be; and

  . in the event of a sale of all or a substantial portion of the Issuer's assets, the sum of the price paid in the sale for these assets and the current market value of the remaining assets of the Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Issuer Common Stock outstanding at the time of the sale.

   A "Repurchase Event" is deemed to have occurred:

  .  upon the consummation of an Acquisition Transaction; or

  . upon the acquisition by any person of the beneficial ownership of 50% or more of the then outstanding Issuer Common Stock, as long as a Subsequent Triggering Event has occurred prior to an Exercise Termination Event.

   In some situations, an Issuer Option will convert into an option to purchase the shares of a successor to the Issuer. In the event that, prior to an Exercise Termination Event, the Issuer enters into any agreement:

  . to consolidate with or merge into any person, other than the Optionee or one of its subsidiaries, such that Issuer is not the continuing or surviving corporation of the consolidation or merger;

  . to permit any person, other than the Optionee or one of its subsidiaries, to merge into the Issuer and the Issuer is the continuing or surviving corporation, but, in connection with the consolidation or merger, the then-outstanding shares of the Issuer Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or the then-outstanding shares of Issuer Common Stock after the merger will represent less than 50% of the outstanding voting shares and voting share equivalents of the merged corporation; or

  . to sell or otherwise transfer all or substantially all of its assets to any person, other than the Optionee or any of its subsidiaries,

then the agreement governing these transactions must provide that, upon consummation of the transaction and upon terms and conditions set forth in the Issuer Option Agreement, the Issuer Option will be converted into, or exchanged for, an option having substantially the same terms as the option (the "Substitute Option") to purchase securities, at the election of the Holder, of either the acquiring person or any person that controls the acquiring person.

   At the request of the Holder of the Substitute Option, the Issuer of the Substitute Option will repurchase it at a price, and subject to any other terms and conditions that are set forth in the Issuer Option Agreement.

   Cash Surrender Value. The Optionee may, at any time during which the Issuer would be required to repurchase the Issuer Option or any Issuer Option Shares as described above, surrender the Issuer Option, together with any Issuer Option Shares issued to and then owned by the Holder, to the Issuer in exchange for a cash payment equal to the Surrender Price, except that the Optionee may not exercise this right if the Issuer has previously repurchased the Issuer Option, or any portion of the Issuer Option, or any Issuer Option Shares as described above. The "Surrender Price" is:

  .  $45,000,000, plus

  . if applicable, the aggregate purchase price previously paid by the Optionee with respect to any Issuer Option Shares, minus

  .  if applicable, the excess of:

    - the net cash, if any, received by the Optionee in an arm's-length sale of Issuer Option Shares, or any other securities into which these Issuer Option Shares were converted or exchanged, to any party not affiliated with the Optionee, over

    - the purchase price paid by the Optionee with respect to these Issuer Option Shares.

   Some rights and obligations of the Optionee and the Issuer under the Option Agreement are subject to receipt of required regulatory approvals. The approval of the Federal Reserve Board is required for the acquisition by the Optionee of more than 5% of the outstanding shares of Issuer Common Stock. Accordingly, the Optionee has included or will include in its applications with the Federal Reserve Board a request for approval of the right of the Optionee to exercise its rights under the Issuer Option Agreement, including its right to purchase more than 5% of the outstanding shares of Issuer Common Stock. Acquisitions of 5% or less may be subject to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which, if it applied, would require the Optionee to wait for a specified period before completing the acquisition.

Restrictions on Resales by Affiliates

   The offering of shares of NCBC common stock to be issued to CCB shareholders in the merger have been registered under the Securities Act. They may be traded freely and without restriction by you if you are not deemed to be an affiliate of CCB under the Securities Act. An "affiliate" of CCB, as defined by the rules promulgated under the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, CCB. Any subsequent transfer of these shares by any person who is an affiliate of CCB at the time the merger is submitted for vote of the CCB shareholders will, under existing law, require one of the following:

  . the further registration under the Securities Act of the proposed transfer of these shares of NCBC common stock;

  . compliance with Rule 145 under the Securities Act which permits limited sales in some circumstances; or

  . the availability of another exemption from the registration requirements of the Securities Act.

   We expect these restrictions to apply to the directors and executive officers of CCB, some of their family members and to entities in which they may have a substantial ownership interest. Stop transfer instructions will be given by NCBC to its transfer agent with respect to the NCBC common stock to be received by persons subject to the restrictions described above, and the certificates for this stock will bear appropriate legends.

   SEC guidelines regarding qualifying for the pooling-of-interests method of accounting also limit sales of shares of NCBC and CCB by affiliates of either company in a business combination. SEC guidelines indicate further that pooling-of-interests accounting will generally not be challenged on the basis of sales by these affiliates if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined company have been published.

   Each of us has agreed in the merger agreement to use its best efforts to cause each person who is an affiliate of our company (for purposes of Rule 145 and for purposes of qualifying the merger for pooling-of-interests accounting treatment) to deliver to the other a written agreement intended to ensure compliance with the Securities Act and preserve the ability to treat the merger as a pooling-of-interests.

   NCBC has agreed in the merger agreement to use its best efforts to publish, not later than 90 days after the end of the first month after the completion of the merger in which there are at least 30 days of post-merger combined operations, combined revenue and net income figures as contemplated by and in accordance with the terms of the SEC's Accounting Series Release No. 135.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

   Board of Directors. After the merger, the number of directors on NCBC's Board will be set at 20. NCBC and CCB have agreed that 10 of these directors will be designated by NCBC, and that the remaining 10 directors will be designated by CCB. The CCB designees are Mr. Roessler, James B. Brame, Jr., Blake P. Garrett, Jr., C. Dan Joyner, Eugene J. McDonald, George J. Morrow, Eric B. Munson, Dr. David E. Shi, H. Allen Tate, Jr., and Dr. Phail Wynn, Jr. The NCBC designees have not been determined, but Mr. Garrott will be one NCBC designee. For a period of two years after the merger:

  . if a NCBC director ceases to serve on the Board of Directors, his successor shall be nominated by the continuing NCBC directors; and

  . if a CCB director ceases to serve on the Board of Directors, his successor shall be nominated by the continuing CCB directors.

   Management. NCBC and CCB have agreed that Mr. Garrott will serve as Chairman of the NCBC Board and Chairman of the Board's Executive Committee, after completion of the merger. Mr. Roessler will serve as President and Chief Executive Officer of NCBC after completion of the merger. Senior managers who will report directly to Mr. Roessler include William R. Reed, Jr., Chief Operating Officer, Sheldon M. Fox, Chief Financial Officer, J. Scott Edwards, Chief Administrative Officer, and Lewis E. Holland, President of Financial Enterprises. Other key members of the combined company's management team include Richard L. Furr, who will serve as President of the banks in North Carolina, South Carolina, Virginia and West Virginia, and David T. Popwell, who will be Executive Vice President for Mergers and Acquisitions.

   Operations. Following completion of the merger, NCBC's corporate offices will be located in Memphis, Tennessee and its operations headquarters will be located in Durham, North Carolina.

   While there can be no assurances, NCBC and CCB presently expect to achieve approximately $50 million in annual pre-tax expense savings by the end of fiscal year 2001 as a result of the merger. NCBC and CCB expect that these expense savings will be derived principally from centralization of corporate activities, consolidation of data processing and operations, optimization of commercial banking, retail branch and alternative delivery channels for bank products and services, improvements in technology and reconfiguration of the mortgage, credit card and asset management businesses.

   NCBC and CCB also expect that the combined company will incur one-time merger-related and restructuring charges of approximately $110 million (pre-tax), principally as a result of conversion costs, employee-related expenses, costs relating to the integration of systems and operations, expenses relating to occupancy and equipment write downs and various other costs. For additional information with respect to these charges, see "Unaudited Pro Forma Condensed Financial Information."

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

   NCBC. NCBC common stock is quoted on the Nasdaq National Market under the symbol "NCBC." The following table sets forth, for the periods indicated, the high and low closing sale prices per share of NCBC common stock on the Nasdaq National Market and cash dividends declared per share of NCBC common stock.

                                                       Price Range of
                                                        Common Stock
                                                       --------------- Dividends
Fiscal Year/Quarter                                     High     Low   Declared
-------------------                                    ------- ------- ---------
1998
 First Quarter........................................  $21.56  $15.13  $ 0.07
 Second Quarter.......................................   23.38   19.69    0.08
 Third Quarter........................................   25.75   16.50    0.08
 Fourth Quarter.......................................   19.06   13.94    0.09

1999
 First Quarter........................................  $24.38  $17.56  $ 0.09
 Second Quarter.......................................   25.69   21.88    0.09
 Third Quarter........................................   23.88   20.50    0.09
 Fourth Quarter.......................................   26.44   21.50   0.105

2000
 First Quarter........................................  $21.94  $15.50  $0.105
 Second Quarter (through April 18, 2000)..............   18.56   17.19

   NCBC has paid regular dividends on its common stock without interruption since its incorporation. The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of NCBC and its subsidiaries, applicable government regulations and other factors deemed relevant by the NCBC Board. NCBC currently intends to increase its quarterly cash dividend to $0.13 per share after completing the merger, subject to a determination by the NCBC Board of Directors in its discretion to do so. As described under "Regulation and Supervision--Dividend Restrictions," various state and federal laws limit the ability of affiliate banks to pay dividends to NCBC. The merger agreement restricts the cash dividends that may be paid on NCBC common stock pending consummation of the merger.

   CCB. CCB common stock is listed on the New York Stock Exchange and traded under the symbol "CCB." The following table sets forth the high and low closing sales prices per share of CCB common stock for the periods indicated, as listed in the New York Stock Exchange composite transaction reporting system, and the quarterly cash dividends declared per share for the periods indicated.

                                                       Price Range of
                                                        Common Stock
                                                       --------------- Dividends
Fiscal Year/Quarter                                     High     Low   Declared
-------------------                                    ------- ------- ---------
1998
 First Quarter........................................  $57.00  $47.00  $0.235
 Second Quarter.......................................   56.06   51.75   0.235
 Third Quarter........................................   58.50   46.25    0.26
 Fourth Quarter.......................................   57.38   43.13    0.26

1999
 First Quarter........................................  $58.88  $51.50  $ 0.26
 Second Quarter.......................................   59.13   50.94    0.26
 Third Quarter........................................   54.38   40.00    0.29
 Fourth Quarter.......................................   48.31   40.13    0.29

2000
 First Quarter........................................  $44.25  $33.00  $ 0.29
 Second Quarter (through April 18, 2000)..............   44.50   41.44

   The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of CCB and its subsidiaries, applicable government regulations and other factors deemed relevant by the CCB Board. As described under "Regulation and Supervision-Dividend Restrictions," various state and federal laws limit the ability of affiliate banks to pay dividends to CCB. The merger agreement restricts the cash dividends that may be paid on CCB common stock pending consummation of the merger. See "The Merger--Conduct of Business Pending the Merger" and "--Other Agreements."

                             INFORMATION ABOUT NCBC

   NCBC is a bank holding company that provides diverse financial services through a regional network of banking affiliates and a national network of non-banking affiliates. NCBC operates 166 bank locations in Tennessee, North Carolina, Georgia, Virginia, West Virginia, Mississippi and Arkansas. NCBC has three principal lines of business: retail banking, commercial banking and financial services. Financial services include transaction processing, in-store licensing and consulting, capital markets, trust and asset management and treasury services.

   As of December 31, 1999, NCBC had total consolidated assets of approximately $6.8 billion, total consolidated deposits of approximately $4.5 billion, and consolidated shareholders' equity of approximately $557 million, and it had consolidated net income of approximately $107 million, or $0.99 per diluted share, for the year ended December 31, 1999.

   NCBC is a legal entity separate and distinct from its banking and non-banking subsidiaries. Accordingly, the right of NCBC, and thus the right of NCBC's creditors, to participate in any distribution of the assets or earnings of any subsidiary, other than in its capacity as a creditor of the subsidiary, is subject to the prior payment of claims of creditors of the subsidiary. The principal sources of NCBC's revenues are dividends and fees from its subsidiaries. See "Regulation and Supervision--Dividend Restrictions" for a discussion of the restrictions on the subsidiary banks' ability to pay dividends to NCBC.

   NCBC's executive offices are located at One Commerce Square, Memphis, Tennessee 38150, and our telephone number is (901) 523-3371.

Additional Information

   NCBC's Annual Report on Form 10-K for the year ended December 31, 1999 incorporates by reference or sets forth information about executive compensation, various benefit plans including stock option plans, voting securities and their principal holders, various relationships and related transactions and other related matters pertaining to our company. We incorporate this Annual Report on Form 10-K into this document by reference. If you would like copies of these documents, you may contact us at the address or telephone number indicated under "Where You Can Find More Information."

                             INFORMATION ABOUT CCB

   CCB is a registered bank holding company headquartered in Durham, North Carolina whose principal business is providing banking and other financial services through its banking subsidiaries. CCB operates 208 bank locations in North Carolina and South Carolina.

   As of December 31, 1999, CCB had total consolidated assets of approximately $8.2 billion, total consolidated deposits of approximately $6.7 billion, consolidated shareholders' equity of approximately $720 million, and it had consolidated net income of approximately $151 million, or $3.74 per diluted share, for the year ended December 31, 1999.

   CCB is a legal entity separate and distinct from its banking and non-banking subsidiaries. Accordingly, the right of CCB, and thus the right of CCB's creditors, to participate in any distribution of the assets or earnings of any subsidiary, other than in its capacity as a creditor of the subsidiary, is subject to the prior payment of claims of creditors of the subsidiary. The principal sources of CCB's revenues are dividends and fees from its subsidiaries. See "Regulation and Supervision--Dividend Restrictions" for a discussion of the restrictions on the subsidiary banks' ability to pay dividends to CCB.

   CCB's executive offices are located at 111 Corcoran Street, Durham, North Carolina 27701, and our telephone number is (919) 683-7777.

Additional Information

   CCB's Annual Report on Form 10-K for the year ended December 31, 1999 incorporates by reference or sets forth information relating to executive compensation, various benefit plans including stock option plans, voting securities and their principal holders, various relationships and related transactions and other related matters pertaining to our company. We incorporate this Annual Report on Form 10-K into this document by reference. If you would like copies of these documents, you may contact CCB at our address or telephone number indicated under "Where You Can Find More Information."

                           REGULATION AND SUPERVISION

   The following discussion briefly describes the material elements of the regulatory framework governing bank holding companies and their subsidiaries, and provides specific information relevant to our companies. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to our companies or our subsidiaries may have a material effect on our businesses. More information is contained in the documents incorporated in this document by reference. See "Where You Can Find More Information" for information on how you can obtain these documents.

   As bank holding companies, our companies are each subject to regulation under the Bank Holding Company Act, and to inspection, examination and supervision by the Federal Reserve Board. Under the Bank Holding Company Act, bank holding companies generally may not acquire the ownership or control of more than 5% of the voting shares, or substantially all the assets, of any company, including a bank or another bank holding company, without the Federal Reserve Board's prior approval. Also, bank holding companies generally may engage only in banking and other activities that are determined by the Federal Reserve Board to be closely related or incidental to banking. In the event a bank holding company has elected to become a "financial holding company" (an "FHC"), it would no longer be subject to the general requirements that it obtain the Federal Reserve Board's approval prior to acquiring more than 5% of the voting shares, or substantially all of the assets, of a company that is not a bank or bank holding company. Moreover, as an FHC, it would be permitted to engage in activities that are jointly determined by the Federal Reserve Board and the Treasury Department to be "financial in nature or incidental to such financial activity." FHCs may also engage in activities that are determined by the Federal Reserve Board to be "complementary to financial activities."

   Generally, bank holding companies from any state can now acquire banks and bank holding companies located in any other state, subject to certain conditions, including nationwide and state imposed concentration limits. Effective June 1, 1997, banks also became eligible to branch across state lines by acquisition, merger or de novo branching (unless state law would permit such interstate branching at an earlier date), providing certain conditions are met including that applicable state law must expressly permit de novo interstate branching.

   NCBC's subsidiary national banking association, National Bank of Commerce, is subject to regulation and examination primarily by the Office of the Comptroller of the Currency (the "OCC") and, secondarily, by the FDIC and the Federal Reserve Board. Its federal savings bank subsidiaries, NBC Bank, FSB (Knoxville), NBC Bank, FSB (Roanoke) and First Market Bank, FSB (Richmond) are primarily regulated by the Office of Thrift Supervision (the "OTS"). NCBC's North Carolina state-chartered savings bank subsidiary, Hillsborough Savings Bank, Inc., SSB is subject to federal regulation and examination by the

FDIC and, in addition, is regulated and examined by the North Carolina Savings Institution Administrator. On May 8, 2000, NBC Bank, FSB (Knoxville) will convert to a national banking association and subsequently merge into National Bank of Commerce.

   NCBC has other subsidiaries that are subject to governmental regulation and supervision. Commerce Finance Company is a consumer finance company organized under the laws of the State of Tennessee and is primarily regulated by the Consumer Finance Division of the Tennessee Department of Financial Institutions. The Federal Trade Commission has primary federal regulatory authority over this company. Commerce Capital Management, Inc. is registered with the SEC and is an investment adviser pursuant to the Investment Advisers Act of 1940, as amended. NBC Capital Markets Group, Inc, is a registered securities broker/dealer under the Exchange Act and is a member of the National Association of Securities Dealers, and is subject to regulation by the SEC and the NASD. All regulatory agencies require periodic audits and regularly scheduled reports of financial information.

   CCB's banking subsidiaries are Central Carolina Bank and Trust Company ("CCB Bank") and American Federal Bank, FSB. CCB Bank is a North Carolina commercial bank and is subject to regulation and examination primarily by the FDIC and, in addition, is regulated and examined by the North Carolina Banking Commission and Commissioner of Banks. American Federal is a federal savings bank and is primarily regulated and examined by the OTS. It is anticipated that American Federal will merge into CCB Bank on June 17, 2000.

   CCB also has other subsidiaries subject to governmental regulation and examination. Salem Trust Co. is a Florida trust company that provides institutional trust services. It is subject to regulation and examination primarily by the Florida banking regulators. Salem Advisors, Inc. is an investment advisory company registered with the SEC and subject to the Investment Advisers Act of 1940, as amended. Recently, CCB formed Sprunt Insurance Company, Ltd. in the British Virgin Islands to reinsure private mortgage insurance on mortgage loans originated by CCB Bank and American Federal. This company is subject to regulations and examinations under the laws of the British Virgin Islands.


   NCBC, CCB and our subsidiaries also are affected by the fiscal and monetary policies of the federal government and the Federal Reserve Board, and by various other governmental requirements and regulations.

Liability for Bank Subsidiaries

   Under current Federal Reserve Board policy, a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to maintain resources adequate to support each subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. In addition, Section 55 of the National Bank Act permits the OCC to order the pro rata assessment of shareholders, such as NCBC, of a national bank whose capital has become impaired. If a shareholder fails, within three months, to pay that assessment, the OCC can order the sale of the stockholder's stock to cover the deficiency. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a U.S. federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to priority of payment. North Carolina law provides for assessment of shareholders, such as CCB, of state commercial banks in circumstances and manners substantially similar to the provisions of the National Bank Act covering national banks.

   All of NCBC's and CCB's subsidiary banks are FDIC-insured depository institutions. Any depository institution insured by the FDIC, like our bank subsidiaries, can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC due to the default of an FDIC-insured depository institution controlled by the same bank holding company, or for any assistance provided by the FDIC to an FDIC-insured depository institution controlled by the same bank holding company that is in danger of default.

   "Default" generally means the appointment of a conservator or receiver. "In danger of default" generally means the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

   Also, if a default occurred with respect to a bank, any capital loans to the bank from its parent holding company would be subordinate in right of payment to payment of the bank's depositors and certain of its other obligations.

Capital Requirements

   Each of our companies is subject to risk-based capital requirements and guidelines imposed by the Federal Reserve Board. These are substantially similar to the capital requirements and guidelines imposed by the Federal Reserve Board, the OCC, the FDIC and the OTS on the depository institutions under their jurisdictions. For this purpose, a depository institution's or holding company's assets, and some of its specified off-balance sheet commitments and obligations, are assigned to various risk categories. A depository institution's or holding company's capital, in turn, is classified in one of three tiers, depending on type:

                                       Supplementary                  Market Risk
  Core ("Tier 1") capital           ("Tier 2") capital            ("Tier 3") capital
------------------             ----------------------------  ----------------------------
 .  common equity               among other items:            among other items:

 .  retained earnings           .  perpetual preferred stock  .  qualifying unsecured
                                  not meeting the Tier 1        subordinated debt
                                  definition

 .  qualifying noncumulative    .  qualifying mandatory
   perpetual preferred stock      convertible securities

 .  a limited amount of         .  qualifying subordinated
   qualifying cumulative          debt
  perpetual preferred stock at .  allowances for loan and
  the holding company level       lease losses, subject to
                                  limitations

 .  minority interests in
   equity accounts of
   consolidated subsidiaries

 .  less goodwill and most
   intangible assets

   Each of our companies, like other bank holding companies, currently is required to maintain Tier 1 capital and "total capital" (the sum of Tier 1, Tier 2 and Tier 3 capital) equal to at least 4% and 8% respectively, of its total risk-weighted assets (including various off-balance-sheet items, such as standby letters of credit). For a holding company to be considered "well capitalized" for regulatory purposes, its Tier 1 and total capital ratios must be 6% and 10% on a risk-adjusted basis, respectively. At December 31, 1999, each of our companies met both requirements, with Tier 1 and total capital equal to 12.5% and 13.75% (in the case of NCBC), and 11.54% and 13.11% (in the case of CCB) of its respective total risk-weighted assets.

   Federal Reserve Board, FDIC, OCC and OTS rules require NCBC and CCB to incorporate market and interest rate risk components into their risk-based capital standards. Under these market risk requirements, capital is allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

   The Federal Reserve Board also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital to adjusted total assets) of 3% if the holding company has the highest regulatory rating and meets other requirements, or of 3% plus an additional "cushion" of at least 100 to 200 basis points (one to two percentage points) if the holding company does not meet these requirements. At December 31, 1999, NCBC's leverage ratio was 8.86% and CCB's leverage ratio was 8.75%.

   The Federal Reserve Board may set capital requirements higher than the minimums we have described for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has also indicated that it will consider a "tangible Tier 1 capital leverage ratio" (deducting all intangibles) and other indications of capital strength in evaluating proposals for expansion or new activities.

   Each of our banking subsidiaries is subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency. Each was in compliance with the applicable capital requirements as of December 31, 1999.

   Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to restrictions on its business, which are described under "--Federal Deposit Insurance Corporation Improvement Act of 1991."

   Federal Deposit Insurance Corporation Improvement Act of 1991. The FDICIA, among other things, identifies five capital categories for insured depository institutions: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. It requires U.S. federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements based on these categories. The FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Unless a bank or thrift is well capitalized, it is subject to restrictions on its ability to offer brokered deposits and on other aspects of its operations. An undercapitalized bank or thrift must develop a capital restoration plan and its parent holding company must guarantee the bank's or thrift's compliance with the plan up to the lesser of 5% of the bank's or thrift's assets at the time it became undercapitalized and the amount needed to comply with the plan.

   As of December 31, 1999, each bank and saving bank subsidiary of NCBC and CCB was well capitalized, based on the prompt corrective action ratios and guidelines described above. You should note, however, that a bank's capital category is determined solely for the purpose of applying the OCC's (or the FDIC's or OTS's) prompt corrective action regulations and that the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects for other purposes.

Dividend Restrictions

   Federal and state laws limit the amount of dividends our affiliate banks can pay to our companies without regulatory approval. Dividend payments by national banks above certain statutory limits require prior approval by the OCC. Similarly, NCBC's and CCB's state commercial and savings bank subsidiaries are restricted in the amount of dividends they may pay without prior approval of their respective state regulatory authorities. At December 31, 1999, $51.7 million of the total shareholders' equity of NCBC's affiliate banks was available for payment of dividends to NCBC without approval by the applicable regulatory authority, and $283.9 million of the total shareholders' equity of CCB's affiliate banks was available for payment of dividends to CCB without regulatory approval.

   In addition, federal and state bank regulatory authorities have authority to prohibit our affiliate banks from engaging in unsafe or unsound practices in conducting their businesses. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed an unsafe or unsound practice. The ability of our affiliate banks to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

Deposit Insurance Assessments

   The deposits of each of our subsidiary banks are insured up to regulatory limits by the FDIC, and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund ("BIF") and/or the Savings Association Insurance Fund ("SAIF") administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on the bank's capitalization and supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.


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   The annual insurance premiums on bank deposits insured by the BIF and the
SAIF vary between $0.00 per $100 of deposits for banks classified in the highest capital and supervisory evaluation categories to $0.27 per $100 of deposits for banks classified in the lowest capital and supervisory evaluation categories.

   The Deposit Insurance Funds Act of 1996 provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF and the SAIF (in addition to assessments currently imposed on depository institutions with respect to BIF and SAIF-insured deposits) to pay for the cost of Financing Corporation ("FICO") funding. The FDIC established the FICO assessment rates effective January 1, 1999 at $0.012 per $100 annually for BIF-assessable deposits and $0.061 per $100 annually for SAIF-assessable deposits. The FICO assessments do not vary depending upon a depository institution's capitalization or supervisory evaluations. NCBC's subsidiary banks held approximately $0.3 billion and CCB's subsidiary banks held approximately $1.6 billion as SAIF-assessable deposits as of December 31, 1999.

Depositor Preference Statute

   In the "liquidation or other resolution" of the institution by any receiver, federal legislation provides that deposits and certain claims for administrative expenses and employee compensation against the insured depository institution would be afforded a priority over other general unsecured claims against that institution, including federal funds and letters of credit.

Brokered Deposits

   Under FDIC regulations, no FDIC-insured depository institution can accept brokered deposits unless it is well capitalized or both is adequately capitalized and receives a waiver from the FDIC. In addition, these regulations prohibit any depository institution that is not well capitalized from paying an interest rate on deposits in excess of 75 basis points over certain prevailing market rates or, unless it provides certain notice to affected depositors, offering "pass through" deposit insurance on certain employee benefit plan accounts.

Interstate Banking and Branching

   Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, subject to certain concentration limits and other requirements:

  . bank holding companies such as NCBC and CCB may acquire banks and bank holding companies located in any state;


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  .  any subsidiary bank of a bank holding company may receive deposits, renew time deposits, close loans, service loans and receive loan payments as an agent for any other bank subsidiary of that bank holding company; and

  . banks may acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states and establishing de novo branch offices in other states. The ability of banks to acquire branch offices through purchase or opening of other branches is contingent, however, on the host state having adopted legislation "opting in" to those provisions of Riegle-Neal. In addition, the ability of a bank to merge with a bank located in another state is contingent on the host state not having adopted legislation "opting out" of that provision of Riegle-Neal.

   Our combined company might use Riegle-Neal to acquire banks in additional states and to consolidate its bank subsidiaries under a smaller number of separate charters.

Control Acquisitions

   The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company, unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as NCBC or CCB, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

   In addition, a company is required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of any class of outstanding common stock of a bank holding company, or otherwise obtaining control or a "controlling influence" over that bank holding company.

Financial Modernization Legislation

   On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act which permits bank holding companies to become financial holding companies and, by doing so, affiliate with securities firms and insurance companies and engage in other activities that are financial in nature or complementary thereto. A bank holding company may become a financial holding company, if each of its subsidiary banks is well capitalized under the FDICIA prompt corrective action provisions, well managed and has at least a satisfactory rating under the Community Reinvestment Act, by filing a declaration that the bank holding company wishes to become an FHC and meets all applicable requirements.

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   No prior regulatory approval is required for an FHC to acquire a company, other than a bank or savings association, engaged in activities permitted under the Gramm-Leach-Bliley Act. Activities cited by the Gramm-Leach-Bliley Act as being "financial in nature" include:

  .  securities underwriting, dealing and market making;

  .  sponsoring mutual funds and investment companies;

  .  insurance underwriting and agency;

  .  merchant banking activities; and

  . activities that the Federal Reserve Board has determined to be closely related to banking.

   A national bank also may engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development and real estate investment, through a financial subsidiary of the bank, if the bank is well capitalized, well managed and has at least a satisfactory Community Reinvestment Act rating. Subsidiary banks of an FHC or national banks with financial subsidiaries must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature. In addition, an FHC or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the FHC or the bank has at least a satisfactory Community Reinvestment Act rating.

   The Gramm-Leach-Bliley Act will change the operating environment of NCBC, CCB and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict the ultimate effect that this legislation, or implementing regulations, will have upon the financial condition or results of operations of NCBC, CCB or any of their subsidiaries.

Future Legislation

   Various legislation, including proposals to substantially change the financial institution regulatory system, expand the powers of banking institutions and bank holding companies, and limit the investments that a depository institution may make with insured funds, is from time to time introduced in the U.S. Congress. This legislation may change banking statutes and the operating environment of the combined company and its subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether this potential legislation will ultimately be enacted, and, if enacted, the ultimate effect that it, or implementing regulations, would have upon the financial condition or results of operations of the combined company or any of its subsidiaries.

                               NCBC CAPITAL STOCK

   As a result of the conversion of shares of CCB common stock to shares of NCBC common stock at the effective time, CCB shareholders will become NCBC shareholders.

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Your rights as NCBC shareholders will be governed by Tennessee law, the NCBC charter and the NCBC bylaws. This description of NCBC's capital stock, including the NCBC common stock to be issued in the merger, reflects the anticipated state of affairs at the effective time. The following summarizes the material terms of NCBC's capital stock but does not purport to be complete, and is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Tennessee law and the NCBC charter and bylaws.

NCBC Common Stock

   NCBC is authorized to issue 175,000,000 shares of NCBC common stock. In connection with this merger, NCBC's charter will be amended to increase the number of authorized shares of common stock from 175,000,000 to 400,000,000. All of the issued and outstanding shares of NCBC common stock are, and upon the issuance of NCBC common stock in connection with the merger will be, validly issued, fully paid and nonassessable. The Bank of New York, 101 Barclay Street, New York, New York acts as transfer agent and registrar for NCBC common stock.

   Voting and Other Rights. The holders of NCBC common stock are entitled to one vote per share, and in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are to be elected by a plurality of the votes cast, and NCBC shareholders do not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the shares of NCBC common stock entitled to vote in any election of directors of NCBC may elect all of the directors standing for election.

   No Preemptive or Conversion Rights. NCBC common stock does not entitle its holders to any preemptive rights, redemption privileges, sinking fund privileges or conversion rights.

   Assets Upon Dissolution. In the event of liquidation, holders of NCBC common stock would be entitled to receive proportionately any assets legally available for distribution to shareholders of NCBC with respect to shares held by them, subject to any prior rights of any NCBC preferred stock then outstanding.

   Distributions. NCBC shareholders are entitled to receive the dividends or distributions that the NCBC Board may declare out of funds legally available for these payments. The payment of distributions by NCBC is subject to the restrictions of Tennessee law applicable to the declaration of distributions by a corporation. A corporation generally may not authorize and make distributions if, after giving effect to the distribution, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus, unless the corporation's charter provides otherwise, the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to the rights of those receiving the distribution. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding preferred stock. See "--NCBC Preferred Stock."

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   As a bank holding company, the ability of NCBC to pay distributions will be affected by the ability of its banking and other subsidiaries to pay dividends. The ability of these banking subsidiaries, as well as of NCBC, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. See "Regulation and Supervision" for a more detailed description.

   Restrictions on Ownership. The Bank Holding Company Act requires any "bank holding company" (as defined in the Bank Holding Company Act) to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of NCBC common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of NCBC common stock under the Change in Bank Control Act. Any holder of 25% or more of NCBC common stock (or a holder of 5% or more if such holder otherwise exercises a "controlling influence" over NCBC) is subject to regulation as a bank holding company under the Bank Holding Company Act. See "Regulation and Supervision--Control Acquisitions" for further description of the effects of the Change in Bank Control Act.

NCBC Preferred Stock

   NCBC has authorized 5,000,000 shares of preferred stock, no par per share. As of the date of this document, no shares of NCBC preferred stock were outstanding. The NCBC Board is authorized to issue preferred stock in one or more series, to fix the number of shares in each such series, and to determine the designations and preferences, limitation and relative rights, of each series. The NCBC Board may determine the number of shares constituting such series and the designation of any such series, dividend rates, terms of redemption, liquidation preferences, sinking fund requirements, conversion rights, voting rights, and whether the preferred stock can be issued as a share dividend with respect to another class or series of shares, all without any vote or other action on the part of NCBC shareholders.


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                       COMPARISON OF SHAREHOLDERS' RIGHTS

   The charter and bylaws of the combined company at the effective time will be identical to those of NCBC currently in effect except that the charter of the combined company will authorize the issuance of 400,000,000 shares of common stock, rather than the 175,000,000 shares that are currently authorized by the NCBC charter. The rights of NCBC shareholders are currently governed by the Tennessee Business Corporation Act, or TBCA, and by the NCBC charter and NCBC bylaws. The rights of CCB shareholders are currently governed by the North Carolina Business Corporation Act, or NCBCA, and by the CCB articles of incorporation and CCB bylaws. The following is a summary of the material differences between the TBCA, the NCBC charter and the NCBC bylaws, on the one hand, and the NCBCA, the CCB articles of incorporation, and the CCB bylaws, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the NCBC charter, the NCBC bylaws, the CCB articles of incorporation, the CCB bylaws, the TBCA and the NCBCA.
                            Authorized Capital Stock

                                      CCB

 .  100,000,000 shares of common stock

 .  10,000,000 shares of serial preferred stock

                                      NCBC

NCBC currently:

 .  175,000,000 shares of common stock

 .  5,000,000 shares of preferred stock

NCBC after the merger:

 .  400,000,000 shares of common stock

 .  5,000,000 shares of preferred stock

                           Size of Board of Directors

                                      CCB

The CCB bylaws provide for the CCB Board to consist of not less than nine nor more than 23 directors, with the actual number of directors to be determined by the CCB Board or CCB's shareholders. The number of directors is currently fixed at 19.
                                      NCBC

The NCBC charter and bylaws provides for the NCBC Board to consist of at least three and no more than 25 directors. The exact number is fixed by resolution of the NCBC board. The number of directors is currently fixed at 16.

After the effective time, it is intended that the NCBC Board will consist of 20 directors, with 10 to be designated by the NCBC Board and 10 to be designated by the CCB Board.

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                               Cumulative Voting

Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of their votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. Where cumulative voting is not permitted, holders of a majority of the outstanding shares of voting stock of a corporation elect the entire board of directors of the corporation, thereby precluding the election of any directors by the holders of less than a majority of the outstanding shares of voting stock.
                                      CCB

Under the NCBCA, unless otherwise provided in a corporation's articles of incorporation, shareholders do not have a right to cumulate their votes for directors. The CCB articles of incorporation grant shareholders the right to cumulate their votes only if CCB is not a "public corporation."
                                      NCBC

Under the TBCA, unless otherwise provided in a corporation's charter, shareholders do not have a right to cumulate their votes for directors. The NCBC charter does not provide for cumulative voting.
                              Classes of Directors
                                      CCB

The CCB articles of incorporation and CCB bylaws provide that the CCB Board is divided into three classes of directors as nearly equal in number as possible, with each class being elected to a staggered three-year term.
                                      NCBC

The NCBC charter and bylaws contain substantially identical provisions.
                          Qualifications of Directors
                                      CCB

The CCB bylaws provide that the CCB directors need not be residents of the State of North Carolina or shareholders of CCB. The CCB bylaws require that a director must retire at the next regularly scheduled meeting of shareholders following the director's 70th birthday.
                                      NCBC

The NCBC bylaws provide that the NCBC directors need not be residents of the State of Tennessee or shareholders of NCBC. The NCBC bylaws require that directors must be between 18 and 72 years of age, however, a director nominated for re-election may serve until the January Board of Directors meeting in the year in which that director's 73rd birthday will occur.

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                         Filling Vacancies on the Board
                                      NCBC

The NCBC bylaws contain substantially identical provisions.
                                      CCB

The CCB bylaws authorize the CCB Board or its shareholders to appoint new directors to fill vacancies arising by reason of death, resignation or removal or resulting from an increase by the Board in the maximum number of directors.
                              Removal of Directors
                                      CCB

Under the CCB articles of incorporation and CCB bylaws, a majority of the shareholders may remove the entire Board or any individual director only for "cause." Cause means (1) the criminal prosecution and conviction of the director of an act of fraud, embezzlement, theft or personal dishonesty, (2) prosecution and conviction of the director for a criminal offense involving dishonesty or breach of trust as described by the FDIA, or (3) the occurrence of an event causing such director to be "unbondable" under any of CCB's fidelity bonds or insurance policies covering directors.
                                      NCBC

The NCBC charter and NCBC bylaws provide that any or all of the NCBC directors may be removed from office at any time with or without cause, but only by the affirmative vote of at least two-thirds of the entire Board.
                      Nomination of Directors for Election
                                      CCB

The CCB bylaws contain specific provisions restricting or conditioning nominations of directors. The Board of Directors, a nominating committee of the Board of Directors or the shareholders of CCB may nominate individuals to serve as directors.
                                      NCBC

Neither the NCBC charter nor the NCBC bylaws contain specific provisions restricting or conditioning nominations of directors.
                Anti-Takeover Provisions--Business Combinations
Both the NCBCA and the TBCA law contain business combination statutes that protect domestic corporations from hostile takeovers, and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation.

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                               North Carolina Law

Shareholder Protection Act

The North Carolina Shareholder Protection Act generally requires that, unless defined "fair price" and procedural requirements are satisfied, an affirmative vote of 95% of a corporation's voting shares is required to approve certain business combination transactions with another entity that is the beneficial owner, directly or indirectly, of more than 20% of the corporation's voting shares or which is an affiliate of the corporation and previously has been a 20% beneficial holder of such shares. The Shareholder Protection Act is applicable to CCB.
                                 Tennessee Law

Business Combination Act
The Tennessee Business Combination Act generally provides that a Tennessee corporation may not engage in a business combination with an interested shareholder for a period of five years after the point in time when a shareholder becomes an "interested shareholder" unless the transaction: (1) is approved in advance by the corporation's board of directors, (2) is exempt from the law, (3) satisfies defined fairness requirements, or (4) is approved by the affirmative vote of two-thirds of a corporation's voting shares not owned by the interested shareholder.

A corporation may enact a charter amendment or bylaw to remove itself entirely from the Tennessee Business Combination Act. NCBC has not adopted such a provision in the NCBC charter or the NCBC bylaws removing NCBC from coverage under the Tennessee Business Combination Act.
Control Share Acquisitions

The North Carolina Control Share Acquisition Act generally provides that, except as stated below, "control shares" will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third or a majority of all voting power in the election of the corporation's directors. However, voting rights will be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the corporation's voting stock, other than shares held by the owner of the control shares, officers of the corporation, and directors of the
Control Share Acquisitions

Tennessee has a Control Share Acquisition Act that is substantially identical to the North Carolina statute. The Tennessee Control Share Acquisition Act is not applicable to NCBC because the NCBC charter does not contain a specific provision "opting in" to the Control Share Acquisition Act.

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corporation. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation's directors, then the corporation's other shareholders may require the corporation to redeem their shares at their fair value. The Control Share Acquisition Act is applicable to CCB.
Investor Protection Act

North Carolina does not have an Investor Protection Act.
Investor Protection Act

The Tennessee Investor Protection Act (the "TIPA") provides that unless a Tennessee corporation's board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within the preceding year, may make a tender offer for a class of equity security of the offeree company if after completion the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of the company unless the offeror, before making such purchase:

 . makes a public announcement of his or her intention with respect to changing or influencing the management or control of the offeree company;

 . makes a full, fair and effective disclosure of such intention to the person from whom he or she intends to acquire such securities; and

 . files with the Tennessee Commissioner of Commerce and Insurance and the offeree company a statement signifying such intentions and containing such additional information as may be prescribed by the Commissioner.

The offeror must provide that any equity securities of an offeree company deposited

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or tendered pursuant to a takeover offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If the takeover offer is for less than all the outstanding equity securities of any class, such an offer also must accept securities pro rata if the number of securities tendered is greater than the number the offeror has offered to accept and pay for. If such an offeror varies the terms of the takeover offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.
In addition, the organizational documents of both of our companies also contain provisions regulating business combinations with persons who own a specified portion of our stock.
                                      CCB

CCB's articles of incorporation include specific provisions with respect to mergers and other business combinations. In essence, a business combination requires the affirmative vote of the holders of at least 85% of the outstanding shares of each class of CCB's capital voting stock entitled to vote in the election of directors and the holders of at least a majority of the issued and outstanding voting stock held by persons other than the interested shareholder or its affiliates. However, CCB's 85% vote requirement will not apply in the case of a business combination that either:

 . has been approved by a majority of CCB's directors who are not affiliated with the interested shareholder and who NCBC

The NCBC charter includes specific provisions with respect to mergers and other business combinations. In general, a business combination requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of each class of NCBC's capital voting stock, unless the business combination is not with or does not involve:

(1) any interested shareholders or an affiliate of an interested shareholder if the conditions set forth in (2)(a) below are met, in which event the business combination will require only such affirmative vote as is required by law and the NCBC charter, or

(2) an interested shareholder or an affiliate of an interested shareholder if the following

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   became directors before the interested shareholder became such; or

 .  the business combination satisfies the following "fair price" provisions:

(1)the aggregate consideration to be received per share of CCB stock is not less than the higher of:

   -- the highest price per share paid by the interested shareholder for CCB common stock within two years preceding the announcement of the business combination or the date the person became an interested shareholder; and

   -- the fair market value per share of the CCB common stock on such announcement date or the date the person became an interested shareholder;

(2)the aggregate consideration to be received by CCB's shareholders per share of any other class of CCB's voting stock other than the CCB stock is not less than the higher of:

   -- the highest price per share paid by the interested shareholder for shares of such other class of voting stock within two years preceding the announcement of the business combination or the date the person became an interested shareholder;

   -- the highest preferential amount per share to which holders of shares of such other class are entitled in the event of any liquidation, dissolution or winding up of CCB; and

   -- the fair market value per share of such other class on such announcement date or on the date the person became an interested shareholder;

(3)the consideration to be received by CCB's shareholders is in cash or in the same form as the consideration paid by the conditions set forth in (a), (b) and
(c) are met, in which event the business combination will require only such affirmative vote as is required by law and the NCBC charter:

(a) if the business combination has been approved by at least two-thirds of the entire NCBC board at any time prior to the consummation of the business combination;

(b) the aggregate amount of the cash and the fair market value as of the date of the consummation of the business combination of consideration other than cash to be received per share by holders of NCBC's outstanding capital voting stock in that business combination will be at least equal to the minimum price per share; and

(c) the consideration to be received by holders of a particular class of outstanding voting stock will be in cash or in the same form as the interested shareholder has previously paid for shares of such class of voting stock. If the interested shareholder has paid for shares of any class of voting stock with varying forms of consideration, the form of consideration for that class of voting stock will be either cash or the form used to acquire the largest number of shares of the class of voting stock previously acquired by it, which we call the "fair price provisions".

The fair price provisions are designed to discourage attempts to take over NCBC by utilizing two-tier pricing tactics or by acquiring less than all of NCBC's outstanding shares. In recent years there have been increasing numbers of non-negotiated attempts to take over publicly owned corporations. These attempts typically involve the accumulation of a substantial block of the target corporation, followed by a merger or other

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reorganization of the acquired company on terms determined entirely by the purchaser. The terms of these attempts may include two-tier pricing, which is the practice of paying cash to acquire a controlling interest in a company and acquiring the remaining equity interest by paying the remaining shareholders a price that is lower than the price paid to acquire the controlling interest or by utilizing a different form of consideration for payment to the remaining shareholders than was used to purchase the controlling interest.

While the terms of such a non-negotiated takeover could be fair to NCBC shareholders, negotiated transactions may result in more favorable terms to NCBC shareholders because of factors such as the timing of the transaction, the tax effects on the shareholders and the fact that the nature and amount of the consideration paid to all shareholders will be negotiated by the parties at arms-length rather than dictated by the purchaser. In addition, due to the difficulties of complying with the requirements of the fair price provisions, the fair price provisions generally may discourage attempts to acquire control of NCBC. As a result, holders of NCBC common stock may be deprived of an opportunity to sell their shares at a premium above the market price.

In addition, the fair price provisions would give veto power to the holders of a minority of NCBC common stock with respect to certain business combinations that are opposed by more than one-third of the NCBC Board and which do not meet the fair price provisions, but which a majority of shareholders may believe to be desirable and beneficial. Moreover, in any such business combination not receiving the requisite interested shareholder in acquiring the shares already owned;

(4)except as approved by the CCB directors, after the interested shareholder has become such and prior to the business combination:

   -- there has been no failure to pay any regular quarterly dividend in any preferred stock or reduction in the annual dividend rate on CCB common stock; and

   -- the interested shareholder shall not have acquired beneficial ownership of any additional shares of CCB voting stock;

(5)after becoming an interested shareholder, such person shall not have received the benefit of specified financial assistance or tax advantages; and

(6)a proxy statement in conformity with applicable law shall be mailed to all shareholders.

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approval of NCBC shareholders or of directors, the minimum price provisions of the fair price provisions, while providing objective pricing criteria, could be arbitrary and not indicative of value.
                            Shareholder Rights Plan
                                      CCB

In 1990, CCB implemented a shareholder rights plan that provides for the attachment to shares of CCB common stock of junior participating preferred stock rights that we refer to as "CCB Rights." CCB rights are not currently exercisable, but may become so in the future on a date which is the earlier of
(1) the tenth business day following a public announcement that any person or group of affiliated persons have acquired beneficial ownership of 15%, or 10% in certain circumstances, or more of the outstanding CCB common stock, or (2) the tenth business day following the date of commencement or the announcement of an intention to commence, a tender or exchange offer which would result in a person becoming the beneficial owner of 15%, or 10% in certain circumstances, or more of CCB's outstanding common stock. At the time any person or group satisfies the criteria in the items above (such person or group is defined as an "Acquiring Person"), all CCB Rights held by or transferred to such person or their affiliates become void and of no effect.

If and only if the distribution date should occur, separate certificates evidencing each CCB Right would be distributed to the record holders of the CCB common stock to which such CCB Rights are attached. Each such CCB Right could then be exercised to purchase .01 of a share of Series A Preferred Stock for a price of $187.50, as adjusted from time to time as described in the CCB rights plan. In the alternative (and subject to certain
                                      NCBC

NCBC does not have a shareholder rights plan.

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

exceptions), after any person or group becomes an Acquiring Person and prior to the acquisition by such person of 50% or more of CCB's outstanding common stock, CCB's Board of Directors at its option may exchange the CCB Rights (other than the Rights of the Acquiring Person), in whole or part, at an exchange ratio of one share of CCB common stock, or .01 of a share of Series A Preferred Stock, per Right (subject to adjustment). The CCB Rights will expire on October 1, 2008 unless extended, and may be redeemed by CCB at any time prior to the acquisition by a person becoming an Acquiring Person, at a price of $.01 per CCB Right.

The CCB rights plan is not in effect with respect to any proposed transaction. At the effective time, the CCB rights plan will terminate.
                      Shareholder Action Without a Meeting
                                      CCB

Under NCBCA Section 55-7-04, written action of shareholders in lieu of a meeting is permitted only if the consent is signed by all of the shareholders entitled to vote with respect to the subject matter.
                                      NCBC

Under TBCA Section 48-17-104, if all shareholders entitled to vote on the action consent to taking that action without a meeting, the affirmative vote of the number of shares that would be necessary to authorize or take such action at a meeting is the act of the shareholders.
                    Calling Special Meetings of Shareholders
                                      CCB

Under NCBCA Section 55-7-02, a special meeting of a corporation's shareholders may be called by the Board of Directors or another person as may be designated in a corporation's articles of incorporation or bylaws. The CCB bylaws provide that special meetings of the shareholders may be called by the Chairman of the Board, the Vice-Chairman of the Board or the
                                      NCBC

Under TBCA Section 48-17-102, the Board of Directors, any person authorized by the charter or bylaws, or unless the charter provides otherwise, the holder of at least 10% of the votes entitled to be cast may call a special meeting of shareholders. The NCBC bylaws provide that a special meeting of NCBC shareholders may be called by the Chairman of the Board, the Board of

President. Accordingly, CCB shareholders do not have the right to demand that a special meeting be called.
Directors, or upon the written request of the holders of not less than 10% of the votes entitled to be cast of NCBC common stock.
                         Notice of Shareholder Meetings
                                      CCB

The CCB bylaws require that CCB deliver notice of an annual or special meeting not less than 10 nor more than 50 days before an annual or special meeting.
                                      NCBC

The NCBC bylaws require that NCBC deliver notice of an annual or special meeting not less than 10 nor more than 60 days before an annual or special meeting.
                      Shareholder Vote Required for Merger
                                      CCB

Generally, the NCBCA requires the approval of majority of all votes entitled to be cast to approve a merger. The 85% limitation contained in CCB's articles of incorporation, as described above in this document, imposes more stringent standards on business combinations subject to its provisions. The 85% limitation is not applicable to the merger of CCB into NCBC because the merger was approved unanimously by the entire Board of Directors of CCB.
                                      NCBC

Generally, the TBCA requires the approval of majority of all votes entitled to be cast to approve a merger. NCBC's charter requires the affirmative vote of at least two-thirds of the outstanding shares of each class of voting stock to approve any certain business combination that fits within parameters. The two-thirds limitation is not applicable to the merger of CCB into NCBC because the merger was approved unanimously by the entire Board of Directors of NCBC.
                                   Dividends
                                      CCB

Under NCBCA Section 55-6-40, the Board of Directors may authorize and the corporation may make distributions to its shareholders unless either of the following is true:

 . the corporation would not be able to pay its debts as they become due in the usual course of business; or

 . the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy NCBC

Under TBCA Section 48-16-401, the Board of Directors of a Tennessee corporation may authorize, and the corporation may pay, dividends or make other distributions to its shareholders (including the repurchase of its shares) unless either of following is true:

 . after the distribution the corporation would not be able to pay its debts as they become due in the usual course of business; or

 . the corporation's total assets after the distribution would be less than the sum

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

   the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.
   of its total liabilities plus, unless the charter provides otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

The NCBC charter provides that the shareholders have the right to receive dividends if and when declared by the NCBC Board out of funds legally available for dividends.
                          Dissenters' Appraisal Rights
                                      CCB

Under NCBCA Section 55-13-02, a shareholder of a corporation is generally entitled to receive payment of the fair value of his or her stock if the shareholder dissents from transactions including a proposed merger, share exchange, or sale of substantially all of the assets of the corporation. However, dissenters' rights generally are not available to holders of shares, that are listed on a national securities exchange, quoted on the Nasdaq National Market or held of record by at least 2,000 shareholders.
                                      NCBC

Under TBCA Section 48-23-102, a shareholder of a corporation is generally entitled to receive payment of the fair value of their stock if the shareholder dissents from transactions including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation. However, dissenters' rights generally are not available to holders of shares, such as shares of NCBC common stock, that are registered on a national securities exchange or quoted on a national market security system.
                        Shareholders' Preemptive Rights
                                      CCB

Under NCBCA Section 55-6-30, unless otherwise provided in a corporation's articles of incorporation, shareholders do not have preemptive rights; provided, however, that shareholders of a public corporation do not have preemptive rights in any event. The CCB articles of incorporation do not provide for preemptive rights.
                                      NCBC

Under TBCA Section 48-16-301, unless otherwise provided in a corporation's charter, shareholders do not have preemptive rights. The NCBC charter does not provide for preemptive rights.

                                Indemnification
                                      CCB

Under the NCBCA, the CCB articles of incorporation and the CCB bylaws, CCB may indemnify an individual who is a party to a proceeding against liability incurred in the proceeding because he or she is or was a director or officer if that individual conducted himself or herself in good faith and that individual reasonably believed:

 . in the case of conduct in his or her official capacity, that the conduct was in the best interests of the corporation; and

 . in all other cases, that the conduct was at least not opposed to the best interests of the corporation; and

 . in the case of any criminal proceeding, that the individual had no reasonable cause to believe the conduct was unlawful.

A corporation may not indemnify a director or officer (1) in connection with a proceeding by or in the right of the corporation, in which the director or officer was adjudged liable to the corporation or (2) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. A corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director or officer of the corporation against reasonable expenses incurred by the director or officer in connection with the proceeding.
                                      NCBC

The provisions of the TBCA, NCBC's charter and NCBC's bylaws with respect to indemnification are substantially identical to those applicable to CCB.

               Amendment to Articles of Incorporation or Charter
                                      CCB

Generally, the CCB articles of incorporation may be amended if the amendment is approved by the vote of the holders of a majority of the CCB common stock present at the shareholders' meeting at which such amendment proposal is considered. However, unless recommended to CCB's shareholders by a vote of three-fourths of the CCB directors, the affirmative vote of both (1) the holders of not less than 85% of each class of CCB's outstanding voting stock and (2) the holders of a majority outstanding CCB voting stock held by persons other than an interested shareholder or its affiliates is required to amend or repeal or to adopt provisions inconsistent with the provisions of the CCB 85% vote requirement or the CCB fair price provisions.
                                      NCBC

The NCBC Charter requires an affirmative vote by at least two-thirds of the shares entitled to vote to alter or amend any provisions of the charter unless the NCBC Board of Directors, by at least a two-thirds majority, submits the proposed amendment to a vote of shareholders in which circumstance a majority vote of shareholders is needed.
                              Amendment of Bylaws
                                      CCB

CCB's bylaws may be amended or repealed, and new bylaws may be adopted, by the affirmative vote of a simple majority of CCB's directors or by the affirmative vote of the holders of a majority of the shares of CCB common stock represented at a shareholders' meeting. However, any bylaw approved by CCB's shareholders may be amended or repealed only by a vote of the shareholders and any bylaw providing for a higher Board of Directors or shareholder vote requirement for its amendment or repeal may be amended or repealed by such higher vote.
                                      NCBC

TBCA Section 48-20-201 provides that a corporation's Board of Directors may amend or repeal the corporation's bylaws unless:

 . the charter reserves this power exclusively to the shareholders in whole or in part; or

 . the shareholders in amending or repealing a particular bylaw provide expressly that the Board of Directors may not amend or repeal that bylaw.

A corporation's shareholders may amend or repeal the corporation's bylaws even though the bylaws may also be amended or repealed by its Board of Directors.

NCBC's bylaws may be amended or repealed by a vote of a majority of the entire board.

               APPROVAL OF THE AMENDMENT TO NCBC 1994 STOCK PLAN

Proposed Amendment

   NCBC maintains the National Commerce Bancorporation 1994 Stock Plan, as amended and restated, which will be the stock plan of the combined company
following the merger. On April   , 2000, the NCBC Board approved an amendment
to the 1994 Stock Plan, subject to shareholder approval, to increase the limitation on the number of shares of NCBC common stock for which options may be granted to an employee in any given year from 60,000 to 200,000, and in the case of NCBC's Chairman and its Chief Executive Officer from 100,000 to 400,000. The following is a summary of the material terms of the 1994 Stock Plan as proposed to be amended. This discussion is qualified in its entirety by reference to the 1994 Stock Plan.

Description of the 1994 Stock Plan

   General. The 1994 Stock Plan provides for grants of stock options and restricted stock awards. Options granted under the 1994 Stock Plan may be either "incentive stock options" as defined in Section 422 of the U.S. tax code, or non-qualified stock options. The Committee also may award grants of restricted stock which become effective upon the satisfaction of one or more objective employment or other grant conditions. Additionally, the 1994 Stock Plan provides that NCBC will distribute shares of common stock to directors who satisfy certain meeting attendance requirements. The 1994 Stock Plan provides that 4,000,000 shares of common stock are reserved for use under the plan. Any shares subject to an option which remain unissued after the cancellation, expiration or exchange of such option and any restricted stock which is forfeited shall become available for use again under the Plan.

   Purpose. The general purpose of the 1994 Stock Plan is to promote the interests of NCBC through grants to key employees of options to purchase NCBC common stock and grants to key employees of restricted shares of common stock and the payment of additional compensation to NCBC directors and the directors of NCBC's subsidiary banks in order to (1) attract key employees, directors and bank directors, (2) to provide an additional incentive to each key employee, director and bank director to work to increase the value of NCBC common stock, and (3) to provide each key employee, director, and bank director with a stake in the future of NCBC which corresponds to the state of each of NCBC's shareholders.

   Administration. The Stock Option and Management Compensation Committee of the NCBC Board currently administers the 1994 Stock Plan. The Committee is composed of "non-employee directors" under Rule 16b-3 of the Exchange Act who are also "outside directors" under Section 162(m) of the U.S. tax code.

   Eligibility. Awards under the plan may be granted only to full time, salaried employees of NCBC or any subsidiary or affiliate of NCBC who in the judgment of the Committee is key, directly or indirectly, to the success of NCBC. NCBC estimates that approximately 350 people currently participate in the 1994 Stock Plan.

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

Awards under the Plan

   The Committee may grant options or restricted stock under the 1994 Stock Plan to such key employees as the Committee may determine; provided that the options granted to a key employee in any calendar year may not exceed 60,000 shares, except for the Chairman and the Chief Executive Officer, to whom options for 100,000 shares may be granted each calendar year. If the amendment to the 1994 Stock Plan is approved by the NCBC shareholders at the NCBC special meeting, the foregoing limits will be increased to 200,000 shares for all employees except the Chairman and the Chief Executive Officer; and to 400,000 shares for the Chairman and Chief Executive Officer. However, the foregoing per share limitations may be exceeded in the discretion of the Committee in connection with recruiting a new employee. Each grant of an option shall be evidenced by an option agreement stating whether the option is an incentive stock option or a non-qualified stock option and such terms and conditions as the Committee deems consistent with the terms of the Plan. Each grant of restricted stock shall be evidenced by a restricted stock agreement setting forth any conditions under which the grant will be effective and the conditions under which the key employee's interest will become nonforfeitable.

   Under the 1994 Stock Plan, the Committee has established a program under which grants of options may be conditioned on the purchase of common stock by the employee and on the key employee holding such common stock for a specified period. All common stock purchases made by a key employee under such program shall be made in the open market and the Committee shall grant any related option at an option price equal to the purchase price paid by the employee for the stock bought on the open market. This program is known as the "Share NCBC Program."

Terms and Conditions of Options

   Exercise Price. The Committee determines the exercise price of options to purchase shares of common stock at the time the options are granted. However, excluding options issued to 10% shareholders, the exercise price of an option must not be less than the fair market value of the common stock on the date the option is granted. Any optionee who owns more than 10% of the combined voting power of all classes of outstanding stock of NCBC is not eligible for the grant of an option unless the exercise price of the option is at least 110% of the fair market value of the common stock on the date of grant.

   Form of Consideration. A grantee may pay the option price (1) in cash; (2) by delivering shares of common stock having a fair market value equal to the exercise price which the optionee has owned for six months; or (3) by a combination of (1) and (2).

   Exercise of the Option. Each option granted under the 1994 Stock Plan will be exercisable in whole or in part as set forth in the option agreement under which such option is granted, but no option will be exercisable during the six months after the date such option is granted, and each option will expire after the earlier of (1) the date such option is exercised in full, (2) the date which is the fifth anniversary of the date the option is granted, if the option is an incentive stock option granted to a key employee who is a 10% shareholder, or (3) the date which is the tenth anniversary of the date such option is granted if the option is a non-qualified stock option or an incentive stock option granted to a key employee who is not a 10% shareholder. An option agreement may provide for the exercise of an option after the employment of the key employee has terminated.

   Termination of Employment; Death and Disability. The Committee determines the terms and conditions relating to the effect of termination of the participant's employment or the participant's death or disability on an individual basis.

Surrender of Options

   The Committee in an option agreement can grant a key employee the right to surrender an option on any date that (1) the fair market value of the common stock subject to the option exceeds the option price, and (2) the option is otherwise exercisable. In exchange for the surrendered shares, the key employee shall receive a payment (in cash or common stock, or a combination of cash and common stock) equal to the excess of the fair market value of such shares over the option price for such shares on the date of surrender.

Restricted Stock Awards

   Restricted stock grants become effective as of the date set by the Committee or upon the timely satisfaction of all conditions to the grant. The holder of restricted stock is entitled to receive any cash dividends and to vote the common stock underlying such grant. A share of common stock ceases to be restricted stock when the key employee's interest becomes nonforfeitable under the terms of the 1994 Stock Plan and the related restricted stock agreement. The Committee may authorize a cash bonus to a key employee to pay any tax liability attributed to the restricted stock grant becoming nonforfeitable or to the payment of the cash bonus itself.

Stock for Meeting Attendance

   The 1994 Stock Plan provides that each director of NCBC and each director of NCBC's banking subsidiaries and affiliates shall receive for each calendar year, 100 shares of common stock if he or she attends all of the regularly scheduled meetings of each board of directors on which he or she serves. Each director shall be required to agree upon request to hold such shares for at least six months and, further, for investment only.

Non-transferability

   No option that is an incentive stock option and no related surrender right shall be transferable by a key employee other than by will or by the laws of descent and distribution, and any such option and any such surrender right shall be exercisable during the lifetime of a key employee only by such key employee. However, an option which is a nonqualified stock option and any related surrender right and any restricted stock grant may be transferable by a key employee to the extent provided in the related option or restricted stock agreement subject to certain terms and conditions set forth in the 1994 Stock Plan.

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

Adjustment of Shares

   The 1994 Stock Plan provides for adjustment by the Committee in an equitable manner of the number, kind or class of shares of common stock (1) reserved under the 1994 Stock Plan, (2) subject to the individual limitations on grants of options set forth in the 1994 Stock Plan, (3) subject to options granted under the 1994 Stock Plan and the exercise prices thereof and (4) underlying restricted stock grants, to reflect changes in the capitalization of NCBC and in the event of transactions which provide for the substitution or assumption of such options or restricted stock grants.

Sale, Merger or Change in Control

   Generally, upon a change of control of NCBC, all options vest and become immediately exercisable and the restrictions on restricted stock lapse.

Term of the 1994 Stock Plan

   The 1994 Stock Plan shall terminate either (1) on the tenth anniversary of the 1994 Stock Plan's original effective date (i.e., September 9, 2003), in which case the 1994 Stock Plan shall continue in effect until all outstanding grants have been surrendered, exercised, forfeited, become forfeitable or are no longer exercisable, or (2) if earlier, on the date on which all of the common stock reserved under the 1994 Stock Plan has been issued or is no longer available for use under the 1994 Stock Plan.

Amendment to the 1994 Stock Plan

   The 1994 Stock Plan may be amended by the NCBC Board from time to time to the extent that the NCBC Board deems necessary or appropriate; provided, however, no such amendment shall be made absent the approval of the shareholders of NCBC required under Sections 162(m) and 422 of the U.S. tax code. The NCBC Board may also suspend the granting of options and restricted stock under the 1994 Stock Plan at any time and may terminate the 1994 Stock Plan at any time. The NCBC Board, however, may modify, amend or cancel any options or restricted stock previously granted only under certain circumstances.

Federal Income Tax Consequences Summary

   This is a summary of the current federal income tax consequences of the grant, exercise, or surrender of an option or surrender right ("stock appreciation right") and the grant of restricted stock under the 1994 Stock Plan. The federal income tax laws and regulations are frequently amended, and such amendments may or may not be retroactive with respect to transactions described in this summary. Furthermore, employees participating in the 1994 Stock Plan may be subject to taxes other than federal income taxes, such as state and local income taxes and estate or inheritance taxes. Accordingly, prior to surrendering or purchasing shares under the 1994 Stock Plan, or selling or otherwise disposing of such shares, or the lapse of any restrictions on any restricted stock, each employee should consult his or her own tax adviser.

   Grant of Options. An employee is not subject to federal income tax upon the grant of an option pursuant to the 1994 Stock Plan nor will the grant of an option result in an income tax deduction for NCBC.

   Exercise of Incentive Stock Options. As a result of the exercise of an incentive stock option and the related transfer of common stock to an employee, the employee normally will not recognize any income for federal income tax purposes and NCBC normally will not be entitled to any federal income tax deduction. However, the excess of the fair market value of shares transferred upon the exercise of an incentive stock option over the option price of such shares (the "spread") generally will constitute an item of alternative minimum tax adjustment for the year in which the option is exercised.

   If the common stock transferred pursuant to the exercise of an incentive stock option is disposed of within two years from the date of the grant of the option or within one year from the date of exercise (the "holding periods"), the employee generally will recognize ordinary income equal to the lesser of
(1) the gain realized (which would be the excess of the amount realized on the disposition over the option price) or (2) the spread. The balance, if any, of the employee's gain over the amount treated as ordinary income on a disposition generally will be long- or short-term capital gain depending upon whether the holding period applicable to long-term capital assets is satisfied. NCBC normally will be entitled to a federal income tax deduction equal to any ordinary income recognized by the employee.

   Following satisfaction of the holding periods, the sale or other taxable disposition of shares of common stock acquired by the exercise of an incentive stock option generally will result in long-term capital gain or loss treatment with respect to the difference between the amount realized on the disposition and the incentive stock option exercise price. NCBC will not be entitled to any federal income tax deduction as a result of a disposition of such shares after the holding periods.

   Exercise of Non-Qualified Stock Option. As a result of the exercise of a non-qualified stock option, the employee generally will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares transferred to the employee upon exercise over the option price, and NCBC generally will be entitled to a corresponding federal income tax deduction. Depending on the period the common stock is held after exercise, the sale or other taxable disposition of shares of common stock acquired through the exercise of a non-qualified stock option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares on the date of transfer.

   Special Rules. Special rules will apply to an employee who exercises an option by paying the option price, in whole or in part, by the transfer to NCBC of previously acquired shares of common stock.

   Restricted Stock. The fair market value of restricted stock will be taxable to the employee (absent an election under Section 83(b) of the U.S. tax code) as ordinary income at the time the common stock transferred to the employee pursuant to the grant no longer is subject to a substantial risk of forfeiture or the common stock is transferable. If an election is made under Section 83(b) of the U.S. tax code, the fair market value of the common stock will be taxable to the employee at the time the common stock is transferred to the employee pursuant to the grant. NCBC generally, will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the employee in the taxable year the employee recognizes such income.

   Section 162(m). Section 162(m) of the U.S. tax code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and the four other most highly compensated officers of a public corporation. Certain types of compensation, including options and stock appreciation rights granted with a fair-market-value exercise price, are generally excluded from this deduction limit. So that options and surrender rights granted under the 1994 Stock Plan will qualify for the exclusion for performance-based compensation, the amendments to the 1994 Stock Plan are being submitted to shareholders for approval. By approving the amendments to the 1994 Stock Plan, the shareholders will be approving limits on options and stock appreciation rights contained therein for purposes of Section 162(m) of the U.S. tax code.

Approval of the amendment to the 1994 Stock Plan requires the affirmative vote of the holders of a majority of the shares of common stock casting votes at the special meeting. The NCBC Board recommends a vote FOR the approval of the amendment to the 1994 Stock Plan.

                                 LEGAL MATTERS

   The validity of the shares of NCBC common stock to be issued upon consummation of the merger has been passed upon for NCBC by Bass, Berry & Sims PLC, Memphis, Tennessee. In addition, the material tax consequences of the merger are being passed upon for NCBC and CCB by Wachtell, Lipton, Rosen & Katz, New York, New York.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited NCBC's consolidated financial statements included in NCBC's Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this Joint Proxy Statement/Prospectus and elsewhere in the registration statement. NCBC's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   The consolidated financial statements of CCB as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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                             SHAREHOLDER PROPOSALS

   NCBC shareholders may submit proposals to be considered for shareholder action at the 2001 annual meeting of shareholders if they do so in accordance with the applicable regulations of the SEC. Any of these proposals must be
received by the Secretary of NCBC no later than    , 2000 in order to be
considered for inclusion in NCBC's 2001 annual meeting proxy materials. If a shareholder desires to bring business before the 2001 annual meeting of shareholders that is not a proposal submitted for inclusion in NCBC's proxy
statement, notice must be received by the Secretary of NCBC no later than    ,
2000.

   CCB will hold a 2001 annual meeting of shareholders only if the merger is not consummated before the time of the meeting. In the event that this meeting occurs, any proposals of shareholders intended to be presented at the 2001 annual meeting of shareholders must be received by the Secretary of CCB no
later than    , 2000 in order to be considered for inclusion in the CCB proxy materials relating to that meeting.

                                 OTHER MATTERS

   As of the date of this document, the CCB Board and the NCBC Board know of no matters that will be presented for consideration at either of the special shareholders' meetings other than as described in this document. If any other matters properly come before the NCBC special meeting, or any adjournments or postponements thereof, or before the CCB special meeting, or any adjournment thereof, of these meetings, and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the respective managements of CCB and NCBC.

                      WHERE YOU CAN FIND MORE INFORMATION

   NCBC has filed a registration statement with the SEC under the Securities Act that registers the distribution to CCB shareholders of the shares of NCBC common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about NCBC and NCBC common stock. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this document.

   Both NCBC and CCB are subject to the informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the SEC. You may read and copy any document that NCBC or CCB files with the SEC at the SEC's following public reference facilities:

      Public
   Reference Room   New York Regional Office       Chicago Regional Office
     450 Fifth
    Street, N.W.      7 World Trade Center             Citicorp Center
     Room 1024             Suite 1300        500 West Madison Street, Suite 1400
    Washington,
     D.C. 20549     New York, New York 10048    Chicago, Illinois 60611-2511

   You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities.

   The SEC also maintains a world wide web site that contains reports, proxy statements and other information about issuers, like NCBC and CCB, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect NCBC filings at the offices of The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. You can also inspect CCB filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF DOCUMENTS FILED WITH THE SEC

   The SEC allows NCBC and CCB to "incorporate by reference" in this document the information each company files with the SEC, which means:

  .  incorporated documents are considered part of this document;

  . NCBC and CCB can disclose important information to you by referring you to those documents; and

  . information that NCBC and CCB file with the SEC will automatically update and supersede the information in this document and information that was previously incorporated.

   NCBC incorporates by reference the documents listed below which were filed with the SEC under the Exchange Act:

(1) NCBC's Annual Report on Form 10-K for the year ended December 31, 1999, filed on March 27, 2000;

(2) NCBC's Current Reports on Form 8-K filed on March 21, 2000 and March 27, 2000 and NCBC's Amended Current Reports on Form 8-K/A filed on March 24, 2000 and March 27, 2000; and

(3) The description of NCBC common stock contained in the Registration Statement on Form S-8 (Registration No. 33-38552), filed on January 11, 1991.

   NCBC also incorporates by reference each of the following documents that it will file between the date of this document and the date of the NCBC special meeting:

  .  Reports filed under Section 13(a) and (c) of the Exchange Act;

  . Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders meeting; and

  .  Any reports filed under Section 15(d) of the Exchange Act.

   CCB incorporates by reference the documents listed below which were filed with the SEC under the Exchange Act:

(1) CCB's Annual Report on Form 10-K for the year ended December 31, 1999, filed on March 17, 2000; and

(2) CCB's Current Reports on Form 8-K filed on February 8, 2000 and March 22, 2000 and CCB's Amended Current Report on Form 8-K/A filed on March 24, 2000.

   CCB also incorporates by reference each of the following documents that it will file between the date of this document and the date of the CCB special meeting:

  .  Reports filed under Section 13(a) and (c) of the Exchange Act;

  . Definitive proxy or information statement filed under Section 14 of the Exchange Act in connection with any subsequent shareholders meeting; and

  .  Any reports filed under Section 15(d) of the Exchange Act.

   This Joint Proxy Statement/Prospectus incorporates certain NCBC and CCB documents by reference which are not presented herein or delivered herewith. Copies of the documents (other than exhibits to the documents, unless the exhibits are specifically incorporated by reference into such documents) are available without charge to any person, including any beneficial owner, to whom this Joint Proxy Statement/Prospectus is delivered, upon written or oral request, with respect to documents that relate to NCBC, from Kathryn L. Shelton, Assistant Treasurer, National Commerce Bancorporation, One Commerce Square, Memphis, Tennessee 38150; Telephone No. (901) 523-3242, and, with respect to documents that relate to CCB, from W. Harold Parker, Jr., Senior Vice President and Controller, CCB Financial Corporation, 111 Corcoran Street, Durham, North Carolina 27701.

   In order to ensure timely delivery of such documents, any request should be made by May , 2000.

                           FORWARD-LOOKING STATEMENTS

   This document, including information included or incorporated by reference in this document, contains forward-looking statements with respect to the financial condition, results of operations and business of NCBC and CCB and, assuming the consummation of the merger, a combined NCBC and CCB, including:

  . statements about the synergies (including cost savings), and accretion to reported earnings expected to be realized from the merger;

  . statements about business opportunities and strategies potentially available to the combined company; the restructuring charges expected to be incurred in connection with the merger;

  . statements about management, operations and policies of the combined company after the merger; and

  . statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "estimates," "should" or similar expressions.

   These forward-looking statements involve some risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among other things, the following possibilities:

  . expected cost savings from the merger cannot be fully realized or realized within the expected time;

  .  revenues following the merger are lower than expected;

  .  retention of key personnel;

  . competitive pressure among depository institutions increases significantly;

  . costs or difficulties related to the integration of the businesses of NCBC and CCB are greater than expected;

  .  changes in the interest rate environment reduce interest margins;

  . general economic conditions, either nationally or in the states in which the combined company will be doing business, are less favorable than expected;

  . legislation or regulatory requirements or changes adversely affect the business in which the combined company will be engaged; and

  .  changes may occur in the securities market.

   All dividends on NCBC common stock are subject to determination by the NCBC Board in its discretion. See "Where You Can Find More Information" on page 105.

                                    GLOSSARY

"Acquisition Transaction"...................................................  65
"BIF".......................................................................  79
"CCB Option Agreement"......................................................  62
"CCB Option Shares".........................................................  63
"Default"...................................................................  77
"DPC Shares"................................................................  41
"effective time"............................................................  43
"exchange agent"............................................................  42
"exchange fund".............................................................  42
"exchange ratio"............................................................  21
"Exercise Termination Event"................................................  66
"FHC".......................................................................  75
"FICO"......................................................................  80
"Holder"....................................................................  64
"In danger of default"......................................................  77
"Initial Triggering Event"..................................................  64
"Issuer"....................................................................  62
"Issuer Common Stock".......................................................  63
"Issuer Option".............................................................  62
"Issuer Option Agreement"...................................................  62

"Issuer Option Repurchase Price"............................................  66
"Issuer Option Shares.......................................................  63
"Issuer Option Share Repurchase Price"......................................  66
"Market/Offer Price"........................................................  66
"material adverse effect"...................................................  50
"NCBC Option Agreement".....................................................  62
"NCBC Option Shares.........................................................  63
"OCC".......................................................................  75
"OTS".......................................................................  75
"Option Agreements".........................................................  62
"Optionee"..................................................................  62
"Owner".....................................................................  66
"Repurchase Event"..........................................................  67
"requisite regulatory approvals"............................................  50
"SAIF"......................................................................  79
"Subsequent Triggering Event"...............................................  65
"Substitute Option".........................................................  67
"Surrender Price"...........................................................  68
"Trust Account Shares"......................................................  41

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

   The following unaudited pro forma condensed balance sheet as of December 31, 1999, combines the historical consolidated balance sheets of NCBC and CCB as if the merger of CCB into NCBC had been effective on December 31, 1999, after giving effect to certain estimated adjustments. The unaudited pro forma condensed statements of income for the years ended December 31, 1999, 1998 and 1997 present the results of operations of NCBC and CCB as if the merger of CCB into NCBC had been effective at the beginning of the earliest period presented. The unaudited pro forma combined condensed financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements of NCBC and CCB.

   The unaudited pro forma condensed financial information reflects the application of the pooling-of-interests method of accounting for the merger. Under this method of accounting, the recorded assets, liabilities, stockholders' equity, income and expenses of NCBC and CCB are combined and reflected at historical amounts. You should not assume that NCBC and CCB would have achieved the pro forma combined results if they had actually been combined during the periods presented.

   The combined company expects to incur merger and other non-recurring expenses as a result of the merger and to achieve merger benefits in the form of operating cost savings. The pro forma earnings, which do not reflect any direct costs or potential savings which are expected to result from the consolidation of the operations of NCBC and CCB, are not necessarily indicative of the results of future operations. No assurances can be given with respect to the ultimate level of expense savings.

                        NATIONAL COMMERCE BANCORPORATION
                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                         (2) (5)       (6)
                                              (4)       Pro Forma   NCBC/CCB
           Assets                 NCBC        CCB      Adjustments  Combined
           ------              ----------  ----------  ----------- -----------
Cash and cash equivalents....  $  261,296  $  400,989        --    $   662,285
Available-for-sale
 securities..................     553,928   1,563,120        --      2,117,048
Held-to-maturity securities..   1,759,383      73,370        --      1,832,753
Trading account securities...      30,294         --         --         30,294
Net loans....................   3,926,192   5,876,918        --      9,803,110
Premises and equipment, net..      47,830     113,858        --        161,688
Other assets.................     227,250     158,043        --        385,293
                               ----------  ----------    -------   -----------
 Total assets................  $6,806,173  $8,186,298        --    $14,992,471
                               ==========  ==========    =======   ===========
Liabilities and Stockholders'
           Equity
-----------------------------
Deposits.....................  $4,495,900  $6,717,025        --    $11,212,925
Short-term borrowings........     883,038     229,670        --      1,112,708
Federal Home Loan Bank
 advances....................     714,335     395,937        --      1,110,272
Accounts payable and accrued
 liabilities.................      99,241      90,720     89,100       279,061
Long-term debt...............       6,372      32,985        --         39,357
                               ----------  ----------    -------   -----------
 Total liabilities...........   6,198,886   7,466,337     89,100    13,754,323

Capital trust pass-through
 securities..................      49,909         --         --         49,909

Common stock.................     216,446     197,900     (3,959)      410,387
Additional paid in capital...      90,230      29,690      3,959       123,879
Retained earnings............     253,940     506,092    (89,100)      670,932
Accumulated other
 comprehensive loss..........      (3,238)    (13,721)       --        (16,959)
                               ----------  ----------    -------   -----------
Total stockholders' equity...     557,378     719,961    (89,100)    1,188,239
                               ----------  ----------    -------   -----------
Total liabilities and
 stockholders' equity........  $6,806,173  $8,186,298        --    $14,992,471
                               ==========  ==========    =======   ===========

The accompanying notes are an integral part of the unaudited pro forma condensed financial information.

                        NATIONAL COMMERCE BANCORPORATION
                 UNAUDITED PRO FORMA CONDENSED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             (2)      (3) (6)
                                                  (4)     Pro Forma  NCBC/CCB
                                        NCBC      CCB    Adjustments Combined
                                      --------  -------- ----------- ---------
 Interest Income:
Loans...............................  $311,293  $478,908   $  --     $ 790,201
Securities:
Taxable.............................   136,424    91,529               227,953
Non-Taxable.........................    12,108     4,360                16,468
                                      --------  --------   ------    ---------
                                       148,532    95,889      --       244,421
Other...............................     8,203    14,802                23,005
                                      --------  --------   ------    ---------
Total interest income...............   468,028   589,599             1,057,627
 Interest Expense:
Deposits............................   158,477   232,767               391,244
Borrowings..........................    73,013    24,780                97,793
                                      --------  --------   ------    ---------
Total interest expense..............   231,490   257,547      --       489,037
                                      --------  --------   ------    ---------
Net interest income.................   236,538   332,052      --       568,590
Provision for loan losses...........    15,206    14,296                29,502
                                      --------  --------   ------    ---------
Net interest income after provision
 for loan losses....................   221,332   317,756      --       539,088
 Other income:
Trust service income................    10,139    12,574                22,713
Service charges on deposits.........    21,705    61,831                83,536
Other service charges and fees......    20,674    24,672                45,346
Broker/dealer revenue...............    18,092       --                 18,092
Investment securities gains
 (losses)...........................    (1,789)    1,378                  (411)
Other...............................    23,693    57,999                81,692
                                      --------  --------   ------    ---------
Total other income..................    92,514   158,454      --       250,968
 Other Expenses:
Salaries and employee benefits......    76,343   136,305               212,648
Occupancy expense...................    14,086    17,331                31,417
Furniture and equipment expense.....     7,500    17,713                25,213
Other...............................    57,329    72,687               130,016
                                      --------  --------   ------    ---------
Total other expenses................   155,258   244,036      --       399,294
                                      --------  --------   ------    ---------
Income before income taxes..........   158,588   232,174      --       390,762
Income taxes........................    51,354    81,351               132,705
                                      --------  --------   ------    ---------
Net income..........................  $107,234  $150,823   $  --     $ 258,057
                                      ========  ========   ======    =========
Net income per common share--basic..  $   1.00  $   3.77             $    1.26
Net income per common share--
 diluted............................  $   0.99  $   3.74             $    1.24
Weighted average shares
 outstanding--basic.................   106,749    39,944   57,919      204,612
Weighted averages shares
 outstanding--diluted...............   108,823    40,315   58,457      207,595

The accompanying notes are an integral part of the unaudited pro forma condensed financial information.

                        NATIONAL COMMERCE BANCORPORATION
                 UNAUDITED PRO FORMA CONDENSED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               (2)     (3) (6)
                                                    (4)     Pro Forma  NCBC/CCB
                                           NCBC     CCB    Adjustments Combined
                                         -------- -------- ----------- --------
 Interest Income:
Loans..................................  $275,890 $470,664   $  --     $746,554
Securities:
Taxable................................   110,649   83,754              194,403
Non-Taxable............................     8,451    4,738               13,189
                                         -------- --------   ------    --------
                                          119,100   88,492              207,592
Other..................................     8,118   18,270               26,388
                                         -------- --------   ------    --------
Total interest income..................   403,108  577,426              980,534
 Interest Expense:
Deposits...............................   142,967  232,609              375,576
Borrowings.............................    57,245   21,953               79,198
                                         -------- --------   ------    --------
Total interest expense.................   200,212  254,562      --      454,774
                                         -------- --------   ------    --------
Net interest income....................   202,896  322,864              525,760
Provision for loan losses..............    10,079   15,884               25,963
                                         -------- --------   ------    --------
Net interest income after provision for
 loan losses...........................   192,817  306,980      --      499,797
 Other income:
Trust service income...................    10,135   10,221               20,356
Service charges on deposits............    19,747   54,117               73,864
Other service charges and fees.........    17,500   19,661               37,161
Broker/dealer revenue..................    20,441      --                20,441
Investment securities gains............       224    2,178                2,402
Other..................................    19,945   26,904               46,849
                                         -------- --------   ------    --------
Total other income.....................    87,992  113,081      --      201,073
 Other Expenses:
Salaried and employee benefits.........    70,712  124,419              195,131
Occupancy expense......................    12,643   15,890               28,533
Furniture and equipment expense........     6,265   14,522               20,787
Other..................................    59,279   75,386              134,665
                                         -------- --------   ------    --------
Total other expenses...................   148,899  230,217      --      379,116
                                         -------- --------   ------    --------
Income before income taxes.............   131,910  189,844      --      321,754
Income taxes...........................    43,890   68,632              112,522
                                         -------- --------   ------    --------
Net income.............................  $ 88,020 $121,212   $  --     $209,232
                                         ======== ========   ======    ========
Net income per common share--basic.....  $   0.85 $   2.96             $   1.03
Net income per common share--diluted...  $   0.83 $   2.93             $   1.01
Weighted average shares outstanding--
 basic.................................   103,636   40,898   59,302     203,836
Weighted average shares outstanding--
 diluted...............................   105,970   41,409   60,043     207,422

The accompanying notes are an integral part of the unaudited pro forma condensed financial information.

                        NATIONAL COMMERCE BANCORPORATION
                 UNAUDITED PRO FORMA CONDENSED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               (2)     (3) (6)
                                                    (4)     Pro Forma  NCBC/CCB
                                          NCBC      CCB    Adjustments Combined
                                        --------  -------- ----------- --------
 Interest Income:
Loans.................................  $243,079  $442,618   $  --     $685,697
Securities:
Taxable...............................    98,268    90,229              188,497
Non-Taxable...........................     8,038     4,840               12,878
                                        --------  --------   ------    --------
                                         106,306    95,069      --      201,375
Other.................................     4,573    12,776               17,349
                                        --------  --------   ------    --------
Total interest income.................   353,958   550,463      --      904,421
 Interest Expense:
Deposits..............................   126,741   229,600              356,341
Borrowings............................    55,410    20,499               75,909
                                        --------  --------             --------
Total interest expense................   182,151   250,099      --      432,250
                                        --------  --------   ------    --------
Net interest income...................   171,807   300,364      --      472,171
Provision for loan losses.............    17,363    16,376               33,739
                                        --------  --------   ------    --------
Net interest income after provision
 for loan losses......................   154,444   283,988      --      438,432
 Other income:
Trust service income..................     9,284     8,415               17,699
Service charges on deposits...........    17,673    44,937               62,610
Other service charges and fees........    13,069    16,450               29,519
Broker/dealer revenue.................    13,115       --                13,115
Investment securities gains (losses)..      (127)      480                  353
Other.................................    32,915    23,117               56,032
                                        --------  --------   ------    --------
Total other income....................    85,929    93,399      --      179,328
 Other Expenses:
Salaries and employee benefits........    60,934   114,572              175,506
Occupancy expense.....................    11,162    15,595               26,757
Furniture and equipment expense.......     5,356    12,867               18,223
Other.................................    54,129    83,164              137,293
                                        --------  --------   ------    --------
Total other expenses..................   131,581   226,198      --      357,779
                                        --------  --------   ------    --------
Income before income taxes............   108,792   151,189      --      259,981
Income taxes..........................    36,338    55,765               92,103
                                        --------  --------   ------    --------
Net income............................  $ 72,454  $ 95,424   $  --     $167,878
                                        ========  ========   ======    ========
Net income per common share--basic....  $   0.72  $   2.31             $   0.83
Net income per common share--diluted..  $   0.69  $   2.28             $   0.81
Weighted average shares outstanding--
 basic................................   101,083    41,438   60,085     202,606
Weighted averages shares outstanding--
 diluted..............................   104,454    41,947   60,823     207,224

The accompanying notes are an integral part of the unaudited pro forma condensed financial information.

                          NOTES TO UNAUDITED PRO FORMA
                        CONDENSED FINANCIAL INFORMATION

(1) The Unaudited Pro Forma Condensed Financial Information presented herein is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The Unaudited Pro Forma Condensed Financial Information should be read together with the historical consolidated financial statements and the related notes thereto of each NCBC and CCB incorporated by reference herein.

(2) It is assumed that the merger will be accounted for on a pooling-of-interests accounting basis, and accordingly, the related pro forma amounts are included using the exchange ratio of 2.45 shares of NCBC common stock for each share of CCB common stock. In addition, common stock and additional paid in capital include a reclassification adjustment to reflect the change in par value of outstanding shares of CCB to the $2.00 par value of NCBC common stock.

(3) Earnings per share data has been computed based on the combined historical net income applicable to NCBC shareholders and CCB shareholders using the historical weighted average shares outstanding of NCBC common stock and the weighted average outstanding shares of CCB common stock, adjusted to equivalent shares of NCBC common stock for each of the periods presented.

(4) Certain reclassifications have been included to ensure consistent presentation.

(5) The Unaudited Pro Forma Condensed Financial Information, with the exception of the Unaudited Pro Forma Condensed Balance Sheet, does not include any material expenses related to the merger. NCBC currently estimates pre-tax merger and integration and other nonrecurring merger related charges of approximately $110 million ($89.1 million net of taxes) will be recorded.

(6) NCBC expects to realize significant revenue enhancements and cost savings from the merger, primarily through the realization of certain operating efficiencies and reductions in systems, labor and administrative costs. The Unaudited Pro Forma Condensed Financial Information, which does not reflect any revenue enhancements, direct costs or potential savings, is therefore not necessarily indicative of the results of future operations. There can be no assurance that anticipated revenue enhancements or cost savings will be achieved in the expected amounts or at the times anticipated.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                           CCB FINANCIAL CORPORATION

                                      and

                        NATIONAL COMMERCE BANCORPORATION

                               ----------------

                           Dated as of March 17, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                          AGREEMENT AND PLAN OF MERGER

                                    ARTICLE I

                                   The Merger

 1.1  The Merger..........................................................   A-5
 1.2  Effective Time......................................................   A-6
 1.3  Effects of the Merger...............................................   A-6
 1.4  Conversion of CCB Common Stock......................................   A-6
 1.5  NCBC Capital Stock..................................................   A-7
 1.6  Options.............................................................   A-7
 1.7  Charter.............................................................   A-8
 1.8  By-Laws.............................................................   A-8
 1.9  Tax and Accounting Consequences.....................................   A-8
 1.10 Management..........................................................   A-8
 1.11 Board of Directors..................................................   A-8
 1.12 Headquarters of Surviving Corporation...............................   A-9

                                   ARTICLE II

                               Exchange of Shares

 2.1  NCBC to Make Shares Available.......................................   A-9
 2.2  Exchange of Shares..................................................   A-9

                                   ARTICLE III

                     Representations and Warranties of NCBC

 3.1  Corporate Organization..............................................  A-11
 3.2  Capitalization......................................................  A-12
 3.3  Authority; No Violation.............................................  A-13
 3.4  Consents and Approvals..............................................  A-14
 3.5  Reports.............................................................  A-15
 3.6  Financial Statements................................................  A-15
 3.7  Broker's Fees.......................................................  A-16
 3.8  Absence of Certain Changes or Events................................  A-16
 3.9  Legal Proceedings...................................................  A-16
 3.10 Taxes and Tax Returns...............................................  A-17
 3.11 Employees...........................................................  A-18
 3.12 SEC Reports.........................................................  A-19
 3.13 Compliance with Applicable Law......................................  A-20
 3.14 Certain Contracts...................................................  A-20
 3.15 Agreements with Regulatory Agencies.................................  A-21
 3.16 Interest Rate Risk Management Instruments...........................  A-21
 3.17 Undisclosed Liabilities.............................................  A-22

                                                                            Page
                                                                            ----
 3.18 Insurance...........................................................  A-22
 3.19 Environmental Liability.............................................  A-22
 3.20 State Takeover Laws.................................................  A-22
 3.21 Reorganization; Pooling of Interests................................  A-22
 3.22 Financial Holding Company Status....................................  A-23

                                   ARTICLE IV

                      Representations and Warranties of CCB

 4.1  Corporate Organization..............................................  A-23
 4.2  Capitalization......................................................  A-23
 4.3  Authority; No Violation.............................................  A-24
 4.4  Consents and Approvals..............................................  A-25
 4.5  Reports.............................................................  A-25
 4.6  Financial Statements................................................  A-26
 4.7  Broker's Fees.......................................................  A-26
 4.8  Absence of Certain Changes or Events................................  A-27
 4.9  Legal Proceedings...................................................  A-27
 4.10 Taxes and Tax Returns...............................................  A-27
 4.11 Employees...........................................................  A-29
 4.12 SEC Reports.........................................................  A-30
 4.13 Compliance with Applicable Law......................................  A-30
 4.14 Certain Contracts...................................................  A-31
 4.15 Agreements with Regulatory Agencies.................................  A-32
 4.16 Interest Rate Risk Management Instruments...........................  A-32
 4.17 Undisclosed Liabilities.............................................  A-32
 4.18 Insurance...........................................................  A-32
 4.19 Environmental Liability.............................................  A-32
 4.20 State Takeover Laws; CCB Rights Agreement...........................  A-33
 4.21 Reorganization; Pooling of Interests................................  A-33
 4.22 Financial Holding Company Status....................................  A-33

                                    ARTICLE V

                    Covenants Relating to Conduct of Business

 5.1  Conduct of Businesses Prior to the Effective Time...................  A-33
 5.2  Forbearances........................................................  A-34

                                   ARTICLE VI

                              Additional Agreements

 6.1  Regulatory Matters..................................................  A-36
 6.2  Access to Information...............................................  A-37
 6.3  Shareholders' Approvals.............................................  A-38
 6.4  Legal Conditions to Merger..........................................  A-38
 6.5  Affiliates; Publication of Combined Financial Results...............  A-38

                                                                           Page
                                                                           ----
 6.6  Stock Quotation....................................................  A-39
 6.7  Employee Benefit Plans.............................................  A-39
 6.8  Indemnification; Directors' and Officers' Insurance................  A-40
 6.9  Additional Agreements..............................................  A-40
 6.10 Advice of Changes..................................................  A-41
 6.11 Dividends..........................................................  A-41
 6.12 Exemption from Liability Under Section 16(b).......................  A-41

                                  ARTICLE VII

                              Conditions Precedent

 7.1  Conditions to Each Party's Obligation To Effect the Merger.........  A-41
 7.2  Conditions to Obligations of CCB...................................  A-43
 7.3  Conditions to Obligations of NCBC..................................  A-43

                                  ARTICLE VIII

                           Termination and Amendment

 8.1  Termination........................................................  A-44
 8.2  Effect of Termination..............................................  A-44
 8.3  Amendment..........................................................  A-44
 8.4  Extension; Waiver..................................................  A-45

                                   ARTICLE IX

                               General Provisions

 9.1  Closing............................................................  A-45
 9.2  Nonsurvival of Representations, Warranties and Agreements..........  A-45
 9.3  Expenses...........................................................  A-45
 9.4  Notices............................................................  A-46
 9.5  Interpretation.....................................................  A-46
 9.6  Counterparts.......................................................  A-46
 9.7  Entire Agreement...................................................  A-46
 9.8  Governing Law......................................................  A-46
 9.9  Publicity..........................................................  A-47
 9.10 Assignment; Third Party Beneficiaries..............................  A-47

Exhibit A--CCB Option Agreement
Exhibit B--NCBC Option Agreement
Exhibit 6.5(a)(1)--Form of Affiliate Letter Addressed to NCBC
Exhibit 6.5(a)(2)--Form of Affiliate Letter Addressed to CCB

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of March 17, 2000 (this "Agreement"), by and between CCB Financial Corporation, a North Carolina corporation ("CCB"), and National Commerce Bancorporation, a Tennessee corporation ("NCBC").

                             W I T N E S S E T H :

   WHEREAS, the Boards of Directors of NCBC and CCB have determined that it is in the best interests of their respective corporations and shareholders to consummate the strategic business combination transaction provided for herein in which CCB will, subject to the terms and conditions set forth herein, merge with and into NCBC (the "Merger"), so that NCBC is the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation") in the Merger; and

   WHEREAS, as a condition to, and immediately after, the execution of this Agreement, and as a condition to the execution of the NCBC Option Agreement, CCB and NCBC are entering into a stock option agreement (the "CCB Option Agreement") in the form attached hereto as Exhibit A; and

   WHEREAS, as a condition to, and immediately after, the execution of this Agreement, and as a condition to the execution of the CCB Option Agreement, CCB and NCBC are entering into a stock option agreement (the "NCBC Option Agreement", and together with the CCB Option Agreement, the "Option Agreements") in the form attached hereto as Exhibit B; and

   WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

   NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   The Merger

   1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with Business Corporation Act of the State of North Carolina (the "NCBCA") and the Business Corporation Act of the State of Tennessee (the "TBCA"), at the Effective Time (as defined below), CCB shall merge with and into NCBC. NCBC shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Tennessee. Upon consummation of the Merger, the separate corporate existence of CCB shall terminate.

   (b) NCBC and CCB may at any time change the method of effecting the combination of CCB and NCBC including without limitation the provisions of this
Article I, if and to the extent they deem such change to be desirable, including without limitation to provide for a merger of either party with and into a wholly-owned subsidiary of the other; provided, however, that no such change shall (i) alter or change the amount of consideration to be provided to holders of CCB Common Stock (as defined below) as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of shareholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

   1.2 Effective Time. The Merger shall become effective as set forth in the "North Carolina Articles of Merger" and the "Tennessee Articles of Merger" (each an "Article of Merger" and, together, the "Articles of Merger") which shall, respectively, be filed with the Secretary of State of the State of North Carolina (the "North Carolina Secretary") and the Secretary of State of the State of Tennessee (the "Tennessee Secretary") on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

   1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 55-11-06 of the NCBCA and Section 48-21-108 of the TBCA.

   1.4 Conversion of CCB Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of CCB, NCBC or the holder of any of the following securities:

     (a) Subject to Section 2.2(e), each share of the common stock, par value $5.00 per share, of CCB (the "CCB Common Stock") issued and outstanding immediately prior to the Effective Time (together with the preferred share purchase rights (the "CCB Shareholder Rights") issued to the holders thereof pursuant to that certain Amended and Restated Rights Agreement, dated as of October 1, 1998 (as such may be amended, supplemented, restated or replaced from time to time), between CCB and Central Carolina Bank and Trust Company (the "CCB Rights Agreement") except for shares of CCB Common Stock owned, directly or indirectly, by CCB or NCBC or any of their respective wholly-owned Subsidiaries (other than shares of CCB Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares, whether held directly or indirectly by CCB or NCBC, as the case may be, being referred to herein as "Trust Account Shares")) or shares of CCB Common Stock held on account of a debt previously contracted ("DPC Shares") shall be converted into the right to receive 2.45 shares (the "Exchange Ratio") of the common stock, par value $2.00 per share, of NCBC (the "NCBC Common Stock").

     (b) All of the shares of CCB Common Stock (together with the associated CCB Shareholder Rights converted into the right to receive NCBC Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "Certificate") previously representing any such shares of CCB Common Stock (and the associated CCB Shareholder Rights) shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of NCBC Common Stock and (ii) cash in lieu of fractional shares into which the shares of CCB Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e). Certificates previously representing shares of CCB Common Stock (together with the associated CCB Shareholder Rights) shall be exchanged for certificates representing whole shares of NCBC Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of NCBC Common Stock or CCB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

     (c) At the Effective Time, all shares of CCB Capital Stock (as defined below) that are owned, directly or indirectly, by CCB or NCBC or any of their respective wholly-owned Subsidiaries (other than Trust Account Shares and DPC Shares) shall be cancelled and shall cease to exist and no stock of NCBC or other consideration shall be delivered in exchange therefor. All shares of NCBC Common Stock that are owned by CCB or any of its wholly-owned Subsidiaries (other than Trust Account Shares and DPC Shares) shall as of the Effective Time be cancelled and become authorized but unissued shares of NCBC Common Stock.

   1.5 NCBC Capital Stock. Except as otherwise provided in Section 1.4(c), at and after the Effective Time, each share of NCBC Capital Stock (as defined below) issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding share of capital stock of the Surviving Corporation and shall not be affected by the Merger.

   1.6 Options. (a) At the Effective Time, each option granted by CCB to purchase shares of CCB Common Stock which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of CCB Common Stock and shall be converted automatically into an option to purchase shares of NCBC Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the CCB Stock Plans (as defined below) and the agreements evidencing grants thereunder):

     (i) The number of shares of NCBC Common Stock to be subject to the new option shall be equal to the product of the number of shares of CCB Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of NCBC Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

     (ii) The exercise price per share of NCBC Common Stock under the new option shall be equal to the exercise price per share of CCB Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent.

   (c) The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option except that all references to CCB shall be deemed to be references to NCBC.

   1.7 Charter. Subject to the terms and conditions of this Agreement, at the Effective Time, the Restated Charter of NCBC, with such amendments as to which the parties may hereafter agree to submit to NCBC's shareholders, including, without limitation, an amendment to increase the authorized number of shares of NCBC Common Stock and NCBC Preferred Stock to levels reasonable in light of the Surviving Corporation's overall capitalization, taking into account the issuance of shares of NCBC Common Stock pursuant to the terms hereof and all options, warrants and rights to purchase shares of NCBC Capital Stock which will be outstanding following the consummation of the Merger, and which may be properly approved by NCBC's Board of Directors and by such shareholders (the "NCBC Charter"), shall be the Charter of the Surviving Corporation until thereafter amended in accordance with applicable law.

   1.8 By-Laws. Subject to the terms and conditions of this Agreement, at the Effective Time, the By-Laws of NCBC shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

   1.9 Tax and Accounting Consequences. It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, that this Agreement shall constitute a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code and that the Merger shall be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP").

   1.10 Management. At the Effective Time, Thomas M. Garrott shall be Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors of the Surviving Corporation and Ernest C. Roessler shall be President and Chief Executive Officer of the Surviving Corporation.

   1.11 Board of Directors. (a) From and after the Effective Time, until duly changed in compliance with applicable law and the Charter and By-Laws of the Surviving Corporation, the Board of Directors of the Surviving Corporation shall consist of twenty (20) directors, and shall initially include Mr. Garrott and Mr. Roessler and an equal number of NCBC Directors and CCB Directors (each as defined below). The initial NCBC Directors shall be selected by NCBC's Board of Directors and the initial CCB Directors shall be selected by CCB's Board of Directors. The NCBC Directors and CCB Directors shall be allocated among each class in as nearly equal a number as possible. From and after the Effective Time and until the second anniversary thereof, all vacancies on the Board of Directors of the

Surviving Corporation created by (i) the cessation of service of a CCB Director shall be filled by a nominee selected by the continuing CCB Directors and (ii) the cessation of service of a NCBC Director shall be filled by a nominee selected by the continuing NCBC Directors.

   (b) From and after the Effective Time until the second anniversary thereof, each of the committees of the Board of Directors of the Surviving Corporation shall be comprised of an equal number of CCB Directors and NCBC Directors, and the respective chairmen of such committees shall be drawn equally from the CCB Directors and the NCBC Directors, the identity of the members of such committees to be otherwise mutually defined by Mr. Garrott and Mr. Roessler.

   (c) The term "CCB Director" means (i) any person serving as a Director of CCB on the date of this Agreement who continues as a Director of the Surviving Corporation at the Effective Time and (ii) any person who becomes a Director of the Surviving Corporation and who is designated as such by the continuing CCB Directors prior to his or her election; and the term "NCBC Director" means (i) any person serving as a Director of NCBC on the date of this Agreement who becomes a Director of the Surviving Corporation at the Effective Time and (ii) any person who becomes a Director of the Surviving Corporation and who is designated as such by the continuing NCBC Directors prior to his or her election.

   1.12 Headquarters of Surviving Corporation. From and after the Effective Time, the location of the headquarters and principal executive offices of the Surviving Corporation shall be that of the headquarters and principal executive offices of NCBC as of the date of this Agreement.

                                   ARTICLE II

                               Exchange of Shares

   2.1 NCBC to Make Shares Available. At or prior to the Effective Time, NCBC shall deposit, or shall cause to be deposited, with The Bank of New York, or another bank or trust company reasonably acceptable to each of CCB and NCBC (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of NCBC Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of NCBC Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of CCB Common Stock.

   2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of NCBC

Common Stock and any cash in lieu of fractional shares into which the shares of CCB Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of NCBC Common Stock to which such holder of CCB Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.

   (b) No dividends or other distributions declared with respect to NCBC Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article
II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of NCBC Common Stock represented by such Certificate.

   (c) If any certificate representing shares of NCBC Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of NCBC Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

   (d) After the Effective Time, there shall be no transfers on the stock transfer books of CCB of the shares of CCB Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of NCBC Common Stock as provided in this Article II.

   (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of NCBC Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to NCBC Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of NCBC. In lieu of the issuance of any such fractional share, NCBC shall pay to each former shareholder of CCB who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing-sale prices of NCBC Common Stock on the National Market System of The Nasdaq Stock Market, Inc. (the "Nasdaq") as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of NCBC Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

   (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of CCB for 12 months after the Effective Time shall be paid to NCBC. Any former shareholders of CCB who have not theretofore complied with this Article II shall thereafter look only to NCBC for payment of the shares of NCBC Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the NCBC Common Stock deliverable in respect of each share of CCB Common Stock, as the case may be, such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of CCB, NCBC, the Exchange Agent or any other person shall be liable to any former holder of shares of CCB Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

   (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by NCBC, the posting by such person of a bond in such amount as NCBC may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of NCBC Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III

                     Representations and Warranties of NCBC

   Except as disclosed in the NCBC disclosure schedule delivered to CCB concurrently herewith (the "NCBC Disclosure Schedule") NCBC hereby represents and warrants to CCB as follows:

   3.1 Corporate Organization. (a) NCBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. NCBC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on NCBC. As used in this Agreement, the term "Material Adverse Effect" means, with respect to CCB, NCBC or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, operations, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any bank, savings bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. NCBC is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). True and complete copies of the NCBC Charter and By-Laws of NCBC, as in effect as of the date of this Agreement, have previously been made available by NCBC to CCB.

   (b) Each NCBC Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on NCBC and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

   3.2 Capitalization. (a) The authorized capital stock of NCBC consists of (i) 175,000,000 shares of NCBC Common Stock, of which, as of March 13, 2000, 108,179,637 shares were issued and outstanding and (ii) 5,000,000 shares of preferred stock, no par value per share (the "NCBC Preferred Stock" and, together with the NCBC Common Stock, the "NCBC Capital Stock"), of which, as of the date hereof, no shares are issued and outstanding. All of the issued and outstanding shares of NCBC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of (i) the NCBC Option Agreement, (ii) options to acquire 5,529,423 shares of NCBC Common Stock issued pursuant to employee and director stock plans of NCBC in effect as of the date hereof (the "NCBC Stock Plans"), (iii) options to acquire up to a maximum of 152,569 shares of NCBC Common Stock that may be issued to holders of options to acquire shares of common stock of Piedmont Bancorp, Inc. ("Piedmont") in the event of consummation of a merger (the "Piedmont Merger") of Piedmont into NCBC pursuant to an Agreement and Plan of Reorganization dated as of December 27, 1999 between NCBC and Piedmont (the "Piedmont Merger Agreement") and (iv) the obligation to issue a maximum of 1,514,108 shares of NCBC Common Stock to shareholders of Piedmont pursuant to the Piedmont Merger Agreement (subject to the satisfaction or waiver of conditions stated in the Piedmont Merger Agreement) in the event of consummation of the Piedmont Merger, NCBC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of NCBC Capital Stock or any other equity securities of NCBC or any securities representing the right to purchase or otherwise receive any shares of NCBC Capital Stock (collectively, including the items contemplated by clauses (i) through (iii) of this sentence, the "NCBC Rights"). As of the date hereof, no shares of NCBC Capital Stock were reserved for issuance, except for 21,527,748 shares of NCBC Common Stock reserved for issuance upon exercise of the NCBC Option Agreement, shares of NCBC Common Stock reserved for issuance in connection with the NCBC Dividend Reinvestment Plan (the "NCBC DRIP"), and 5,712,771 shares of NCBC Common Stock reserved for issuance upon the exercise of stock options pursuant to the NCBC Stock Plans. Since December 31, 1999, NCBC has not issued any shares of NCBC Capital Stock or any securities convertible into or exercisable for any shares of NCBC Capital Stock, other than as would be permitted by Section 5.2(b) hereof and pursuant to the NCBC Option Agreement. NCBC has previously provided CCB with a list of the option holders, the date of each option to purchase NCBC Common Stock granted, the number of shares subject to each such option, the expiration date of each such option and the price at which each such option may be exercised under an applicable NCBC Stock Plan. In no event will the aggregate number of shares of NCBC Common Stock outstanding at the Effective Time (including all shares of NCBC Common Stock subject to then-outstanding NCBC Rights other than the NCBC Option Agreement) exceed the number specified in
Section 3.2(a) of the NCBC Disclosure Schedule.

   (b) NCBC owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the NCBC Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. (S) 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No NCBC Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
Section 3.2(b) of the NCBC Disclosure Schedule sets forth a list of the material investments of NCBC in Non-Subsidiary Affiliates. As used in this Agreement, the term "Non-Subsidiary Affiliate" when used with respect to any party means any corporation, partnership, limited liability company, joint venture or other entity other than such party's Subsidiaries.

   3.3 Authority; No Violation. (a) NCBC has full corporate power and authority to execute and deliver this Agreement and the NCBC Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the NCBC Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of NCBC. The Board of Directors of NCBC has directed that this Agreement and the transactions contemplated hereby be submitted to NCBC's shareholders for adoption at a meeting of such shareholders and, except for (i) the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of NCBC Common Stock and
(ii) the amendment of the NCBC Charter contemplated by Section 1.7, no other corporate proceedings on the part of NCBC are necessary to approve this Agreement and the

NCBC Option Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the NCBC Option Agreement have been duly and validly executed and delivered by NCBC and (assuming due authorization, execution and delivery by CCB) constitute valid and binding obligations of NCBC, enforceable against NCBC in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

   (b) Neither the execution and delivery by NCBC of this Agreement and the NCBC Option Agreement nor the consummation by NCBC of the transactions contemplated hereby or thereby, nor compliance by NCBC with any of the terms or provisions hereof or thereof, will (i) violate any provision of the NCBC Charter or By-Laws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NCBC, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NCBC, any of its Subsidiaries or Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NCBC, any of its Subsidiaries or its Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on NCBC.

   3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the filing of any required applications or notices with any state or foreign agencies and approval of such applications and notices (the "State Approvals"), (iii) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of CCB's and NCBC's shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement"), and of the registration statement on Form S-4 (the "S-4") in which the Joint Proxy Statement will be included as a prospectus, (iv) the filing of the Articles of Merger with the North Carolina Secretary and the Tennessee Secretary pursuant to the NCBCA and TBCA, respectively, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization ("SRO"), and the rules of The New

York Stock Exchange, Inc. ("NYSE"), or which are required under consumer finance, mortgage banking and other similar laws, (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of NCBC Capital Stock pursuant to this Agreement and (vii) the approval of this Agreement by the requisite vote of the shareholders of CCB and NCBC (including the approval of the amendment of the NCBC Charter contemplated by Section 1.7), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") are necessary in connection with
(A) the execution and delivery by NCBC of this Agreement and (B) the consummation by NCBC of the Merger and the other transactions contemplated hereby.

   3.5 Reports. NCBC and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority (each a "State Regulator"),
(iv) the Office of the Comptroller of the Currency (the "OCC"), (v) the SEC,
(vi) any SRO and (vii) the Office of Thrift Supervision (the "OTS") (collectively "Regulatory Agencies"), and all other reports and statements required to be filed by them since January 1, 1997, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on NCBC. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of NCBC and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of NCBC, investigation into the business or operations of NCBC or any of its Subsidiaries since January 1, 1997, except where such proceedings or investigation will not, either individually or in the aggregate, have a Material Adverse Effect on NCBC. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of NCBC or any of its Subsidiaries which, in the reasonable judgment of NCBC, will, either individually or in the aggregate, have a Material Adverse Effect on NCBC.

   3.6 Financial Statements. NCBC has previously made available to CCB true and correct copies of the consolidated balance sheets of NCBC and its Subsidiaries as of December 31, for the fiscal years 1997, 1998 and 1999 and the related consolidated statements of income and changes in stockholders' equity and cash flows for the fiscal years 1997 through 1999, inclusive (the "NCBC Financial Statements"), in each case accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect to NCBC. The December 31, 1999 consolidated balance sheet of NCBC (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of NCBC and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, changes in stockholders' equity, cash flows and consolidated financial position of NCBC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal adjustments in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of NCBC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

   3.7 Broker's Fees. Except for Credit Suisse First Boston Corporation, neither NCBC nor any NCBC Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the Option Agreements.

   3.8 Absence of Certain Changes or Events. (a) Except as publicly disclosed in NCBC Reports filed prior to the date hereof, since December 31, 1999, no event or events have occurred that have had, either individually or in the aggregate, a Material Adverse Effect on NCBC.

   (b) Except as publicly disclosed in NCBC Reports filed prior to the date hereof, since December 31, 1999, NCBC and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

   (c) Since December 31, 1999, neither NCBC nor any of its Subsidiaries has
(i) except for such actions as are in the ordinary course of business or except as required by applicable law, (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1999, or (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses, which in the aggregate exceed 5% of NCBC's 1999 salary and employee benefits expenses (other than customary year-end bonuses for fiscal 1999) or
(ii) suffered any strike, work stoppage, slowdown, or other labor disturbance which will, either individually or in the aggregate, have a Material Adverse Effect on NCBC.

   3.9 Legal Proceedings. (a) Neither NCBC nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of NCBC's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against NCBC or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the NCBC Option Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will, either individually or in the aggregate, have a Material Adverse Effect on NCBC.

   (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon NCBC, any of its Subsidiaries or the assets of NCBC or any of its Subsidiaries that has had, or will have, either individually or in the aggregate, a Material Adverse Effect on NCBC or the Surviving Corporation.

   3.10 Taxes and Tax Returns. (a) Each of NCBC and its Subsidiaries has duly filed all federal, state, foreign and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not, either individually or in the aggregate, have a Material Adverse Effect on NCBC. The federal income tax returns of NCBC and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") for all years to and including the taxable year ended December 31, 1996 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by adequate reserves. To the best of NCBC's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon NCBC or any of its Subsidiaries for which NCBC does not have adequate reserves. In addition, (A) proper and accurate amounts have been withheld by NCBC and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on NCBC, (B) federal, state, and local returns which are accurate and complete in all material respects have been filed by NCBC and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on NCBC, (C) the amounts shown on such federal, state or local returns to be due and payable have been paid in full or adequate provision therefor has been included by NCBC in its consolidated financial statements, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on NCBC and (D) there are no Tax liens upon any property or assets of NCBC or its Subsidiaries except liens for current taxes not yet due or liens that will not, either individually or in the aggregate, have a Material Adverse Effect on NCBC. Neither NCBC nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by NCBC or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which has had or will have, either individually or in the aggregate, a Material Adverse Effect on NCBC. Except as set forth in the financial statements described in Section 3.6, neither

NCBC nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, which will have, either individually or in the aggregate, a Material Adverse Effect on NCBC.

   (b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

   (c) Neither NCBC nor any of its Subsidiaries is a party to or is bound by an Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement solely among NCBC and its Subsidiaries). Neither NCBC nor any of its Subsidiaries has any liability for the Taxes of any person (other than NCBC and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law). Within the past five years, neither NCBC nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355 (a) of the Code.

   (d) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by NCBC or any Subsidiary of NCBC under any contract, plan, program, arrangement or understanding will have, either individually or in the aggregate, a Material Adverse Effect on NCBC.

   3.11 Employees. (a) The NCBC Disclosure Schedule sets forth a true and complete list of each material employee or director benefit plan, arrangement or agreement that is maintained, or contributed to, as of the date of this Agreement (the "NCBC Benefit Plans") by NCBC, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "NCBC ERISA Affiliate"), all of which together with NCBC would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

   (b) NCBC has heretofore made available to CCB true and complete copies of each of the NCBC Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such NCBC Benefit Plan (if applicable) for each of the last two years and (ii) the most recent determination letter from the IRS (if applicable) for such NCBC Benefit Plan.

   (c) (i) Each of the NCBC Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the NCBC Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such NCBC Benefit Plan, (iii) with respect to each NCBC Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such NCBC Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such NCBC Benefit Plan's actuary with respect to such NCBC Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such NCBC Benefit Plan allocable to such accrued benefits, (iv) no NCBC Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of NCBC or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of NCBC or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by NCBC, its Subsidiaries or any NCBC ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to NCBC, its Subsidiaries or any NCBC ERISA Affiliate of incurring a material liability thereunder, (vi) no NCBC Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by NCBC or its Subsidiaries as of the Effective Time with respect to each NCBC Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) none of NCBC, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which NCBC, its Subsidiaries or any NCBC Benefit Plan will be subject to either a material civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of NCBC there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against, any of the NCBC Benefit Plans or any trusts related thereto that will have, either individually or in the aggregate, a Material Adverse Effect on NCBC.

   (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of NCBC or any of its affiliates from NCBC or any of its affiliates under any NCBC Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any NCBC Benefit Plan or (iii) other than the NCBC Corporation Directors' Stock Deferral Plan and the NCBC Corporation Employees' Stock Deferral Plan, result in any acceleration of the time of payment or vesting of any such benefits which will, either individually or in the aggregate, have a Material Adverse Effect on NCBC.

   3.12 SEC Reports. NCBC has previously made available to CCB an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by NCBC (the "NCBC Reports") with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act") and prior to the date hereof and (b) communication mailed by NCBC to its shareholders since January 1, 1997 and prior to the date hereof, and no such NCBC Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1997, as of their respective dates, all NCBC Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

   3.13 Compliance with Applicable Law. (a) NCBC and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to NCBC or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on NCBC.

   (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on NCBC, NCBC and each NCBC Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of NCBC, any NCBC Subsidiary, or any director, officer or employee of NCBC or of any NCBC Subsidiary, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on NCBC, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

   3.14 Certain Contracts. (a) Neither NCBC nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from CCB, NCBC, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the NCBC Reports, (iv) which materially restricts the conduct of any line of business by NCBC or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. NCBC has previously made available to CCB true and correct copies of all employment and deferred compensation agreements which are in writing and to which NCBC is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the NCBC Disclosure Schedule, is referred to herein as a "NCBC Contract", and neither NCBC nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, either individually or in the aggregate, will have a Material Adverse Effect on NCBC.

   (b) (i) Each NCBC Contract is valid and binding on NCBC or any of its Subsidiaries, as applicable, and in full force and effect, (ii) NCBC and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each NCBC Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on NCBC, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of NCBC or any of its Subsidiaries under any such NCBC Contract, except where such default, either individually or in the aggregate, will not have a Material Adverse Effect on NCBC.

   3.15 Agreements with Regulatory Agencies. Neither NCBC nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1997, a recipient of any supervisory letter from, or since January 1, 1997, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the NCBC Disclosure Schedule, an "NCBC Regulatory Agreement"), nor has NCBC or any of its Subsidiaries been advised since January 1, 1997, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.

   3.16 Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of NCBC or for the account of a customer of NCBC or one of its Subsidiaries, were entered into in the ordinary course of business and, to NCBC's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of NCBC or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. NCBC and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to NCBC's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

   3.17 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of NCBC included in the NCBC Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1999, neither NCBC nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have a Material Adverse Effect on NCBC.

   3.18 Insurance. NCBC and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to NCBC and its Subsidiaries.

   3.19 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on NCBC of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or threatened against NCBC, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on NCBC. To the knowledge of NCBC, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, individually or in the aggregate, have a Material Adverse Effect on NCBC. NCBC is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on NCBC.

   3.20 State Takeover Laws. (a) The Board of Directors of NCBC has approved the transactions contemplated by this Agreement and the Option Agreements for purposes of Sections 48-103-301 through 312 of the TBCA such that the provisions of such Sections of the TCBA will not apply to this Agreement or the Option Agreements or any of the transactions contemplated hereby or thereby.

   3.21 Reorganization; Pooling of Interests. As of the date of this Agreement, NCBC has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as a "pooling of interests" for accounting purposes.

   3.22 Financial Holding Company Status. As of the date of this Agreement, and following the consummation of the transactions contemplated hereby, NCBC meets and (assuming the accuracy of Section 4.22) reasonably expects to meet, all applicable criteria to become and remain a "financial holding company", as such term is defined in Section 2(p) of the BHC Act, set forth in such act as well as in any regulations, rules or interpretations issued by the Federal Reserve Board.

                                   ARTICLE IV

                     Representations and Warranties of CCB

   Except as disclosed in the CCB disclosure schedule delivered to NCBC concurrently herewith (the "CCB Disclosure Schedule") CCB hereby represents and warrants to NCBC as follows:

   4.1 Corporate Organization. (a) CCB is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. CCB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on CCB. CCB is duly registered as a bank holding company under the BHC Act. True and complete copies of the Amended and Restated Articles of Incorporation, as amended, (the "CCB Articles") and By-Laws of CCB, as in effect as of the date of this Agreement, have previously been made available by CCB to NCBC.

   (b) Each CCB Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether Federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on CCB, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

   4.2 Capitalization. (a) The authorized capital stock of CCB consists of
(i) 100,000,000 shares of CCB Common Stock, of which, as of February 29, 2000, 39,450,660 shares were issued and outstanding, and (ii) 10,000,000 shares of serial preferred stock (the "CCB Preferred Stock" and together with the CCB Common Stock, the "CCB Capital Stock") of which (i) 800,000 shares were designated as CCB Series A Preferred Stock, par value $5.00 of which none are issued and outstanding. As of the date hereof, no shares of CCB Common Stock or CCB Preferred Stock were reserved for issuance, except for (i) 7,846,175 shares of CCB Common Stock issuable pursuant to the CCB Option Agreement and (ii) 2,383,065 shares reserved for issuance pursuant to the CCB Amended and Restated Long-Term and Equity Incentive Plans and other employee and director stock plans of CCB in effect as of the date hereof (the "CCB Stock Plans"). All of the issued and outstanding shares of CCB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except for the CCB Option Agreement, the CCB Stock Plans and the CCB Rights Agreement (as defined below), CCB does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of CCB Capital Stock or any other equity securities of CCB or any securities representing the right to purchase or otherwise receive any shares of CCB Capital Stock (collectively, "CCB Rights"). Since December 31, 1999, CCB has not issued any shares of CCB Capital Stock or any securities convertible into or exercisable for any shares of CCB Capital Stock, other than as permitted by
Section 5.2(b) and pursuant to (A) the exercise of employee stock options granted prior to such date, and (B) pursuant to the CCB Option Agreement. CCB has previously provided NCBC with a list of the option holders, the date of each option to purchase CCB Common Stock granted, the number of shares subject to each such option, the expiration date of each such option and the price at which each such option may be exercised under an applicable CCB Stock Plan. In no event will the aggregate number of shares of CCB Common Stock outstanding at the Effective Time (including all shares of CCB Common Stock subject to then-outstanding CCB Rights other than the CCB Option Agreement) exceed the number specified in Section 4.2(a) of the CCB Disclosure Schedule.

   (b) CCB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the CCB Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to N.C. Gen. Stat. (S)54-42) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No CCB Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(b) of the CCB Disclosure Schedule sets forth a list of the material investments of CCB in Non-Subsidiary Affiliates.

   4.3 Authority; No Violation. (a) CCB has full corporate power and authority to execute and deliver this Agreement and the CCB Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the CCB Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of CCB. The Board of Directors of CCB has directed that this Agreement and the transactions contemplated hereby be submitted to CCB's shareholders for adoption at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of CCB Common Stock, no other corporate proceedings on the part of CCB are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement and the CCB Option Agreement have been duly and validly executed and delivered by CCB and (assuming due authorization, execution and delivery by NCBC) constitute valid and binding obligations of CCB, enforceable against CCB in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

   (b) Neither the execution and delivery of this Agreement or the CCB Option Agreement by CCB, nor the consummation by CCB of the transactions contemplated hereby or thereby, nor compliance by CCB with any of the terms or provisions hereof or thereof, will (i) violate any provision of the CCB Articles or By-Laws, or (ii) assuming that the consents and approvals referred to in Section
4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CCB, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CCB, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CCB, any of its Subsidiaries or Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on CCB.

   4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the State Approvals, (iii) the filing with the SEC of the Joint Proxy Statement and the S-4, (iv) the filing of the Articles of Merger with the North Carolina Secretary and the Tennessee Secretary pursuant to the NCBCA and the TBCA, respectively, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws, (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of NCBC Capital Stock pursuant to this Agreement and (vii) the approval of this Agreement by the requisite vote of the shareholders of CCB and NCBC, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by CCB of this Agreement and (B) the consummation by CCB of the Merger and the other transactions contemplated hereby.

   4.5 Reports. CCB and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with the Regulatory Agencies, and all other reports and statements required to be filed by them since January 1, 1997, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on CCB. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of CCB and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of CCB, investigation into the business or operations of CCB or any of its Subsidiaries since January 1, 1997, except where such proceedings or investigation will not have, either individually or in the aggregate, a Material Adverse Effect on CCB. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of CCB or any of its Subsidiaries which, in the reasonable judgment of CCB, will have, either individually or in the aggregate, a Material Adverse Effect on CCB.

   4.6 Financial Statements. CCB has previously made available to NCBC true and correct copies of the consolidated balance sheets of CCB and its Subsidiaries as of December 31, for the fiscal years 1997, 1998, and 1999 and the related consolidated statements of income and changes in shareholders' equity and cash flows for the fiscal years 1997 through 1999, inclusive, as reported in CCB's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "CCB 10-K"), filed with the SEC under the Exchange Act in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to CCB. The December 31, 1999 consolidated balance sheet of CCB (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of CCB and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in shareholders' equity, cash flows and consolidated financial position of CCB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The books and records of CCB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

   4.7 Broker's Fees. Except for J.P. Morgan & Co. Incorporated, neither CCB nor any CCB Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the Option Agreements.

   4.8 Absence of Certain Changes or Events. (a) Except as publicly disclosed in CCB Reports filed prior to the date hereof, since December 31, 1999, no event or events have occurred which have had, individually or in the aggregate, a Material Adverse Effect on CCB.

   (b) Except as publicly disclosed in CCB Reports filed prior to the date hereof, since December 31, 1999, CCB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

   (c) Since December 31, 1999, neither CCB nor any of its Subsidiaries has (i) except for such actions as are in the ordinary course of business or except as required by applicable law, (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1999, or (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses, which in the aggregate exceed 5% of CCB's 1999 salary and employee benefit expenses (other than customary year-end bonuses for fiscal 1999) or
(ii) suffered any strike, work stoppage, slowdown, or other labor disturbance which will have, either individually or in the aggregate, a Material Adverse Effect on CCB.

   4.9 Legal Proceedings. (a) Neither CCB nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of CCB's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CCB or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the CCB Option Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will have, either individually or in the aggregate, a Material Adverse Effect on CCB.

   (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon CCB, any of its Subsidiaries or the assets of CCB or any of its Subsidiaries that has had or will have, either individually or in the aggregate, a Material Adverse Effect on CCB or the Surviving Corporation.

   4.10 Taxes and Tax Returns. (a) Each of CCB and its Subsidiaries has duly filed all federal, state, foreign and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not have, either individually or in the aggregate, a Material Adverse Effect on CCB. The federal income tax returns of CCB and its Subsidiaries have been examined by the IRS through the taxable year ended December 31, 1993 and for the taxable year ended December 31, 1996 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by adequate reserves. To the best of CCB's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon CCB or any of its Subsidiaries for which CCB does not have adequate reserves. In addition, (A) proper and accurate amounts have been withheld by CCB and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on CCB, (B) federal, state and local returns which are accurate and complete in all material respects have been filed by CCB and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on CCB,
(C) the amounts shown on such federal, state or local returns to be due and payable have been paid in full or adequate provision therefor has been included by CCB in its consolidated financial statements, except where failure to do so will not, individually or in the aggregate, have a Material Adverse Effect on CCB and (D) there are no Tax liens upon any property or assets of CCB or its Subsidiaries except liens for current taxes not yet due or liens that will not have, either individually or in the aggregate, a Material Adverse Effect on CCB. Neither CCB nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by CCB or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case, which has had or will have, either individually or in the aggregate, a Material Adverse Effect on CCB. Except as set forth in the financial statements described in Section 4.6, neither CCB nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, which will have, either individually or in the aggregate, a Material Adverse Effect on CCB.

   (b) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by CCB or any Subsidiary of CCB under any contract, plan, program, arrangement or understanding will have, either individually or in the aggregate, a Material Adverse Effect on CCB.

   (c) Neither CCB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement solely among CCB and its Subsidiaries). Neither CCB nor any of its Subsidiaries has any liability for the Taxes of any person (other than CCB and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law). Within the past five years, neither CCB nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code.

   4.11 Employees. (a) The CCB Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement or agreement that is maintained, or contributed to, as of the date of this Agreement (the "CCB Benefit Plans") by CCB, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "CCB ERISA Affiliate"), all of which together with CCB would be deemed a "single employer" within the meaning of
Section 4001 of ERISA.

   (b) CCB has heretofore made available to NCBC true and complete copies of each of the CCB Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such CCB Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such CCB Benefit Plan.

   (c) (i) Each of the CCB Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the CCB Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such CCB Benefit Plan, (iii) with respect to each CCB Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such CCB Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such CCB Benefit Plan's actuary with respect to such CCB Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such CCB Benefit Plan allocable to such accrued benefits, (iv) no CCB Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of CCB or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of CCB or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by CCB, its Subsidiaries or any CCB ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to CCB, its Subsidiaries or any CCB ERISA Affiliate of incurring a material liability thereunder, (vi) no CCB Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by CCB or its Subsidiaries as of the Effective Time with respect to each CCB Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) none of CCB, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which CCB, its Subsidiaries or any CCB Benefit Plan will be subject to either a material civil penalty assessed pursuant to

Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of CCB there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the CCB Benefit Plans or any trusts related thereto which will have, either individually or in the aggregate, a Material Adverse Effect on CCB.

   (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of CCB or any of its affiliates from CCB or any of its affiliates under any CCB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any CCB Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits that will have, either individually or in the aggregate, a Material Adverse Effect on CCB.

   4.12 SEC Reports. CCB has previously made available to NCBC an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by CCB with the SEC pursuant to the Securities Act or the Exchange Act (the "CCB Reports") and prior to the date hereof and (b) communication mailed by CCB to its shareholders since January 1, 1997 and prior to the date hereof, and no such CCB Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1997, as of their respective dates, all CCB Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

   4.13 Compliance with Applicable Law. (a) CCB and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with, and are not in default in any material respect under, any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to CCB or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on CCB.

   (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on CCB, CCB and each CCB Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of CCB, any CCB Subsidiary, or any director, officer or employee of CCB or of any CCB Subsidiary, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on CCB, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

   4.14 Certain Contracts. (a) Neither CCB nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from CCB, NCBC, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the CCB Reports, (iv) which materially restricts the conduct of any line of business by CCB or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. CCB has previously made available to NCBC true and correct copies of all employment and deferred compensation agreements which are in writing and to which CCB is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the CCB Disclosure Schedule, is referred to herein as a "CCB Contract", and neither CCB nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which will have, individually or in the aggregate, a Material Adverse Effect on CCB.

   (b) (i) Each CCB Contract is valid and binding on CCB or any of its Subsidiaries, as applicable, and in full force and effect, (ii) CCB and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each CCB Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on CCB, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of CCB or any of its Subsidiaries under any such CCB Contract, except where such default, either individually or in the aggregate, will not have a Material Adverse Effect on CCB.

   4.15 Agreements with Regulatory Agencies. Neither CCB nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1997, a recipient of any supervisory letter from, or since January 1, 1997, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the CCB Disclosure Schedule, a "CCB Regulatory Agreement"), nor has CCB or any of its Subsidiaries been advised since January 1, 1997, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.

   4.16 Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of CCB or for the account of a customer of CCB or one of its Subsidiaries, were entered into in the ordinary course of business and, to CCB's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of CCB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. CCB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and to CCB's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

   4.17 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of CCB included in the CCB Form 10-K and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1999, neither CCB nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have, a Material Adverse Effect on CCB.

   4.18 Insurance. CCB and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to CCB and its Subsidiaries.

   4.19 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could result in the imposition, on CCB of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or threatened against CCB, which liability or obligation will have, either individually or in the aggregate, a Material Adverse Effect on CCB. To the knowledge of CCB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will have, either individually or in the aggregate, a Material Adverse Effect on CCB. CCB is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on CCB.

   4.20 State Takeover Laws CCB Rights Agreement. (a) The Board of Directors of CCB has approved the transactions contemplated by this Agreement and the Option Agreements for purposes of Sections 55-9A-01 through 09 of the NCBCA, and for purposes of Section 13 of the CCB Certificate, such that the provisions of such Sections will not apply to this Agreement or the Option Agreements or any of the transactions contemplated hereby or thereby.

   (b) CCB has taken all action, if any, necessary or appropriate so that the entering into of this Agreement and the Option Agreements, and the consummation of the transactions contemplated hereby and thereby do not and will not result in the ability of any person to exercise any CCB Shareholder Rights under the CCB Rights Agreement or enable or require the CCB Shareholder Rights to separate from the shared of CCB Common Stock to which they are attached or to become triggered or exercisable. No "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the CCB Rights Agreement) has occurred.

   4.21 Reorganization; Pooling of Interests. As of the date of this Agreement, CCB has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as a "pooling of interests" for accounting purposes.

   4.22 Financial Holding Company Status. As of the date of this Agreement, CCB meets all applicable criteria to become and remain a "financial holding company", as such term is defined in Section 2(p) of the BHC Act, set forth in such act as well as in any regulations, rules or interpretations issued by the Federal Reserve Board.

                                   ARTICLE V

                   Covenants Relating to Conduct of Business

   5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the NCBC Disclosure Schedule and the CCB Disclosure Schedule) or the Option Agreements, each of CCB and NCBC shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action which would adversely affect or delay the ability of either CCB or NCBC to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the Option Agreements or to consummate the transactions contemplated hereby or thereby.

   5.2 Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the CCB Disclosure Schedule or the NCBC Disclosure Schedule, as the case may be, and, except as expressly contemplated or permitted by this Agreement or the Option Agreements, neither CCB nor NCBC shall, and neither CCB nor NCBC shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this
Agreement:

     (a) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of NCBC or any of its wholly-owned Subsidiaries to NCBC or any of its Subsidiaries, on the one hand, or of CCB or any of its Subsidiaries to CCB or any of its wholly-owned Subsidiaries, on the other hand), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements);

     (b) (i) adjust, split, combine or reclassify any capital stock;

       (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) in the case of NCBC, for regular quarterly cash dividends at a rate not in excess of $.105 per share of NCBC Common Stock, (B) in the case of CCB, for regular quarterly cash dividends on CCB Common Stock at a rate not in excess of $.31 per share of CCB Common Stock, and (C) dividends paid by any of the Subsidiaries of each of CCB and NCBC to CCB or NCBC or any of their Subsidiaries, respectively, and dividends paid in the ordinary course of business consistent with past practice by any subsidiaries (whether or not wholly-owned) of each of CCB and NCBC);

       (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than (A) pursuant to the NCBC Stock Plans, the CCB Stock Plans or the CCB Rights Agreement, as the case may be, in the ordinary course of business consistent with past practice, or (B) the conversion of employee or director stock options pursuant to the consummation of the transactions contemplated by the Piedmont Merger Agreement; or

       (iv) issue any additional shares of capital stock except pursuant to
    (A) the exercise of stock options, outstanding as of the date hereof or issued in compliance with Section 5.2(b)(iii), (B) the Option
    Agreements, and (C) in connection with the Piedmont Merger Agreement;

     (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

     (d) except for transactions in the ordinary course of business or pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a Subsidiary thereof;

     (e) except for transactions in the ordinary course of business, terminate, or waive any material provision of, any NCBC Contract or CCB Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

     (f) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business, or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

     (g) solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or authorize any individual, corporation or other entity to solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or provide or cause to be provided any confidential information in connection with any inquiries or proposals relating to, the disposition of all or substantially all of its business or assets, or the acquisition of its voting securities, or the merger of it or any of its Subsidiaries with any corporation or other entity, other than as provided by this Agreement (and each party shall promptly notify the other of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters);

     (h) settle any material claim, action or proceeding involving money damages, except in the ordinary course of business;

     (i) knowingly take any action that would prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained herein shall limit the ability of CCB or NCBC to exercise its rights under the NCBC Option Agreement or the CCB Option Agreement, as the case may be;

     (j) amend its charter or articles of incorporation or its bylaws;

     (k) other than in prior consultation with the other party to this Agreement, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

     (l) take any action that is intended or expected to result in any of its representations, warranties, covenants or agreements set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

     (m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

     (n) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

                                   ARTICLE VI

                             Additional Agreements

   6.1 Regulatory Matters. (a) CCB and NCBC shall promptly prepare and file with the SEC the Joint Proxy Statement and NCBC shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of CCB and NCBC shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and CCB and NCBC shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. NCBC shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and CCB shall furnish all information concerning CCB and the holders of CCB Capital Stock as may be reasonably requested in connection with any such action.

   (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger) and the Option Agreements, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. CCB and NCBC shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to NCBC or CCB, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and the Option Agreements and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

   (c) CCB and NCBC shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of CCB, NCBC or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

   (d) CCB and NCBC shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement or the Option Agreements that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined below) will not be obtained or that the receipt of any such approval will be materially delayed.

   6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of CCB and NCBC, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of CCB and NCBC shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which CCB or NCBC, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither CCB nor NCBC nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of CCB's or NCBC's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

   (b) Each of NCBC and CCB agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section
6.2 (as well as any other
information obtained prior to the date hereof in connection with entering into this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this
Section 6.2 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information
(i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the providing party or (iv) is or becomes readily ascertainable from publicly available sources. If this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party.

   (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

   6.3 Shareholders' Approvals. Each of CCB and NCBC shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of voting upon the requisite shareholder approvals required in connection with this Agreement and the Merger, and each shall use its reasonable best efforts, except as may otherwise be required by applicable law, to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of NCBC and CCB shall use its reasonable best efforts to obtain from the shareholders of NCBC and CCB, as the case may be, the vote in favor of the adoption of this Agreement required by the NCBCA and TBCA, respectively to consummate the transactions contemplated hereby.

   6.4 Legal Conditions to Merger. Each of CCB and NCBC shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and
(b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by NCBC or CCB or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

   6.5 Affiliates; Publication of Combined Financial Results. (a) Each of CCB and NCBC shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the shareholders' meetings called by CCB and NCBC to approve this Agreement, a written agreement, in the form of Exhibit 5.5(a)(1) or (2), as applicable, hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of CCB Capital Stock, or NCBC Capital Stock held by such "affiliate" and, in the case of the "affiliates" of CCB, the shares of NCBC Capital Stock to be received by such "affiliate" in the Merger.

   (b) The Surviving Corporation shall use its best efforts to publish as promptly as reasonably practical, but in no event later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income data as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

   6.6 Stock Quotation. NCBC shall cause the shares of NCBC Common Stock to be issued in the Merger to be qualified for quotation on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

   6.7 Employee Benefit Plans. (a) From and after the Effective Time, unless otherwise mutually determined, the NCBC Benefit Plans and CCB Benefit Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of NCBC or CCB (or their Subsidiaries), respectively, covered by such plans at the Effective Time until such time as the Surviving Corporation shall, subject to applicable law, the terms of this Agreement and the terms of such plans, adopt new benefit plans with respect to employees of the Surviving Corporation and its Subsidiaries (the "New Benefit Plans"), or otherwise merge or combine existing CCB Benefit Plans into NCBC Benefit Plans, or vice versa. Prior to the Closing Date, NCBC and CCB shall cooperate in reviewing, evaluating and analyzing the CCB Benefit Plans and NCBC Benefit Plans with a view towards developing appropriate New Benefit Plans or combining or merging existing benefit plans for the employees covered thereby.

   (b) The foregoing notwithstanding, the Surviving Corporation agrees to honor in accordance with their terms all benefits vested as of the date hereof under the CCB Benefit Plans or the NCBC Benefit Plans or under other contracts, arrangements, commitments, or understandings described in the CCB Disclosure Schedule and the NCBC Disclosure Schedule.

   (c) Nothing in this Section 6.7 shall be interpreted as preventing the Surviving Corporation from amending, modifying or terminating any CCB Benefit Plans, NCBC Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

   (d) It is the intention of NCBC and CCB, during the period shortly following the execution of the Merger Agreement, to coordinate efforts towards establishing a retention and severance program, consistent with the strategy for the Merger, in an effort to retain and provide incentives to key personnel for the benefit of the Surviving Corporation in a manner that provides for equitable treatment of similarly situated employees of NCBC and CCB.

   6.8 Indemnification; Directors' and Officers' Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of CCB or any of its Subsidiaries, including any entity specified in the CCB Disclosure Schedule (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of CCB or any of its Subsidiaries or any entity specified in the CCB Disclosure Schedule or any of their respective predecessors or (ii) this Agreement, the Option Agreements or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, NCBC shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

   (b) NCBC shall use its reasonable best efforts to cause the individuals serving as officers and directors of CCB, its Subsidiaries or any entity specified in the CCB Disclosure Schedule immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors' and officers' liability insurance policy maintained by CCB (provided that NCBC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

   (c) In the event NCBC or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of NCBC assume the obligations set forth in this Section 6.8.

   (d) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

   6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of NCBC, on the one hand, and a

Subsidiary of CCB, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, NCBC.

   6.10 Advice of Changes. CCB and NCBC shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

   6.11 Dividends. After the date of this Agreement, each of CCB and NCBC shall coordinate with the other the declaration of any dividends in respect of CCB Common Stock and NCBC Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of CCB Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of CCB Common Stock and any shares of NCBC Common Stock any such holder receives in exchange therefor in the Merger.

   6.12 Exemption from Liability Under Section 16(b). If CCB delivers to NCBC in a timely fashion prior to the Effective Time accurate information regarding those officers and directors of CCB subject to the reporting requirements of
Section 16(a) of the Exchange Act (the "CCB Insiders"), the number of shares of CCB Common Stock held or to be held by each such CCB Insider expected to be exchanged for NCBC Common Stock in the Merger, and the number and description of the options to purchase shares of CCB Common Stock held by each such CCB Insider and expected to be converted into options to purchase NCBC Common Stock in the Merger, the Board of Directors of NCBC, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, adopt a resolution providing that the receipt by the CCB Insiders of NCBC Common Stock in exchange for shares of CCB Common Stock, and of option to purchase shares of NCBC Common Stock upon conversion of options to purchase CCB Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the information provided by CCB, are approved by such Board of Directors or by such committee thereof, and are intended to be exempt from liability pursuant to
Section 16(b) of the Exchange Act, such that any such receipt shall be so exempt.

                                  ARTICLE VII

                              Conditions Precedent

   7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Shareholder Approval. This Agreement (including the amendment of the NCBC Certificate contemplated by Section 1.7) shall have been adopted by the respective requisite affirmative votes of the holders of NCBC Common Stock and CCB Common Stock entitled to vote thereon.

     (b) Nasdaq Listing. The shares of NCBC Common Stock which shall be issued to the shareholders of CCB upon consummation of the Merger shall have been qualified for quotation on the Nasdaq, subject to official notice of issuance.

     (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

     (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger.

     (f) Federal Tax Opinion. The parties hereto shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to CCB and NCBC, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each such opinion which are consistent with the state of facts existing at the Effective Time:

       (i) The Merger will constitute a reorganization under Section 368(a) of the Code and CCB and NCBC will each be a party to the reorganization;

       (ii) No gain or loss will be recognized by CCB or NCBC as a result of the Merger; and

       (iii) No gain or loss will be recognized by shareholders of CCB who exchange their CCB Common Stock solely for NCBC Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in NCBC Common Stock).

     In rendering such opinions, counsel may require and rely upon representations contained in certificates of officers of CCB, NCBC and others.

     (g) Pooling of Interests. CCB and NCBC shall each have received a letter from their respective independent accountants addressed to NCBC or CCB, as the case may be, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

   7.2 Conditions to Obligations of CCB. The obligation of CCB to effect the Merger is also subject to the satisfaction, or waiver by CCB, at or prior to the Effective Time, of the following conditions:

     (a) Representations and Warranties. The representations and warranties of NCBC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties (other than the representation set forth in the last sentence of Section 3.2(a)) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations or warranties, will have a Material Adverse Effect on NCBC or the Surviving Corporation. CCB shall have received a certificate signed on behalf of NCBC by the Chief Executive Officer and the Chief Financial Officer of NCBC to the foregoing effect.

     (b) Performance of Obligations of NCBC. NCBC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CCB shall have received a certificate signed on behalf of NCBC by the Chief Executive Officer and the Chief Financial Officer of NCBC to such effect.

   7.3 Conditions to Obligations of NCBC. The obligation of NCBC to effect the Merger is also subject to the satisfaction or waiver by NCBC at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of CCB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this paragraph, such representations and warranties (other than the representation set forth in the last sentence of Section 4.2(a)) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations or warranties, will have a Material Adverse Effect on CCB. NCBC shall have received a certificate signed on behalf of CCB by the Chief Executive Officer and the Chief Financial Officer of CCB to the foregoing effect.

     (b) Performance of Obligations of CCB. CCB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NCBC shall have received a certificate signed on behalf of CCB by the Chief Executive Officer and the Chief Financial Officer of CCB to such effect.

                                  ARTICLE VIII

                           Termination and Amendment

   8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of CCB or NCBC:

     (a) by mutual consent of CCB and NCBC in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

     (b) by either the Board of Directors of CCB or the Board of Directors of NCBC if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

     (c) by either the Board of Directors of CCB or the Board of Directors of NCBC if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

     (d) by either the Board of Directors of CCB or the Board of Directors of NCBC (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of NCBC, in the case of a termination by CCB, or CCB, in the case of a termination by NCBC, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date.

   8.2 Effect of Termination. In the event of termination of this Agreement by either CCB or NCBC as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of CCB, NCBC, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b), 8.2, 9.2 and
9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither CCB nor NCBC shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

   8.3 Amendment. Subject to compliance with applicable law and Section 1.1(b), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of CCB and NCBC; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of CCB or NCBC, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of CCB Common Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of CCB or NCBC, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of CCB Common Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               General Provisions

   9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof, unless extended by mutual agreement of the parties (the "Closing Date").

   9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Option Agreements and the Confidentiality Agreement, which shall terminate in accordance with terms) shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

   9.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by CCB and NCBC.

   9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to CCB, to:

       CCB Financial Corporation
       111 Corcoran Street
       P.O. Box 931
       Durham, North Carolina 27702
       Attention: Ernest C. Roessler
       Chairman, President and Chief Executive Officer
       Telecopier: (919) 683-7254

   and

      (b) if to NCBC, to:

       National Commerce Bancorporation
       One Commerce Square
       Memphis, Tennessee 38150
       Attention: Charles A. Neale
       Vice President and General Counsel
       Telecopier: (901) 523-3303

   9.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

   9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

   9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Option Agreements.

   9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles, except to the extent mandatory provisions of federal, North Carolina or Tennessee law apply.

   9.9 Publicity. Except as otherwise required by applicable law or the rules of the NYSE or the Nasdaq, neither CCB or NCBC shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of NCBC, in the case of a proposed announcement or statement by CCB, or CCB, in the case of a proposed announcement or statement by NCBC, which consent shall not be unreasonably withheld.

   9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

   IN WITNESS WHEREOF, CCB and NCBC have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                          National Commerce Bancorporation

                                            /s/ Thomas M. Garrott
                                          By___________________________________
                                            Name: Thomas M. Garrott
                                            Title: Chairman, President and
                                                   Chief Executive Officer

                                          CCB Financial Corporation

                                            /s/ Ernest C. Roessler
                                          By___________________________________
                                            Name: Ernest C. Roessler
                                            Title: Chairman, President and
                                                   Chief Executive Officer

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

   STOCK OPTION AGREEMENT, dated March 17, 2000, between National Commerce Bancorporation, a Tennessee corporation ("Issuer"), and CCB Financial Corporation, a North Carolina corporation ("Grantee").

                              W I T N E S S E T H:

   WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (the "Agreement"); and

   WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor and for Grantee's entering into the CCB Option Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 21,527,748 fully paid and nonassessable shares of Issuer's Common Stock, par value $2.00 per share ("Common Stock"), at a price of $20.3125 per share (the "Option Price"); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are either
  (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 90 days following such Subsequent Triggering Event. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (provided that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such 12-month period, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The term "Holder" shall mean the holder or holders of the Option.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

       (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the Shareholders of Issuer approve or accept any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean
    (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; provided, however, that in any event neither the Piedmont Merger nor any merger, consolidation, purchase or similar transaction involving
    (A) only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement, or (B) any pending acquisition by Issuer disclosed by Issuer in its disclosure schedule delivered to Grantee in connection with entering into the

    Merger Agreement and consummated pursuant to such disclosed terms, be deemed to be an Acquisition Transaction;

       (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its interest to withdraw or modify, in any manner adverse to Grantee, its recommendation that the Shareholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction;

       (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

       (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its Shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

       (v) After an overture is made by a third party to Issuer or its Shareholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or

       (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

       (i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or

       (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a

  "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

       "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

     It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

       (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this
    Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed, subject to the receipt of applicable regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this
    Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
  (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (S) 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

     7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

     (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is not so prohibited from delivering, within five business days after the date on which Issuer is not so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

     (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the proviso to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

       (A) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

       (B) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

       (3) "Assigned Value" shall mean the Market/Offer Price, as defined in
    Section 7.

       (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

     (f) Issuer shall not enter into any transaction described in subsection
  (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is not prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is not so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection
  (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common

  Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

     10. The 90-day, or 6-month periods for exercise of certain rights under Sections 2, 6, 7, 13 and 15 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and (iii) during any period in which Grantee is precluded from exercising such rights due to an injunction or other legal restriction, plus in each case such additional period as is reasonably necessary for the exercise of such rights promptly following the obtaining of such approvals or the expiration of such periods.

     11. Issuer hereby represents and warrants to Grantee as follows:

       (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

       (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

     12. Grantee hereby represents and warrants to Issuer that:

       (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

       (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

     14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to authorize for quotation the shares of Common Stock issuable hereunder on the National Market System of the Nasdaq Stock Market, Inc. upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

     15. (a) Grantee in its sole discretion may, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to Section 7, surrender the Option (together with any Option Shares issued to and then owned by the Holder) to Issuer in exchange for a cash payment equal to the Surrender Price (as defined herein); provided, however, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has previously repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to (i) $45,000,000, plus (ii) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus (iii) if applicable, the excess of (A) the net cash, if any, received by Grantee pursuant to the arm's-length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, over (B) the purchase price paid by Grantee with respect to such Option Shares.

     (b) Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering for such purchase to Issuer, at its principal office, a copy of this Agreement, together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. Within two business days after the surrender of the Option and the Option Shares, if applicable, Issuer shall deliver or cause to be delivered to Grantee the Surrender Price.

     (c) To the extent that the Issuer is prohibited under applicable law or regulation from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver, or cause to be delivered, from time to time, to Grantee, that portion of the Surrender Price that Issuer is not or no longer prohibited from paying, within two business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of Surrender pursuant to Section 15(b) is prohibited under applicable law or regulation from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within two business days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals and any discussions with any relevant regulatory or other third party reasonably related to the same, and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation, the Exercise Termination Event shall be extended to a date six months from the date on which the Exercise Termination Event would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this
  Section 15).

     (d) Grantee shall have rights substantially identical to those set forth in paragraphs (a), (b) and (c) of this Section 15 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

     16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer or Substitute Option Issuer, as the case may be, is not permitted to repurchase pursuant to Section 7 or Section 9, as the case may be, the full number of shares of Common Stock provided in

  Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), or Issuer or Substitute Option Issuer is not permitted to pay the full Surrender Price, it is the express intention of Issuer (which shall be binding on the Substitute Option Issuer) to allow the Holder to acquire or to require Issuer or the Substitute Option Issuer, as the case may be, to repurchase such lesser number of shares, or to pay such portion of the Surrender Price, as may be permissible, without any amendment or modification hereof.

     18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     19. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (except to the extent that mandatory provisions of federal or Tennessee law apply).

     20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     21. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     22. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          National Commerce Bancorporation

                                                   /s/ Thomas M. Garrott
                                          By: _________________________________

                                          CCB Financial Corporation

                                                  /s/ Ernest C. Roessler
                                          By: _________________________________

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

   STOCK OPTION AGREEMENT, dated March 17, 2000, between CCB Financial Corporation, a North Carolina corporation ("Issuer"), and National Commerce Bancorporation, a Tennessee corporation ("Grantee").

                              W I T N E S S E T H:

   WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (the "Agreement"); and

   WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor and for Grantee's entering into the NCB Option Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 7,846,175 fully paid and nonassessable shares of Issuer's Common Stock, par value $5.00 per Share ("Common Stock"), at a price of $39.75 per share (the "Option Price"); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are either
  (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 90 days following such Subsequent Triggering Event. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (provided that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such 12-month period, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The term "Holder" shall mean the holder or holders of the Option.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

       (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the Shareholders of Issuer approve or accept any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean
    (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement, be deemed to be an Acquisition Transaction;

       (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its interest to withdraw or modify, in any manner adverse to Grantee, its recommendation that the Shareholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction;

       (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

       (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its Shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

       (v) After an overture is made by a third party to Issuer or its Shareholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or

       (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

       (i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or

       (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event and/or Subsequent Triggering Event of which it has notice (together, a

  "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

       "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

     It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

       (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this
    Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed, subject to the receipt of applicable regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this
    Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
  (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (S) 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and
  (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or

  Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

     7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

     (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is not so prohibited from delivering, within five business days after the date on which Issuer is not so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

     (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the proviso to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

       (A) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

       (B) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

       (3) "Assigned Value" shall mean the Market/Offer Price, as defined in Section 7.

       (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

     (f) Issuer shall not enter into any transaction described in subsection
  (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute

  Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is not prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is not so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection
  (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute

  Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

     10. The 90-day or 6-month periods for exercise of certain rights under Sections 2, 6, 7, 13 and 15 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise and (iii) during any period in which Grantee is precluded from exercising such rights due to an injunction or other legal restriction, plus in each case such additional period as is reasonably necessary for the exercise of such rights promptly following the obtaining of such approvals or the expiration of such periods.

     11. Issuer hereby represents and warrants to Grantee as follows:

       (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

       (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

       (c) Issuer has taken all action so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Amended and Restated Rights Agreement, dated as of October 1, 1998, between Issuer and Central Carolina Bank and Trust Company, or enable or require the shareholder rights thereunder to be exercised, distributed or triggered.

     12. Grantee hereby represents and warrants to Issuer that:

       (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

       (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

     14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

     15. (a) Grantee may in its sole discretion, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to Section 7, surrender the Option (together with any Option Shares issued to and then owned by the Holder) to Issuer in exchange for a cash payment equal to the Surrender Price (as defined herein); provided, however, the Grantee may not exercise its rights pursuant to this Section 15 if Issuer has previously repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to (i) $45,000,000, plus (ii) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus (iii) if applicable, the excess of (A) the net cash, if any, received by Grantee pursuant to the arm's-length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, over (B) the purchase price paid by Grantee with respect to such Option Shares.

     (b) Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement, together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. Within two business days after the surrender of the Option and the Option Shares, if applicable, Issuer shall deliver or cause to be delivered to Grantee the Surrender Price.

     (c) To the extent that the Issuer is prohibited under applicable law or regulation from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver, or cause to be delivered, from time to time, to Grantee, that portion of the Surrender Price that Issuer is not or no longer prohibited from paying, within two business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to Section 15(b) is prohibited under applicable law or regulation from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within two business days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals and any discussions with any relevant regulatory or other third party reasonably related to the same, and (ii) Grantee may revoke such notice or surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Event shall be extended to a date six months from the date on which the Exercise Termination Event would have occurred if not for the provisions of this
  Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

     (d) Grantee shall have rights substantially identical to those set forth in paragraphs (a), (b) and (c) of this Section 15 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

     16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer or Substitute Option Issuer, as the case may be, is not permitted to repurchase pursuant to Section 7 or Section 9, as the case may be, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), or Issuer or Substitute Option Issuer is not permitted to pay the full amount of the Surrender Price pursuant to Section 15, it is the express intention of Issuer (which shall be binding on the Substitute Option Issuer) to allow the Holder to acquire or to require Issuer or Substitute Option Issuer to repurchase such lesser number of shares, or to require Issuer or Substitute Option Issuer to pay such portion of the Surrender Price, as may be permissible, without any amendment or modification hereof.

     18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     19. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (except to the extent that mandatory provisions of federal or North Carolina law apply).

     20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     21. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     22. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          CCB Financial Corporation

                                                 /s/ Ernest C. Roessler
                                          By: _________________________________

                                          National Commerce Bancorporation

                                                 /s/ Thomas M. Garrott
                                          By: _________________________________

                                                                      APPENDIX D

                    [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON]

March 17, 2000

   The Board of Directors
   National Commerce Bancorporation
   One Commerce Square
   Memphis, TN 38150

Ladies and Gentlemen:

   You have asked us to advise you with respect to the fairness to National Commerce Bancorporation (the "Company") from a financial point of view of the Exchange Ratio (as defined below) pursuant to the terms of the Agreement and Plan of Merger, dated as of March 17, 2000 (the "Agreement"), by and between the Company and CCB Financial Corporation ("CCB"). The Agreement provides for the merger (the "Merger") of CCB with and into the Company with the Company being the surviving corporation of the Merger. Pursuant to the Merger, each outstanding share of common stock, par value $5.00 per share, of CCB will be converted into 2.45 shares of common stock of the Company (the "Exchange Ratio").

   In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and CCB, as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and CCB, and have met with the Company's and CCB's management to discuss the business and prospects of the Company and CCB.

   We have also considered certain financial and stock market data of the Company and CCB, and we have compared those data with similar data for other publicly held companies in businesses similar to those of the Company and CCB and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. We have also relied upon the views of the Company's and CCB's management concerning the business, operational and strategic benefits and implications of the Merger, including financial forecasts provided to us by the Company and CCB relating to the synergistic values and operating cost savings expected to be achieved through the combination of the operations of the Company and CCB.

   In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and CCB's management as to the future financial performance of the Company and CCB and as to the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger.

   You also have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and accounted for as a pooling of interests in accordance with generally accepted accounting principles. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contigent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of the common stock of the Company when issued to CCB's stockholders pursuant to the Merger or the prices at which such stock will trade subsequent to Merger.

   We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

   In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and CCB for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Company from a financial point of view.

                                        Very truly yours,

                                        CREDIT SUISSE FIRST BOSTON CORPORATION

                                                 /s/ P. Olivier Sarkozy
                                        By: ____________________________________
                                                    P. Olivier Sarkozy

                                                                      Appendix E

                                                                        JPMorgan

March 17, 2000

The Board of Directors
CCB Financial Corporation
111 Corcoran Street
Durham, NC 27702-0931

Attention: Ernest C. Roessler
          Chairman, President and CEO

Ladies and Gentlemen:

   You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of CCB Financial Corporation (the "Company") of the consideration proposed to be paid to them in connection with the proposed merger (the "Merger") of the Company with National Commerce Bancorporation (the "Surviving Corporation"). Pursuant to the Agreement and Plan of Merger, dated as of March 17, 2000 (the "Agreement"), among the Company and the Surviving Corporation, stockholders of the Company will receive for each share of Common Stock, par value $5.00 per share, of the Company held by them consideration equal to 2.45 shares of Common Stock, par value $2.00 per share, of the Surviving Corporation (the "Exchange Ratio").

   In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (iv) current and historical market prices of the common stock of the Company and the Surviving Corporation; (v) the audited financial statements of the Company and the Surviving Corporation for the fiscal year ended December 31, 1999 and December 31, 1998; (vi) certain internal financial analyses and forecasts prepared by the Company and the Surviving Corporation and their respective managements; and (vii) the terms of other business combinations that we deemed relevant.

   In addition, we have held discussions with certain members of the management of the Company and the Surviving Corporation with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Surviving Corporation, the financial condition and future prospects and operations of the Company and the Surviving

                                                                        JPMorgan

Corporation, the effects of the Merger on the financial condition and future prospects of the Company and the Surviving Corporation, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

   In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and the Surviving Corporation or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Surviving Corporation to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax and accounting consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

   Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion. We are expressing no opinion herein as to the price at which the Surviving Corporation's stock will trade at any future time. In connection with our engagement, we were not requested to, and did not, solicit third party indications of interest in acquiring all or any portion of the Company.

   We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. We maintain customary banking relationships with the Company and the Surviving Corporation. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of the Company or the Surviving Corporation for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

   On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the Company's stockholders.

                                                                        JPMorgan

   This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

   Very truly yours,

   J.P. MORGAN SECURITIES INC.

   By: /s/ John R. Chrin
    ---------------------
     Name: John R. Chrin
     Title: Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20: Indemnification of Directors and Officers

   The Registrant is a Tennessee corporation. Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act contain detailed provisions on indemnification of directors and officers of a Tennessee corporation.

   The Registrant's Restated Charter (the "Charter"), provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for unlawful distributions under Section 48-18-304 of the Tennessee Business Corporation Act.

   The Registrant's Bylaws (the "Bylaws"), provide that the Registrant shall indemnify any person who is made a party to a suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he, his testator or intestate is or was a director or officer of the Registrant, against amounts paid in settlement and reasonable expenses including attorneys' fees actually and necessarily incurred as a result of such suit or proceeding or any appeal therein to the extent permitted by and in the manner provided by the laws of Tennessee. The Registrant shall indemnify any person made or threatened to be made a party to a suit or proceeding other than by or in the right of any company of any type or kind, domestic or foreign, which any director or officer of the Registrant, by reason of the fact that he, his testator or intestate, was a director or officer of the Registrant or served such other company in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such suit or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the Registrant and, in criminal actions or proceedings, had no reasonable cause to believe that this conduct was unlawful, and to the extent permitted by, and in the manner provided by, the laws of Tennessee.

   The directors and officers of the Registrant are covered by an insurance policy indemnifying them against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

Item 21: Exhibits and Financial Statement Schedules

   An index to Exhibits appears at pages II-5 through II-7 hereof.

Item 22: Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on April 19, 2000.

                                          National Commerce Bancorporation

                                              /s/ Thomas M. Garrott
                                          By: ________________________________
                                               Thomas M. Garrott
                                               Chairman of the Board,
                                                President and
                                               Chief Executive Officer

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lewis E. Holland and Charles A. Neale and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                         Title                 Date
              ---------                         -----                 ----

        /s/ Thomas M. Garrott         Chairman of the Board,     April 19, 2000
  ___________________________________ President and Chief
           Thomas M. Garrott          Executive Officer
                                      (Principal Executive
                                      Officer) and Director

         /s/ Lewis E. Holland         Vice Chairman, Treasurer   April 19, 2000
  ___________________________________ and Chief Financial
           Lewis E. Holland           Officer (Principal
                                      Financial Officer and
                                      Principal Accounting
                                      Officer) and Director

          /s/ Mark A. Wendel          Accounting Officer         April 19, 2000
  ___________________________________ (Principal Accounting
            Mark A. Wendel            Officer)

       /s/ William R. Reed, Jr.       Vice Chairman and          April 19, 2000
  ___________________________________ Director
         William R. Reed, Jr.

       /s/ Frank G. Barton, Jr.       Director                   April 19, 2000
  ___________________________________
         Frank G. Barton, Jr.

      /s/ Bruce E. Campbell, Jr.      Director                   April 19, 2000
  ___________________________________
        Bruce E. Campbell, Jr.


              Signature                 Title         Date
              ---------                 -----         ----

       /s/ John D. Canale, III        Director   April 19, 2000
  ___________________________________
          John D. Canale, III

     /s/ James H. Daughdrill, Jr.     Director   April 19, 2000
  ___________________________________
       James H. Daughdrill, Jr.

    /s/ Thomas C. Farnsworth, Jr.     Director   April 19, 2000
  ___________________________________
       Thomas C. Farnsworth, Jr.

                                      Director
  ___________________________________
            R. Lee Jenkins

                                      Director
  ___________________________________
         W. Neely Mallory, Jr.

                                      Director
  ___________________________________
         James E. McGehee, Jr.

     /s/ Phillip H. McNeill, Sr.      Director   April 19, 2000
  ___________________________________
        Phillip H. McNeill, Sr.

      /s/ Harry J. Phillips, Sr.      Director   April 19, 2000
  ___________________________________
        Harry J. Phillips, Sr.

                                      Director
  ___________________________________
           J. Bradbury Reed

         /s/ G. Mark Thompson         Director   April 19, 2000
  ___________________________________
           G. Mark Thompson

      /s/ R. Grattan Brown, Jr.       Director   April 19, 2000
  ___________________________________
         R. Grattan Brown, Jr.

                               INDEX TO EXHIBITS

 Exhibit
 Number                          Description of Exhibits
 -------                         -----------------------
   2.1   Agreement and Plan of Merger by and between CCB Financial Corporation and National Commerce Bancorporation dated as of March 17, 2000 (filed as Appendix A to the Joint Proxy Statement/ Prospectus contained in this Registration Statement).

   3.1   Charter of National Commerce Bancorporation as amended and restated
         (filed as Exhibit 3.1 to the Registrant's Form 10-K for the year ended
         December 31, 1996 and incorporated herein by reference).

   3.2   Bylaws of National Commerce Bancorporation as amended (filed as
         Exhibit 3.2 to the Registrant's Form 10-K for the year ended December
         31, 1995 and incorporated herein by reference).

   4.1   Specimen Stock Certificate filed as Exhibit 4.1 to the Registrant's
         Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

   4.2   Stock Option Agreement between CCB Financial Corporation and National
         Commerce Bancorporation dated March 17, 2000 (filed as Appendix B to the Joint Proxy Statement/Prospectus contained in this Registration
         Statement).

   4.3   Stock Option Agreement between National Commerce Bancorporation and
         CCB Financial Corporation dated March 17, 2000 (filed as Appendix C to the Joint Proxy Statement/Prospectus contained in this Registration
         Statement).

   5.1 Opinion of Bass, Berry & Sims PLC, counsel to the Registrant, as to the validity of the shares of the Registrant's Common Stock.

   8.1 Opinion of Wachtell, Lipton, Rosen & Katz, as to certain federal income tax consequences of the Merger.

  10.1 Form of Promissory Notes of NBC payable to The Mallory Partners (filed as Exhibit 10.1 to the Registrant's Form 10-K for the year ended
         December 31, 1987 and incorporated herein by reference).
  10.2 Employment Agreement dated as of January 1, 1992, by and between National Bank of Commerce and William R. Reed, Jr. (filed as Exhibit
         10.8 to the Registrant's Form 10-K for the year ended December 31, 1992 and incorporated herein by reference).

  10.3 Employment Agreement dated as of September 1, 1993, by and between National Bank of Commerce and Thomas M. Garrott (filed as Exhibit 10.9 to the Registrant's Form 10-K for the year ended December 31, 1994 and incorporated herein by reference).

  10.4 Employment Agreement dated as of September 1, 1993, by and between National Bank of Commerce and Gary L. Lazarini (filed as Exhibit 10.10 to the Registrant's Form 10-K for the year ended December 31, 1994 and incorporated herein by reference).

  10.5 Employment Agreement dated as of September 1, 1993, by and between National Bank of Commerce and Mackie H. Gober (filed as Exhibit 10.11 to the Registrant's Form 10-K for the year ended December 31, 1994 and incorporated herein by reference).

  10.6   Deferred Compensation Agreement dated as of December 1, 1983, for
         Thomas M. Garrott (filed as Exhibit 10c(2) to the Registrant's Form
         10-K for the year ended December 31, 1984 and incorporated herein by reference).

  10.7   Employment Agreement dated as of July 1, 1994, by and between National
         Bank of Commerce and Lewis E. Holland (filed as Exhibit 10.14 to the
         Registrant's Form 10-K for the year ended December 31, 1994 and incorporated herein by reference).

  10.8   First Amendment to Agreement Respecting Employment dated July 27,
         1998, by and between National Commerce Bancorporation, National Bank of Commerce, and William R. Reed, Jr. (filed as Exhibit 10.8 to the
         Registrant's Form 10-K for the year ended December 31, 1998 and incorporated herein by reference).


 Exhibit
 Number                          Description of Exhibits
 -------                         -----------------------
  10.9   First Amendment to Agreement Respecting Employment dated July 27,
         1998, by and between National Commerce Bancorporation, National Bank of Commerce, and Thomas M. Garrott (filed as Exhibit 10.9 to the
         Registrant's Form 10-K for the year ended December 31, 1998 and incorporated herein by reference).

  10.10  First Amendment to Agreement Respecting Employment dated July 27,
         1998, by and between National Commerce Bancorporation, National Bank of Commerce, and Gary L. Lazarini (filed as Exhibit 10.10 to the
         Registrant's Form 10-K for the year ended December 31, 1998 and incorporated herein by reference).

  10.11  First Amendment to Agreement Respecting Employment dated July 27,
         1998, by and between National Commerce Bancorporation, National Bank of Commerce, and Mackie H. Gober (filed as Exhibit 10.11 to the
         Registrant's Form 10-K for the year ended December 31, 1998 and incorporated herein by reference).

  10.12  First Amendment to Agreement Respecting Employment dated July 27,
         1998, by and between National Commerce Bancorporation, National Bank of Commerce, and Lewis Holland (filed as Exhibit 10.12 to the
         Registrant's Form 10-K for the year ended December 31, 1998 and incorporated herein by reference).

  10.13 Employment Agreement dated as of August 17, 1998 by and between National Commerce Bancorporation, National Bank of Commerce, and David
         T. Popwell (filed as Exhibit 10.13 to the Registrant's Form 10-K for the year ended December 31, 1998 and incorporated herein by reference).

  10.14  Split Dollar Insurance Plan (filed as Exhibit 10c(3) to the
         Registrant's Form 10-K for the year ended December 31, 1984 and incorporated herein by reference).

  10.15  Bonus Incentive Plan (filed as Exhibit 10c(1) to the Registrant's Form
         10-K for the year ended December 31, 1980 and incorporated herein by reference).

  10.16  1990 Stock Plan (filed as Exhibit A to the Registrant's Proxy
         Statement for the 1990 Annual Special Meeting of Shareholders and incorporated herein by reference).

  10.17  1994 Stock Plan (filed as Exhibit A to the Registrant's Proxy
         Statement for the 1994 Annual Special Meeting of Shareholders and incorporated herein by reference).

  10.18  Resolution authorizing Pension Restoration Plan (filed as Exhibit
         10(c)(7) to the Registrant's Form 10-K for the year ended December 31, 1986 and incorporated herein by reference).

  10.19 Amendment No. 1, National Commerce Bancorporation 1994 Stock Plan, as amended and restated, effective as of November 1, 1996 (filed as Exhibit 10.17 to the Registrant's Form 10-K for the year ended
         December 31, 1998 and incorporated herein by reference).

  10.20  National Commerce Bancorporation Deferred Compensation Plan effective
         January 1, 1999 (filed as Exhibit 10.19 to the Registrant's Form 10-K for the year ended December 31, 1998 and incorporated herein by reference).

  21.1   Subsidiaries of the Registrant.

  23.1   Consent of Ernst & Young LLP.

  23.2   Consent of KPMG LLP.

  23.3   Consent of Bass, Berry & Sims PLC (included in the opinion filed as
         Exhibit 5.1).

  23.4 Consent of Wachtell, Lipton, Rosen & Katz (included in the opinion filed as Exhibit 8.1).

  23.5   Consent of Credit Suisse First Boston Corporation.

  23.6 Consent of J. P. Morgan Securities, Inc. (included in the opinion attached as Appendix E to the Joint Proxy Statement/Prospectus contained in this Registration Statement)

  99.1   Form of CCB Financial Corporation Proxy.

  99.2   Form of National Commerce Bancorporation Proxy